================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))

                              VENTURE SEISMIC LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its Charter)

--------------------------------------------------------------------------------
      (Name of person(s) filing Proxy Statement, if other than Registrant)

Payment of filing fee (check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Common Shares, no par value

    (2) Aggregate number of securities to which transaction applies: 2,080,000

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined: $7.625 per share, calculated in accordance with the average of the high and low closing price of the Common Shares, as reported by Nasdaq, on June 8, 1998.

    (4) Proposed maximum aggregate value of transaction: $15,860,000

    (5) Total fee paid: $3,172

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------
    (2) Form, schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              VENTURE SEISMIC LTD.
                              3110 80TH AVENUE, SE
                            CALGARY, ALBERTA T2C 1J3
                                     CANADA

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 20, 1998

Dear Shareholders of Venture Seismic Ltd.:

        You are cordially invited to attend a Special Meeting of Shareholders of Venture Seismic Ltd., an Alberta, Canada corporation ("Venture"), to be held at 10:00 a.m., local time, on July 20, 1998, at 3100, 324 -- 8th Avenue S.W.,
Calgary, Alberta, Canada, T2P 2Z2 (together with any adjournments and postponements thereof, the "Meeting"), at which shareholders of record (the "Venture Holders") as of the close of business on June 19, 1998 (the "Record Date") of Venture's outstanding common shares, no par value (the "Venture Common Shares"), will be asked to consider and vote upon the approval and adoption of a Securities Purchase Agreement (the "Purchase Agreement"), dated as of March 27, 1998, by and among Venture, Continental Holdings Ltd., an Alberta, Canada corporation ("Continental") and the holders ("Continental Holders") of all of the outstanding capital stock of Continental (the "Continental Capital Stock") pursuant to which, among other things, Venture would acquire all of the Continental Capital Stock (the "Acquisition").

        In the Acquisition, Venture will acquire the Continental Capital Stock (including Class B Common Shares, no par value per share (the "Continental Common Shares"), and Class C, Series I Preferred Shares, no par value per share (the "Continental Preferred Shares"), which is collectively referred to herein as "Continental Capital Stock"), in exchange for consideration payable by Venture to the Continental Holders on the closing (the "Closing") of an aggregate of (i) $500,000 (the "Closing Cash Installment"); (ii) negotiable promissory notes (the "Notes") in the aggregate principal amount of $1,000,000, due and payable on or before January 1, 1999, bearing interest at the prime rate of the Royal Bank of Canada (Calgary) ("Royal Bank") plus 1% (the "Note Installment" and together with the Closing Cash Installment, the "Cash Consideration") and (iii) 2,080,000 Venture Common Shares (each, an "Acquisition Common Share" and collectively, the "Share Consideration" and together with the Cash Consideration, the "Purchase Price"). The closing sales price of Venture Common Shares on June 19, 1998, was $6.625, as reported by the Nasdaq Stock Market.

        In connection with the Acquisition, (i) in April 1998, Venture loaned Continental $4,000,000 (the "Venture Advance") to assist in equipping and refurbishing (the "Refurbishment") a second marine seismic data acquisition vessel which Continental has agreed in principle to lease; (ii) in December 1997, Continental (a) declared management bonuses aggregating $721,500 (the "Management Bonuses") to be paid to certain Continental Holders on or before June 25, 1998; and (b) called for redemption, and paid to one Continental Holder (who is proposed to be a director of Venture), $524,000 (including the issuance of a $489,000 note to be paid the earlier of (i) June 25, 1998 or (ii) the Closing) for the redemption (the "Preferred Share Redemption," and together with the Management Bonuses, the "Bonus Transactions") of, all of its outstanding Class C, Series II Preferred Shares, no par value (the "Redeemed Shares"), and
(iii) in June 1998, Continental accepted an offer to finance from a third party for a term loan of approximately $3,100,000 (the "Titan Loan"), the net proceeds of which will be used to fund a portion of the Refurbishment, for which Venture has agreed to replace certain Continental Holders as a guarantor, upon consummation, if ever, of the Acquisition.

        The Board of Directors of Venture (the "Venture Board") has unanimously determined that the Acquisition is fair to and in the best interests of the Venture Holders and recommends that Venture Holders vote for approval of the Purchase Agreement. See "Proposal No. 1 - The Acquisition - Recommendation of the Venture Board" for a discussion of the factors considered by the Venture Board. As of June 19, 1998 the directors and executive officers of Venture and their affiliates have the right to vote, in the aggregate, 928,779 Venture Common Shares (approximately 20% of the outstanding Venture Common Shares). Venture's directors and executive officers have advised that they intend to vote their Venture Common Shares for approval of the Purchase Agreement. See "Voting and Proxy Information" and "Certain Information Regarding Venture - Principal Shareholders".

        A copy of the Purchase Agreement (without exhibits or schedules) is attached to the accompanying Proxy Statement as Annex A. The Proxy Statement forms a part of this Notice.

        Venture Holders are also being asked to consider and vote upon the following matters (the "Other Special Meeting Matters"): (i) to fix the number of members of the Venture Board until the next annual meeting of shareholders at six (6); (ii) to elect a nominee of the Continental Holders as an additional director to the Venture Board; (iii) to approve an amendment to Venture's 1995 Stock Option Plan, as amended (the "1995 Plan"), to increase the number of Venture Common Shares reserved for issuance thereunder from 450,000 to 750,000; and (iv) to act upon any other matter as may properly come before the Meeting or any adjournment thereof.

        Only Venture Holders of record at the close of business on June 19, 1998 are entitled to notice of and to vote at the Meeting or any postponements or adjournments thereof. The stock transfer books of Venture will not be closed.

        All Venture Holders, whether or not they expect to attend the Meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). The proxy of a Venture Holder will be revocable, either in writing or by voting in person at the Meeting, at any time prior to its exercise. See "Revocation of Proxies."

        The enclosed Proxy Statement should be consulted for further details on the matters to be acted upon.

               DATED at Calgary, Alberta, this 23rd day of June, 1998.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) BRIAN W.  KOZUN, CHAIRMAN

IMPORTANT

Proxies, to be valid, must be deposited at the office of American Stock Transfer & Trust Company, 40 Wall Street, New York, New York, 10005, not less than 48 hours, excluding Saturdays and holidays, preceding the Meeting or adjournment of the Meeting.

June 23, 1998

                              VENTURE SEISMIC LTD.


                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF SHAREHOLDERS

                    SPECIAL MEETING TO BE HELD JULY 20, 1998

        THIS PROXY STATEMENT (THE "PROXY STATEMENT") IS BEING FURNISHED TO THE SHAREHOLDERS OF RECORD AS OF JUNE 19, 1998 (THE "RECORD DATE") OF VENTURE SEISMIC LTD., AN ALBERTA, CANADA CORPORATION ("VENTURE"), IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF VENTURE (THE "VENTURE BOARD") FROM HOLDERS (THE "VENTURE HOLDERS") OF VENTURE'S OUTSTANDING COMMON SHARES, NO PAR VALUE PER SHARE (THE "VENTURE COMMON SHARES"), FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS (TOGETHER WITH ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF, THE "MEETING"). At the Meeting, the Venture Holders will be asked to consider and vote upon a proposal to approve that certain Securities Purchase Agreement (the "Purchase Agreement"), dated as of March 27, 1998 (as the same may be amended, supplemented or modified) by and among Venture, Continental Holdings Ltd., an Alberta, Canada corporation ("Continental") and the shareholders (the "Continental Holders") of all of the outstanding capital stock of Continental (the "Continental Capital Stock"), providing for the proposed acquisition (the "Acquisition") by Venture of all of the Continental Capital Stock in exchange for consideration payable by Venture to the Continental Holders on the closing (the "Closing") of an aggregate of (i) (a) $500,000 (the "Closing Cash Installment") and (b) negotiable promissory notes (the "Notes") in the aggregate principal amount of $1,000,000, due and payable on or before January 1, 1999, bearing interest at the prime rate of the Royal Bank of Canada (Calgary) ("Royal Bank") plus 1% (the "Note Installment," and together with the Closing Cash Installment, the "Cash Consideration") and (ii) 2,080,000 Venture Common Shares (each, an "Acquisition Common Share" and collectively, the "Share Consideration" and together with the Cash Consideration, the "Purchase Price"). The closing sales price of Venture Common Shares on June 19, 1998, was $6.625, as reported by the Nasdaq Stock Market ("Nasdaq").

        In connection with the Acquisition, (i) in April 1998, Venture loaned Continental $4,000,000 (the "Venture Advance") to assist in equipping and refurbishing (the "Refurbishment") a second marine seismic data acquisition vessel which Continental has agreed in principle to lease; (ii) in December 1997, Continental (a) declared management bonuses aggregating $721,500 (the "Management Bonuses") to be paid to certain Continental Holders on or before June 25, 1998; and (b) called for redemption and paid to one Continental Holder (who is proposed to be a director of Venture), $524,000 (including the issuance of a $489,000 note to be paid the earlier of (i) June 25, 1998 or (ii) the Closing) for the redemption (the "Preferred Share Redemption," and together with the Management Bonuses, the "Bonus Transactions") of all of its outstanding Class C, Series II Preferred Shares, no par value (the "Redeemed Shares") and
(iii) in June 1998, Continental accepted an offer to finance from a third party for a term loan of approximately $3,100,000 (the "Titan Loan"), the net proceeds of which will be used to fund a portion of the Refurbishment, for which Venture has agreed to replace certain Continental Holders as a guarantor, upon consummation, if ever, of the Acquisition. A copy of the Purchase Agreement (without exhibits or schedules) is attached hereto as Annex A and incorporated herein by reference.

        Venture Holders are also being asked to consider and vote upon the following matters (the "Other Special Meeting Matters"): (i) to fix the number of members of the Venture Board until the next annual meeting of shareholders at six (6); (ii) to elect a nominee of the Continental Holders as an additional director to the Venture Board; (iii) to approve an amendment to Venture's 1995 Stock Option Plan, as amended (the "1995 Plan"), to increase the number of Venture Common Shares reserved for issuance thereunder from 450,000 to 750,000; and (iv) to act upon any other matter as may properly come before the Meeting or any adjournment thereof.

        This Proxy Statement has been filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Risk Factors" beginning on page 17 for a discussion of certain factors to be considered by Venture Holders in connection with their vote.

        Upon the Closing, the number of Acquisition Common Shares to be issued to each of the five Continental Holders will equal the product of the Share Consideration multiplied by the percentage (the "Applicable Percentage") of Continental Capital Stock held by each such Continental Holder. After the Acquisition, the Continental Holders will own in the aggregate 2,080,000 Venture Common Shares or approximately 31% of the outstanding Venture Common Shares, based on the number of Venture Common Shares outstanding on the Record Date. The percentage of the Closing Cash Installment and the Note Installment to be paid to each Continental Holder will equal the product obtained by multiplying each such installment by the Applicable Percentage for such Continental Holder.

        The Venture Common Shares are listed on Nasdaq under the symbol "VSEIF". As of February 17, 1998, the date immediately preceding the date of the announcement of the Letter of Intent, as amended, the closing sales price of Venture's Common Shares was $6.00. As of March 27, 1998, the first business date immediately prior to the date of the announcement of the execution of the Purchase Agreement, the closing sales price of Venture's Common Shares was $7.0625. On June 19, 1998, the closing sales price of Venture Common Shares as reported by Nasdaq was $6.625.

        AFTER CAREFUL CONSIDERATION, THE VENTURE BOARD HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION IS FAIR TO AND IN THE BEST INTERESTS OF THE VENTURE HOLDERS AND RECOMMENDS THAT THEY VOTE THEIR VENTURE COMMON SHARES FOR APPROVAL OF THE PURCHASE AGREEMENT.

        The Purchase Agreement may be terminated by Venture or Continental under certain conditions, as set forth under "Proposal No. 1 -- The Acquisition -- Purchase Agreement -- Termination".

                              CURRENCY TRANSLATION

        Venture has selected United States dollars as its currency for financial reporting and display purposes. Continental uses United States dollars as its functional (measurement) currency for financial reporting and display purposes. This Proxy Statement contains the translation of certain Canadian dollar amounts into United States dollars. These translations should not be construed as representations that the United States dollars actually represent Canadian dollar amounts or could be converted into Canadian dollars at the rate indicated.

        NEITHER THE ACQUISITION NOR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE ACQUISITION HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Proxy Statement is being first mailed to Venture Holders on or about June 19, 1998.

                                VOTING OF PROXIES

        All Venture Common Shares represented at the Meeting by properly executed proxies will be voted and where a choice with respect to any matter to be acted upon has been specified in the instrument of proxy, the Venture Common Shares represented by the proxy will be voted in accordance with such specifications. IN THE ABSENCE OF ANY SUCH SPECIFICATIONS, THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, WILL VOTE IN FAVOR OF ALL THE MATTERS SET OUT HEREIN, INCLUDING THE APPROVAL OF THE PURCHASE AGREEMENT, FIXING THE NUMBER OF MEMBERS OF THE VENTURE BOARD AT SIX(6), THE ELECTION OF THE NOMINEE SET FORTH UNDER THE CAPTION "ELECTION OF DIRECTOR", AND THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN, AS AMENDED.

        THE ENCLOSED INSTRUMENT OF PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE MANAGEMENT DESIGNEES, OR OTHER PERSONS NAMED AS PROXY, WITH RESPECT TO AMENDMENTS TO OR VARIATIONS OF MATTERS IDENTIFIED IN THE NOTICE OF MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. AT THE DATE OF THIS PROXY STATEMENT, VENTURE IS NOT AWARE OF ANY AMENDMENTS TO, OR VARIATIONS OF, OR OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. IN THE EVENT THAT OTHER MATTERS COME BEFORE THE MEETING, THEN THE MANAGEMENT DESIGNEES INTEND TO VOTE IN ACCORDANCE WITH THE JUDGMENT OF THE MANAGEMENT OF VENTURE.

        Proxies, to be valid, must be deposited at the offices of American Stock Transfer & Trust Company, 40 Wall Street, New York, New York, 10005 not less than 48 hours, excluding Saturdays and statutory holidays, preceding the Meeting or an adjournment of the Meeting.

        Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

                              APPOINTMENT OF PROXY

        A VENTURE HOLDER HAS THE RIGHT TO DESIGNATE A PERSON (WHO NEED NOT
BE A VENTURE HOLDER) OTHER THAN BRIAN W.  KOZUN AND P.  DANIEL MCARTHUR,
THE MANAGEMENT DESIGNEES, TO ATTEND AND ACT FOR HIM AT THE MEETING. Such right may be exercised by inserting in the blank space provided on the instrument of proxy, the name of the person to be designated and deleting therefrom, the names of the management designees, or by completing another proper instrument of proxy and, in either case, depositing the instrument of proxy at the offices of American Stock Transfer & Trust Company, 40 Wall Street, New York, New York, 10005 not less than 48 hours, excluding Saturdays and statutory holidays, preceding the Meeting or adjournment of the Meeting.

                              REVOCATION OF PROXIES

        A Venture Holder who has given a proxy may revoke it as to any matter upon which a vote has not already been cast pursuant to the authority conferred by the proxy.

        A Venture Holder may revoke a proxy by depositing an instrument in writing, executed by him or his attorney authorized in writing:

               (a) at the offices of American Stock Transfer & Trust Company, 40 Wall Street, New York, New York, 10005 at any time, not less than 48 hours, excluding Saturdays and statutory holidays, preceding the Meeting or adjournment of the Meeting at which the proxy is to be used;

               (b) at the registered office of Venture, 3100, 324 -- 8th Avenue S.W., Calgary, Alberta, T2P 2Z2, at any time up to and including the last business day preceding the day of the Meeting at which the proxy is to be used; or

                (c) with the Chairman of the Meeting on the day of the Meeting or an adjournment of the Meeting.

        In addition, a proxy may be revoked by the Venture Holder executing another form of proxy bearing a later date and depositing same at the offices of the registrar and transfer agent of Venture within the time period set out under the heading "Voting of Proxies", or by the Venture Holder personally attending the Meeting and voting his Venture Common Shares.

                              AVAILABLE INFORMATION

        Venture is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements, and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by Venture with the SEC pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the SEC located at the 14th Floor, 75 Park Place, New York, New York 10007, and Room 3190, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may also be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Reports, proxy statements and other information concerning Venture may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        Continental is not subject to the reporting requirements of the Exchange Act.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VENTURE OR CONTINENTAL. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

        This Proxy Statement contains trademarks of Venture and Continental, as well as trademarks of other companies.


                                       TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

GLOSSARY OF TERMS............................................................................1

SUMMARY......................................................................................4
    The Parties..............................................................................4
    The Meeting; Purpose of the Meeting......................................................4
    Principal Terms of the Acquisition.......................................................5
    Related Transactions.....................................................................6
    Background of the Acquisition............................................................8
    Recommendation of the Venture Board......................................................8
    Board of Directors and Management of Venture After the Acquisition.......................8
    Interests of Certain Persons in the Merger...............................................8
    Conditions to Consummation of the Acquisition............................................8
    Closing of the Acquisition...............................................................9
    Termination..............................................................................9
    Certain Canadian Income Tax Consequences.................................................9
    Accounting Treatment.....................................................................9
    Independent Auditors.....................................................................9
    Regulatory Approvals.....................................................................9
    Market Prices and Dividend Policies.....................................................10
    Comparative Per Share Data..............................................................11
    Selected Historical and Unaudited Pro Forma Consolidated Financial Data.................12

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA....................................16

NOTE REGARDING FORWARD-LOOKING STATEMENTS...................................................17

RISK FACTORS................................................................................17

INTRODUCTION................................................................................24

VOTING AND PROXY INFORMATION................................................................25

PROPOSAL NO. 1 THE ACQUISITION..............................................................26
    General.................................................................................26
    Background of the Acquisition...........................................................26
    Recommendations of the Venture Board....................................................29
    The Purchase Agreement..................................................................31
    Certain Canadian Income Tax Consequences................................................42
    Accounting Treatment....................................................................43
    Restrictions on Resales of Venture Common Shares........................................43
    Interests of Certain Persons in the Acquisition.........................................43
    Regulatory and Other Legal Matters......................................................45
    Other Agreements........................................................................45

                                                  -i-


PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).....................................47

CERTAIN INFORMATION REGARDING VENTURE.......................................................53
    Summary.................................................................................53
    Overview................................................................................54
    Seismic Operations......................................................................54
    Contracts and Significant Customers.....................................................55

    Marketing; Growth Strategy..............................................................57
    Competition.............................................................................57
    Operating Hazards and Insurance.........................................................58
    Government Regulation and Environmental Compliance......................................58
    Weather, Productivity and Seasonality of Operations.....................................58
    Equipment Acquisition and Suppliers.....................................................59
    Employees...............................................................................59
    Executive Officers......................................................................59
    Principal Shareholders .................................................................61
    Executive Compensation..................................................................62
    Properties..............................................................................63
    Legal Proceedings.......................................................................63
    Market for Venture Common Shares........................................................64
    Management's Discussion and Analysis of Financial Condition and Results of Operations...66
    Recent Developments.....................................................................67
    Continental Acquisition.................................................................67
    Quarterly Fluctuations..................................................................68

CERTAIN INFORMATION REGARDING CONTINENTAL...................................................76
    Summary.................................................................................76
    Industry Overview.......................................................................76
    Company Overview........................................................................77
    Marketing and Principal Customers.......................................................78
    Pacific Titan...........................................................................78
    Non-exclusive Surveys...................................................................79
    Competition.............................................................................80
    Operating Hazards and Insurance.........................................................80
    Government Regulation and Environmental Compliance......................................81
    Equipment Acquisition and Suppliers.....................................................81
    Executive Officers......................................................................81
    Employees...............................................................................82
    Properties..............................................................................83
    Legal Proceeding........................................................................83
    Market for Common Shares................................................................83
    Management's Discussion and Analysis of Financial Condition and Results of Operations...84

PROPOSAL NO. 2 ELECTION OF DIRECTOR.........................................................89
    Meetings of the Venture Board...........................................................90
    Compensation of the Venture Board.......................................................91
    Certain Relationships and Related Transactions..........................................91
    Indebtedness of Directors and Officers..................................................91


PROPOSAL NO. 3 AMENDMENT TO THE 1995 STOCK OPTION PLAN, AS AMENDED..........................92
    General.................................................................................92
    Options.................................................................................92
    Directors' Options......................................................................94
    Participation in the 1995 Plan..........................................................94

DEADLINE FOR PROPOSALS OF VENTURE HOLDERS...................................................95

OTHER MATTERS...............................................................................95

INDEPENDENT AUDITORS........................................................................95

GENERAL.....................................................................................95

INDEX TO FINANCIAL STATEMENTS..............................................................F-1

ANNEX A
SECURITIES PURCHASE AGREEMENT

ANNEX B
1995 STOCK OPTION PLAN, AS AMENDED

ANNEX C
VENTURE SEISMIC LTD. INSTRUMENT OF PROXY


                                                  -iii-

                                GLOSSARY OF TERMS

    Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in this Proxy Statement.

    "Acquisition" means the proposed purchase by Venture of the Continental Capital Stock, pursuant to the terms of the Purchase Agreement.

    "Acquisition Common Shares" means the Venture Common Shares to be issued to Continental Holders as Share Consideration.

    "Applicable Percentage" means the percentage of Continental Capital Stock held by a Continental Holder.

    "Bonus Transactions" means the Management Bonus and the Preferred Share Redemption.

    "Boone" means Boone Geophysical, Inc., a Texas corporation and wholly-owned subsidiary of Venture.

    "(Canadian)" or "(Cdn)" means Canadian dollars.

    "Cash Consideration" means the Closing Cash Installment and the Note Installment.

    "Closing" means the closing of the Acquisition, including the execution and delivery of the documents required to effectuate the Contemplated Transactions and the closing of the Contemplated Transactions.

    "Closing Cash Installment" means an aggregate of $500,000 of cash payments at Closing to Continental Holders.

    "Closing Date" means the later of three business days following receipt of Shareholder Approval of the Purchase Agreement or whichever day the Parties may agree.

    "Contemplated Transactions" means the transactions contemplated by the Purchase Agreement, including the Acquisition.

    "Continental" means Continental Holdings Ltd., an Alberta, Canada corporation.

    "Continental Capital Stock" means all issued and outstanding capital stock of Continental on the Closing Date, including 502 Continental Common Shares and 538 Continental Preferred Shares.

    "Continental Holders" means the holders of the Continental Capital Stock.

    "Continental Common Shares" means Class B Common Shares, no par value, of Continental.

    "Continental Preferred Shares" means Class C Series I Preferred Shares, no par value, of Continental.
                                      -1-

    "Credit Agreement" means the agreement between Venture and Continental, entered into simultaneously and in connection with the Purchase Agreement, pursuant to which Venture advanced to Continental the Venture Advance in the aggregate principal amount of $4,000,000.

    "Employees" means each of Mr. Leslie Stinn and Roy Self.

    "Employment Agreements" means the employment agreements between Continental and each of Mr. Leslie Stinn and Roy Self, entered into simultaneously with the execution of the Purchase Agreement.

    "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "GAAP" means generally accepted accounting principles.

    "Hydrokinetic" means Hydrokinetic Surveys of Canada Ltd., an Alberta, Canada corporation and a wholly-owned subsidiary of Venture.

    "Management Bonuses" means bonuses of an aggregate of approximately $721,500 declared by Continental in December 1997 to be paid to certain members of management of Continental, each of whom is a Continental Holder, on or before June 25, 1998.

    "Meeting" means the Special Meeting of Shareholders of Venture, to be held with respect to, among other things, approval by the Venture Holders of the Purchase Agreement.

    "Nasdaq" means the National Market segment of the Nasdaq Stock Market.

    "Note Installment" means the portion of the Cash Installment of the Purchase Price represented by the Notes.

    "Notes" means the negotiable interest-bearing promissory notes due and payable on or before January 1, 1999 and bearing interest at the prime rate of the Royal Bank plus 1%, to be issued to Continental Holders at Closing, representing the Note Installment.

    "1995 Plan" means the 1995 Stock Option Plan, as amended, of Venture.

    "Parties" means Venture, Continental and the Continental Holders.

    "Preferred Share Redemption" means the redemption by Continental in December 1997 of the Redeemed Shares, all held by one Continental Holder (who is proposed to be a director of Venture), for an aggregate of approximately $524,000, including the payment of approximately $35,000 in cash and $489,000 represented by a non-interest bearing note with no fixed terms of repayment; although, pursuant to the terms of the Purchase Agreement, Continental has agreed to pay the note by the earlier of (i) June 25, 1998 or (ii) the Closing.

    "Proxy Statement" means this Proxy Statement relating to the Meeting.

    "Purchase Agreement" means the Securities Purchase Agreement dated as of March 27, 1998, by and among Venture, Continental and the Continental Holders.

    "Purchase Price" means the Cash Consideration plus the Share Consideration.

    "Record Date" means June 19, 1998.

    "Redeemed Shares" means the 748 Class C Series II Preferred Shares of Continental, which were redeemed pursuant to the Preferred Share Redemption in December 1997.

    "Refurbishment" means the outfitting and refurbishing, at an estimated cost of approximately $13,500,000, of the Pacific Titan, a marine seismic vessel for which Continental has entered into an agreement in principle to lease.

    "Royal Bank" means the Royal Bank of Canada in Calgary, Alberta.

    "SEC" means the United States Securities and Exchange Commission.

    "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Security Agreement" means the General Security Agreement, dated March 27, 1998, between Venture and Continental relating to the Venture Advance.

    "Share Consideration" means the Acquisition Common Shares to be issued to Continental Holders on the Closing Date.

    "Shareholder Approval" means, assuming a quorum is present, approval of a measure by the affirmative vote of a simple majority of Venture Common Shares voting in person or by proxy.

    "Titan Loan" means the term loan of approximately $3,100,000 principal amount, with respect to which Continental has accepted an offer to finance from a third party, and the net proceeds of which are to be used to finance a portion of the Refurbishment. The Titan Loan would be for a period of five years commencing from the date of funding and would be payable in twenty quarterly installments of approximately $200,000 (including principal and interest), bearing interest at a rate of 8.75%.

    "Venture" means Venture Seismic Ltd., an Alberta, Canada corporation.

    "Venture Advance" means the advance of $4,000,000 by Venture to Continental, pursuant to the terms of the Credit Agreement.

    "Venture Common Shares" means the common shares, no par value, of Venture.

    "Venture Holders" means the holders of issued and outstanding Venture Common Shares.

                                     SUMMARY

        The following is a brief summary of certain information contained elsewhere in this Proxy Statement. The summary is not intended to be a complete statement of all material features of the Acquisition and related transactions and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and the Annexes attached hereto, including the Purchase Agreement (without schedules or exhibits), which is incorporated by reference herein. Venture Holders should read all such information in its entirety.

THE PARTIES

        Venture was incorporated under the laws of Alberta, Canada in 1984. Venture is engaged primarily in the acquisition of land and water-based seismic data for use in the exploration for and development and field management of oil and natural gas reserves. Venture acquires both traditional two-dimensional ("2D") and three-dimensional ("3D") seismic data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. Acquisition of seismic data, a principal technique used in oil and gas exploration to determine geological conditions, involves using either explosives, vibroseis (vibrations) or airguns to generate and transmit acoustic energy downward into the earth and subsequently capturing and recording the information which is reflected back toward the surface by the various intervening geological layers. Except as otherwise indicated, "Venture" refers collectively to Venture and its wholly-owned subsidiaries, Boone and Hydrokinetic. The principal executive office of Venture is located at 3110 80th Avenue, SE, Calgary, Alberta, Canada T2C 1J3, and its telephone number at that address is (403) 777-9070. See "Certain Information Regarding Venture".

        Continental was incorporated under the laws of Alberta, Canada in 1957, and is a privately held marine seismic data acquisition company, based in Calgary, which leases and operates one marine seismic vessel (the "SV Calgary") to conduct 2D seismic surveys. Since 1987, Continental has been engaged primarily in performing offshore seismic surveys to acquire seismic data on possible oil and gas reserves for its customers. Continental also performs surveys, as a joint venture or independently, on a non-exclusive basis, for sale to multiple parties. Continental has completed seismic surveys in the Persian Gulf, the North Sea, the Falkland Islands area, the Mediterranean and off the coasts of West Africa and Norway. Continental has entered into an agreement in principle to lease a second marine vessel (the "Pacific Titan"), for a five year period commencing February 1998, at an annual cost of $2,700,000 increasing to $3,100,000 by the final year of the lease (the "Lease Payments"). The Pacific Titan, which is being refurbished and outfitted with certain capital improvements (the "Refurbishment") at a cost estimated, as of June 19, 1998, to be approximately $13,500,000 (in addition to the Lease Payments), is scheduled to be ready for deployment in July 1998. Continental currently anticipates, based upon customer demand, market conditions and available acceptable financing, that within the next twelve months it may undertake additional capital expenditures of approximately $2,000,000 per vessel, to outfit each of the SV Calgary and the Pacific Titan to conduct 3D surveys. The principal executive office of Continental is located at Suite 210, 3030-3rd Ave N.E., Calgary, Alberta, Canada, and its telephone number at that address is (403) 235-6882. See "Certain Information Regarding Continental".

THE MEETING; PURPOSE OF THE MEETING

        Time, Date and Place of the Meeting

        The Meeting will be held at 10:00 a.m. (local time) on July 20, 1998 at 3100, 324 8th Avenue, S.W., Calgary, Alberta T2P 2Z2, Canada.

        Record Date and Outstanding Shares

        Only the Venture Holders as of the close of business on the Record Date will be entitled to notice of and to vote at the Meeting. On the Record Date, 4,635,084 Venture Common Shares were outstanding. Venture Holders of record on the Record Date are entitled to one vote per Venture Common Share on any matter which may properly come before the Meeting.

        Purposes of the Meeting

        The Meeting will be held to permit the Venture Holders to consider and vote upon the approval and adoption of the Purchase Agreement. Venture Holders are also being asked to consider and vote upon resolutions approving the Other Special Meeting Matters, to: (i) fix the number of members of the Venture Board until the next annual meeting of shareholders at six (6); (ii) to elect a nominee of the Continental Holders as an additional director to the Venture Board; (iii) to approve an amendment to the 1995 Plan to increase the number of Venture Common Shares reserved for issuance thereunder from 450,000 to 750,000; and (iv) to act upon any other matter as may properly come before the Meeting or any adjournment thereof.

        Vote Required

        The By-laws of Venture provide that two (2) persons present and holding or representing by proxy not less than fifty percent (50%) of the issued and outstanding Venture Common Shares entitled to vote at the Meeting shall constitute a quorum for the Meeting. Assuming a quorum is present, a simple majority of the Venture Common Shares voting, in person or by proxy, is necessary to approve the Purchase Agreement and the Other Special Meeting Matters. As of June 19, 1998, the directors and executive officers of Venture and their affiliates have the right to vote, in the aggregate, 928,779 Venture Common Shares (approximately 20% of the outstanding Venture Common Shares). These directors and executive officers of Venture have advised Venture that they intend to vote their shares for approval of the Purchase Agreement. See "Voting and Proxy Information" and "Certain Information Regarding Venture - Principal Shareholders".

PRINCIPAL TERMS OF THE ACQUISITION

        Payment for and Acquisition of Continental Capital Stock

        Under the terms of the Purchase Agreement, Venture will acquire all of the Continental Capital Stock and Continental will become a wholly-owned subsidiary of Venture. On the Closing Date, all shares of Continental Capital Stock outstanding immediately prior to the Closing Date will be transferred by the Continental Holders to Venture, in exchange for consideration payable by Venture to the Continental Holders of an aggregate of (i) (a) the Closing Cash Installment and (b) the Notes representing the Note Installment, and (ii) the Share Consideration. The closing sales price of the Venture Common Shares on June 19, 1998, was $6.625, as reported by Nasdaq. The number of Acquisition Common Shares to be issued to each Continental Holder will equal the product of the Share Consideration multiplied by the Applicable Percentage. The percentage of the Closing Cash Installment and the Note Installment to be paid to each Continental Holder will equal the product obtained by multiplying each such installment by the Applicable Percentage for such Continental Holder.

        In connection with the Acquisition, (i) in April 1998, Venture loaned Continental the Venture Advance to assist in funding the Refurbishment of the Pacific Titan, a marine seismic data acquisition vessel for which Continental has entered into an agreement in principle to lease; (ii) in December 1997, Continental (a) declared the Management Bonus, payable to certain Continental Holders on or before June 25, 1998; and (b) called for redemption the Redeemed Shares, and paid (including the issuance of a $489,000 note (to be paid the earlier of (i) June 25, 1998 or (ii) the Closing)) to a Continental Holder (who is proposed to be a director of Venture) the Preferred Share Redemption; and
(iii) in June 1998, Continental accepted an offer to finance from a third party for the Titan Loan to fund a portion of the Refurbishment, for which Venture has agreed to replace certain Continental Holders as a guarantor, upon consummation, if ever, of the Acquisition. A copy of the Purchase Agreement (without exhibits or schedules) is attached hereto as Annex A and incorporated herein by reference. See "Proposal No. 1 -- the Acquisition -- The Purchase Agreement," "-- Other Agreements -- Credit Agreement," and "-- Interests of Certain Persons in the Acquisition."

        Purchase Price

        The Purchase Price to be paid for the Acquisition equals the Share Consideration plus the Cash Consideration. The Purchase Price does not include:
(i) the Venture Advance; (ii) the Bonus Transactions; (iii) additional indebtedness of Continental or which Continental may incur in connection with the Refurbishment (including anticipated borrowings under its line of credit of approximately $1,000,000 and supplier financing of approximately $2,000,000) or otherwise to be outstanding after the Acquisition, including (a) the Titan Loan or (b) any indebtedness related to the possible upgrade of the vessels to 3D capability or (iv) the costs associated with the preparation of this Proxy Statement, including without limitation, the costs associated with the preparation of the pro forma financial statements, which Venture has agreed to pay. Assuming consummation of the Acquisition, indebtedness of Continental will become, on a consolidated basis, a liability of Venture. See "Proposal No. 1 -- the Acquisition -- The Purchase Agreement -- Other Agreements -- Credit Agreement," and "-- Interests of Certain Persons in the Acquisition."

        Conditions to Acquisition

        The obligations of Continental, the Continental Holders and Venture to consummate the Acquisition are subject, among other things, to receipt of Shareholder Approval of the Purchase Agreement and requisite third party consents. See "Proposal No. 1 -- The Acquisition - The Purchase Agreement - Conditions to Consummation of the Acquisition" and "- Amendment and Termination of the Purchase Agreement".

        Share Ownership Following the Acquisition

        The five former Continental Holders will own 2,080,000 of the outstanding Venture Common Shares or approximately 31 % of the outstanding Venture Common Shares after giving effect to the Acquisition. See "Proposal No. 1 -- The Acquisition -- The Purchase Agreement -- General."

RELATED TRANSACTIONS

        Venture Advance; Guarantee

        Simultaneously with the execution of the Purchase Agreement, Venture agreed to loan, and in April 1998, loaned the Venture Advance to Continental. The Venture Advance is payable in quarterly installments of principal and interest commencing December 1, 1999 and bears interest at the prime lending rate of the Royal Bank plus 1%. The proceeds of the Venture Advance are being used by Continental to fund a portion of the costs of the Refurbishment, estimated, as of June 19, 1998, to aggregate $13,500,000 (in addition to the Lease Payments). The Venture Advance is secured by certain assets of Continental. Should Closing of the Acquisition not occur prior to August 31, 1998, the Venture Advance is convertible at the option of Venture, during the period from August 31, 1998 to December 1, 1999, without any additional consideration, into approximately 26% of the outstanding capital of Continental on a fully-diluted basis at the time of conversion. Assuming the Closing of the Acquisition occurs, the Venture Advance will become an intercompany debt, due and payable by Continental to Venture. See "Proposal No. 1 -- The Purchase Agreement -- Other Agreements -- Credit Agreement."

        Pursuant to the Purchase Agreement, Continental has agreed to limit the cost of the Refurbishment to $12,000,000; however, as of June 19, 1998, the estimated cost of the Refurbishment was $13,500,000. Continental's arrangements for the Refurbishment do not limit expenditures, nor can there be any assurance that the aggregate cost will not exceed $13,500,000. Since the estimated cost of the Refurbishment exceeds $12,000,000, it is a breach of the Purchase Agreement, for which Venture has the right to seek indemnification from Continental and certain Continental Holders or terminate the Purchase Agreement. Although the cost of the Refurbishment is estimated to exceed $12,000,000, and therefore will require Continental to secure additional funding to complete the Refurbishment, as of June 19, 1998, management of Venture has determined not to pursue any remedy available to Venture pursuant to the Purchase Agreement and to proceed with the Acquisition as planned, although, in the future, management of Venture may determine in its discretion to pursue remedies available to Venture, including, without limitation, those available pursuant to the Purchase Agreement. The cost of the Refurbishment is expected to be financed by (i) the Venture Advance; (ii) the Titan Loan; (iii) resources of Continental (including cash of approximately $2,000,000 and borrowings under its line of credit of approximately $1,000,000); and (iv) supplier financing of approximately $3,000,000. The increase in the cost of the Refurbishment will result in an increase in indebtedness of Continental, which as a result of the consummation of the Acquisition, would increase Venture's debt on a consolidated basis. In connection with the Titan Loan, Venture has agreed to replace Messrs. Stinn and Self as a guarantor of Continental's obligations thereunder, in the event the Acquisition is consummated. In the event the Titan Loan is advanced it is anticipated that Venture's security interest will be subordinate to that of the lender of the Titan Loan. See "Proposal No. 1 -- The Acquisition -- Interests of Certain Persons in the Acquisition," "-- The Purchase Agreement -- Amendment and Termination of the Purchase Agreement," and "-- Indemnification."

        Bonus Transactions

        Management Bonus

        In December 1997, Continental declared the Management Bonuses aggregating approximately $721,500 and, pursuant to the Purchase Agreement, agreed to pay such Management Bonuses on or before June 25, 1998, to certain members of management of Continental, each of whom is a Continental Holder. Continental has advised that these bonuses are a common tax planning transaction for private Canadian companies; they do not necessarily reflect the value of management services rendered. If the Acquisition is consummated, management of Venture has determined to disallow bonus transactions of such nature on a forward-going basis. As of June 19, 1998, the Management Bonuses had not been paid. Any cash used to pay the Management Bonuses will reduce the amount available for other purposes, including the Refurbishment. See "Proposal No. 1 -- The Acquisition -- Interests of Certain Persons in the Acquisition."

        Preferred Share Redemption

        Continental redeemed in December 1997 the Redeemed Shares, for an aggregate of approximately $524,000, representing the consideration paid by the holder of the Redeemed Shares. The redemption included the payment of approximately $35,000 in cash and approximately $489,000 in a promissory note (to be paid the earlier of (i) June 25, 1998 or (ii) the Closing) to a Continental Holder (who is proposed to be a director of Venture). Any cash used by Continental to pay the note will reduce the amount available to it for other purposes, including the Refurbishment. See "Proposal No. 1 -- The Acquisition -- Interests of Certain Persons in the Acquisition."

BACKGROUND OF THE ACQUISITION

        Following extensive negotiations, due diligence and Board deliberations, Venture, Continental and the Continental Holders entered into the Purchase Agreement on March 27, 1998. On the Closing of the Acquisition, Venture will acquire all of the Continental Capital Stock in exchange for the Purchase Price. See "Proposal No. 1 - The Acquisition - Background of the Acquisition".

RECOMMENDATION OF THE VENTURE BOARD

        The Venture Board has unanimously determined that the Acquisition is in the best interests of and fair to the Venture Holders and approved the Purchase Agreement, and recommends that the Venture Holders vote for approval of the Purchase Agreement. See "Proposal No. 1 - The Acquisition - Recommendation of the Venture Board".

BOARD OF DIRECTORS AND MANAGEMENT OF VENTURE AFTER THE ACQUISITION

        Upon the Closing of the Acquisition, it is currently expected that the Venture Board shall consist of Venture's Board as of immediately prior to the Acquisition, with the addition of a nominee of the Continental Holders; provided that the election of such nominee receives Shareholder Approval. Upon the Closing of the Acquisition, the executive officers of Venture shall be the executive officers of Venture immediately prior to the Closing. Upon Closing of the Acquisition, it is currently expected the Continental Board shall consist of Messrs. Stinn and Self, each of whom is currently a director of Continental, and Messrs. Kozun, Wiebe and McArthur. It is currently expected that upon the Closing of the Acquisition the executive officers of Continental shall be the executive officers of Continental immediately prior to the Acquisition, and such other additions as Venture shall designate. See "Proposal No. 1 - The Acquisition - Board of Directors and Management of Venture and Continental After the Acquisition," -- The Purchase Agreement -- Other Agreements -- the Employment Agreements" and "Proposal No. 2 -- Election of Director."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        At June 19, 1998, certain directors and executive officers of each of Venture and Continental have certain interests in the Acquisition that may be in addition to the interests of the Venture Holders generally and create certain conflicts of interest. These interests arise from, among other things, certain arrangements among Venture, Continental and certain directors and officers of Continental, including arrangements related to employment, indemnification, the Bonus Transactions, the Venture Advance, the release of guarantees in connection with the Titan Loan and nomination to the Venture Board. See "Proposal No. 1 - The Acquisition - Interests of Certain Persons in the Acquisition."

CONDITIONS TO CONSUMMATION OF THE ACQUISITION

        Consummation of the Acquisition is subject to a number of conditions, including receipt of Shareholder Approval of the Purchase Agreement and certain requisite third party consents. Conditions to each Party's obligations to consummate the Acquisition may be waived by such Party, subject to applicable law and certain limitations imposed by the Purchase Agreement. See "Proposal No. 1 - The Acquisition The Purchase Agreement - Conditions to Consummation of the Acquisition" and "- Amendment and Termination of the Purchase Agreement".

CLOSING OF THE ACQUISITION

        Under the Purchase Agreement, the Closing of the Acquisition is expected to be as soon as practicable after the satisfaction or waiver of all conditions to the Acquisition, including Shareholder Approval of the Purchase Agreement and receipt of requisite third party consents. It is anticipated that if the Purchase Agreement is approved at the Meeting and all other conditions to the Acquisition have been fulfilled or waived, the Closing will occur on the date of the later of three business days following the Meeting or as soon as practicable thereafter. See "Proposal No. 1 - The Acquisition - The Purchase Agreement - Closing of the Acquisition".

TERMINATION

        The Purchase Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date, whether before or after Shareholder Approval of the Purchase Agreement under circumstances specified in the Purchase Agreement, including: (i) by the written agreement of Venture, the Continental Holders and Continental or (ii) by Venture or the Continental Holders if the satisfaction of any of the conditions to their respective obligations becomes impossible and such condition has not been waived by the other Party. In the event that the Acquisition is not consummated prior to August 31, 1998, the Parties to the Purchase Agreement are relieved of all of their obligations thereunder, except (a) certain confidentiality requirements and (b) obligations relating to the Venture Advance. See "Proposal No. 1 - The Acquisition - The Purchase Agreement -- Amendment and Termination of the Purchase Agreement" and "-- Other Agreements -- Credit Agreement."

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

        The income tax consequences to Venture, if any, resulting from the purchase of the Continental Capital Stock, would generally be determined at the time of disposition of such stock by Venture, if ever. See "Proposal No. 1 -- The Acquisition -- Certain Canadian Income Tax Consequences."

ACCOUNTING TREATMENT

        It is intended that the Acquisition will be treated as a "purchase" for financial accounting purposes in accordance with Canadian and U.S. GAAP. See "Proposal No. 1 - The Acquisition - Accounting Treatment".

INDEPENDENT AUDITORS

        A representative of Ernst & Young, Chartered Accountants, the independent auditors of Venture and Continental, is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

REGULATORY APPROVALS

        No filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder with respect to the Acquisition. Venture and Continental are aware of no other governmental or regulatory approvals required for consummation of the Acquisition, other than receipt of Shareholder Approval of the Purchase Agreement; the filing for notification purposes of a Form 20 with the Alberta Securities Commission within ten days of the consummation of the Acquisition; and compliance with applicable "blue sky" laws of the various states. See "Proposal No. 1 - The Acquisition - Regulatory and Other Legal Matters".

MARKET PRICES AND DIVIDEND POLICIES

PRICE RANGE OF SECURITIES

        The Venture Common Shares trade on Nasdaq under the symbol "VSEIF". The following table sets forth, for the periods indicated, the high and low closing sale prices for Venture Common Shares as reported by Nasdaq. These prices are based on quotations between dealers, do not reflect retail markup, markdown or commissions, and do not necessarily represent actual transactions.


Fiscal Year ended September 30, 1996          High        Low
------------------------------------          ----        ---
October 1 through December 31                $  6.50    $ 4.50
January 1 through March 31                   $  6.12    $ 3.75
April 1 through June 30                      $  6.00    $ 4.00
July 1 through September 30                  $  4.62    $ 2.88


Fiscal Year ended September 30, 1997          High        Low
-------------------------------------         ----        ---
October 1 through December 31                $  5.25    $ 3.00
January 1 through March 31                   $  5.38    $ 3.12
April 1 through June 30                      $  6.25    $ 3.25
July 1 through September 30                  $  9.25    $ 5.38


Fiscal Year ending September 30, 1998         High      Low
--------------------------------------        ----      ---
October 1 through December 31                $ 10.69    $ 6.50
January 1 through March 31                   $  7.75    $ 4.56
April 1 through June 19                      $  8.88    $ 6.00

        On February 17, 1998 the last full trading day prior to the announcement that Venture and Continental had entered into an amended Letter of Intent relating to the Acquisition, the reported closing sales price per Venture Common Share on Nasdaq was $6.00. On June 19, 1998, the last full trading day prior to the date of this Proxy Statement, the reported closing sales price per Venture Common Share on Nasdaq was $6.625.

        VENTURE HOLDERS ARE ADVISED TO OBTAIN MARKET QUOTATIONS FOR THE VENTURE COMMON SHARES. No assurance can be given as to the market price of Venture Common Shares at the Closing Date or at any other time.

APPROXIMATE NUMBER OF VENTURE HOLDERS

        On June 19, 1998 there were approximately 30 record holders of the Venture Common Shares. Venture believes the number of beneficial owners exceeds 1,700.

DIVIDENDS

        Venture did not pay any dividends during its fiscal years ended September 30, 1997, 1996 or 1995 and, for the foreseeable future, it intends to retain all earnings, if any, for use in the expansion of Venture's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Venture Board and will depend upon Venture's earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by the Venture Board.

        The Continental Capital Stock is not publicly traded. Continental, a closely-held private company, has, on occasion, paid cash dividends on the Continental Capital Stock, including, most recently, approximately $125,000 ($250.00 per share) during its fiscal year ended December 31, 1996. For the foreseeable future, Continental intends to retain all of its earnings, if any, for use in its business. The declaration of any future dividends by Continental is within the discretion of its Board of Directors (the "Continental Board") and is dependent upon the earnings, financial condition and capital requirements of Continental, as well as any other factors deemed relevant by the Continental Board.

COMPARATIVE PER SHARE DATA

        The following table presents Venture's historical per share data and the unaudited consolidated pro forma per share data of Venture adjusted for the Acquisition contemplated by the Purchase Agreement and described herein. See "Proposal No. 1 -- The Acquisition". The unaudited consolidated pro forma earnings per share data is presented for comparative purposes only and is not necessarily indicative of what the actual financial position and results of operations would have been as of and for the period indicated had the Acquisition been consummated nor does such data purport to represent results for future periods after consummation of the Acquisition. The data set forth below should be read in conjunction with the historical financial statements and the notes thereto of Venture, and the unaudited pro forma consolidated financial statements, both of which are included elsewhere herein.


                                                                          UNAUDITED
                                                           VENTURE       PRO FORMA(1)
                                                           -------       ------------
Net tangible book value per share at September 30, 1997:    $3.10           $4.57

Year ended September 30, 1997 (2)
        Basic earnings per share........................     .47             .44
        Fully diluted earnings per share................     .31             .33
        Diluted earnings per share......................     .39             .39
Six Months ended March 31, 1998 (3)
        Basic earnings per share........................     .36             .23
        Fully diluted earnings per share................     .25             .18
        Diluted earnings per share......................     .35             .23

------------

(1) For the year ended September 30, 1997, gives effect to the Acquisition and the issuance in December 1997 and January 1998 of 1,513,690 Common Shares on the exercise of Venture's Redeemable Warrants.

(2) The unaudited pro forma earnings per share data was derived from the audited income statements of Venture and Continental for their fiscal years ended September 30, 1997 and December 31, 1997, respectively.

(3) The unaudited pro forma earnings per share data was derived from the unaudited income statements of Venture and Continental for the six month periods ended March 31, 1998 and December 31, 1997, respectively.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        Selected Financial Data of Venture

        The selected consolidated financial data of Venture presented below for each of the fiscal years ended September 30, 1995 through September 30, 1997 have been derived from, and are qualified by reference to, the consolidated financial statements of Venture, which have been audited by Ernst & Young, Chartered Accountants. Venture reports its financial data in accordance with Canadian GAAP, and provides a reconciliation to U.S. GAAP, where appropriate. Differences between Canadian and U.S. GAAP, where material, are disclosed in the notes to Venture's financial statements, including elsewhere herein. The selected financial data presented below for the six months ended March 31, 1998 and 1997 have been derived from Venture's unaudited internal financial statements and reflect all adjustments Venture's management considers necessary for a fair and consistent presentation of the financial position and results of operations for those periods. The following selected financial data are qualified by reference to, and should be read in conjunction with, "Certain Information Regarding Venture - Management's Discussion and Analysis of Financial Condition and Results of Operations", the financial statements of Venture, the notes thereto and the auditors' report thereon included elsewhere in this Proxy Statement.


                                        Six months
                                      ended March 31,
                                        (Unaudited)                             Year ended September 30,
                              ------------------------------     ------------------------------------------------------
                                      1998              1997              1997              1996              1995
                                      ----              ----              ----              ----              ----
Operating Data:
Revenue                       $ 21,706,425      $ 15,683,001      $ 27,132,227      $ 14,146,971       $  9,458,452
Gross margin                     5,799,656         4,532,780         7,335,765         2,155,735          2,745,271
Income from operations           3,068,947         2,483,381         2,977,583          (699,594)         1,018,182(1)
Income (loss) before
   income taxes                  2,601,095         2,216,593         2,430,706        (1,022,158)           756,043(1)
Net income (loss)                1,549,580         1,245,815         1,454,706          (664,699)           436,306(1)
Basic earnings (loss)
   per share                           .36               .40               .47              (.23)               .31(1)

Other Data:
Depreciation                     1,540,928         1,085,949         2,363,398         1,461,807            901,896
Amortization of goodwill            89,160            77,160           166,320            51,440                 --
Capital expenditures             4,321,150         2,614,994        10,080,773         5,891,181          2,479,039

                                        At March 31,
                                        (Unaudited)                               At September 30,
                                ----------------------------     ------------------------------------------------
                                      1998             1997             1997              1996               1995
                                      ----             ----             ----              ----               ----
Balance Sheet Data:
Working capital (deficit)        5,544,025          905,090       (4,857,227)         (686,036)         (907,753)
Total assets                    38,340,646       24,932,807       22,615,860        14,933,240         7,001,795
Long term debt, less
   current portion               5,891,548        4,004,929        3,746,490         2,356,060         2,440,594
Shareholders' equity            20,288,775        9,347,733        9,659,736         8,127,827         1,291,213

--------------------

(1) Does not include a compensation charge of $212,692 or $0.15 per share relating to the estimated fair value of 60,679 Venture Common Shares transferred for nominal consideration from the president and principal shareholder of Venture to an executive officer of Venture pursuant to the terms of an employment contract, for which transfer a charge would be required in accordance with U.S. GAAP but is not required under Canadian GAAP.

        Selected Financial Data of Continental

        The selected financial data of Continental presented below for each of the years ended December 31, 1995 through December 31, 1997 have been derived from the audited financial statements of Continental, which have been audited by Meyers Norris Penny & Co., Chartered Accountants, as at December 31, 1996 and for each of the two years then ended and by Ernst & Young, Chartered Accountants, as at and for the year ended December 31, 1997. The selected financial data presented below are qualified by reference to, and should be read in conjunction with "Certain Information Regarding Continental - Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Continental's financial statements, the notes thereto and the auditors' reports thereon included elsewhere in this Proxy Statement.



                                                Year ended December 31,
                               ----------------------------------------------------
                                      1997               1996                  1995
                                      ----               ----                  ----
Operating Data:
Revenue                        $ 9,609,915         $ 8,485,092          $ 5,095,856
Gross margin                     3,978,840           2,313,834            1,048,635
Income from operations           2,397,378            (219,740)             532,131
Income (loss) before
   Income taxes                  2,690,460             (44,362)             982,309
Net income                       1,613,023              84,081              580,484

Other Data:
Depreciation                       620,255             476,564               38,134
Capital expenditures               369,100           3,743,724              196,179

                                                    At December 31,
                                ---------------------------------------------------
                                      1997               1996                  1995
                                      ----               ----                  ----
Balance Sheet Data:
Working capital                   (326,521)         (2,946,271)             (29,859)
Total assets                     5,746,192           5,215,311            2,594,450
Long term debt, less
   Current portion                   8,923             176,670               51,067
Shareholders' equity             1,726,618             113,595              922,717

        Selected Unaudited Pro Forma Consolidated Financial Data

        The unaudited pro forma consolidated financial information of Venture has been prepared giving effect to the consummation of the Acquisition of Continental by Venture in accordance with the terms of the Purchase Agreement and the exercise of 1,513,690 of Venture's Redeemable Warrants (the "Warrant Exercise"). The pro forma consolidated balance sheet gives effect to the Acquisition and the Warrant Exercise as if the transactions had occurred on September 30, 1997. The pro forma consolidated statements of income for the year ended September 30, 1997 and the six months ended March 31, 1998 give effect to the Acquisition as if it had occurred on October 1, 1996 and October 1, 1997, respectively.

        The Acquisition has been accounted for as a purchase. The excess of the purchase price over the fair value of the net assets acquired is recognized as goodwill and is being amortized over fifteen years.

        The pro forma financial information is not necessarily indicative of the results of operations or of the financial position which would have been attained had the Acquisition and the Warrant Exercise been consummated at any of the foregoing dates or which may be attained in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Venture and Continental, the notes thereto and the auditors' reports thereon included elsewhere in this Proxy Statement. In the opinion of management of Venture, these pro forma consolidated financial statements include all adjustments necessary for fair presentation.

                              VENTURE SEISMIC LTD.

                          SELECTED UNAUDITED PRO FORMA
                           CONSOLIDATED FINANCIAL DATA



                                              Six Months               Year ended
                                    Ended March 31, 1998       September 30, 1997
                                    --------------------       ------------------
Operating Data:
Revenue                                      $26,425,908              $36,742,142
Gross margin                                   7,507,751               11,314,605
Income from operations                         3,099,553                4,631,530
Income before income taxes                     2,717,768                4,325,166
Net income                                     1,474,624                2,271,729

Other Data:
Depreciation                                   1,851,312                2,983,653
Amortization of goodwill                         487,160                  962,320

                                                                               At
Balance Sheet Data:                                            September 30, 1997
-------------------                                            ------------------
Working capital                                                         3,198,252
Total assets                                                           48,677,434
Acquisition instalment payment                                          1,000,000
Deferred lease expense                                                    337,939
Long term debt, less current
   portion                                                              3,755,413
Shareholders' equity                                                   30,701,736

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 which represent Venture's and/or Continental's expectations or beliefs. For this purpose, any statements, contained in this Proxy Statement which related to Venture's or Continental's plans and objectives, which are not statements of historical facts, future operations, assumptions underlying plans and objectives and other forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of such terms or the negative of such terms may be deemed to be forward-looking statements, which, by their nature involve substantial risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, depending upon a number of important factors, including those described in "Risk Factors" below, elsewhere herein and in each of Venture's reports filed with the SEC pursuant to the Exchange Act. Venture and Continental expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Venture's or Continental's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  RISK FACTORS

        The risk factors discussed below include, where appropriate, a discussion of the risks associated with the business and operations of Continental, assuming that the Acquisition is consummated.

        Risks Associated with the Consummation of the Acquisition. The consummation of the Acquisition is subject to a number of conditions, any of which may not occur, including receipt of requisite shareholder, regulatory and/or third party approvals. The Parties have no obligations, other than the Venture Advance and certain confidentiality obligations, under the Purchase Agreement if the Acquisition is not consummated prior to August 31, 1998. There can be no assurance that all conditions to the Acquisition will be met in a timely or satisfactory matter, or without undue expense to Venture or on substantially the terms contemplated and, accordingly, there is no assurance the Acquisition will be completed. If Venture consummates the Acquisition, it will be subject to a number of risks in completing such transaction, in addition to the risks set forth below in "Risks Associated with the Venture Advance, the Pacific Titan and Titan Loan and the Refurbishment," and "Risks Associated with the Combined Operations of Venture and Continental," including the reliance upon certain representations and warranties made by Continental and the Continental Holders with respect to Continental and its operations and limited possible indemnification for losses to Venture for breaches of such representations and warranties. Venture and Continental have each received correspondence, including a draft of a statement of claim, from, and have been advised by, Canaccord Capital Corporation ("Canaccord"), a Canadian investment bank, that Canaccord may pursue legal action against each of Venture and Continental with respect to a claim of entitlement to a fee of approximately $300,000 in connection with the Acquisition. If the Acquisition is consummated, Venture will be subject to the risks associated with a possible lawsuit against it by Canaccord, including an adverse adjudication which could require Venture to pay a finder's fee to Canaccord. See "Proposal No. 1 -- The Acquisition," and "Certain Information Regarding Venture -- Legal Proceedings."

        Risks Associated with the Venture Advance, the Pacific Titan and Titan Loan and the Refurbishment. Continental has entered into an agreement in principle to lease the Pacific Titan, for a five year term commencing in February 1998, at an initial annual cost of approximately $2,700,000 increasing to $3,100,000 by the final year of the lease. Continental has entered into arrangements to complete the Refurbishment, which is expected to be completed, with the Pacific Titan ready for deployment, in July 1998. However, there can be no assurance that the vessel will be ready for deployment at such time, if at all, which may have an adverse effect on Continental, and Venture, in the event the Acquisition is consummated. In connection with the Purchase Agreement, Venture loaned to Continental in April 1998 the Venture Advance. The Venture Advance is being used by Continental to fund a portion of the costs of the Refurbishment, and is secured by certain assets of Continental. In the event Closing of the Acquisition does not occur prior to August 31, 1998, the Venture Advance, which is payable in quarterly installments commencing December 1, 1999, including interest, will be convertible at the option of Venture, during the period August 31, 1998 to December 1, 1999, without any additional consideration, into approximately 26% of the outstanding capital stock of Continental on a fully-diluted basis, at the time of conversion. In the event the Acquisition is not consummated, there can be no assurance that Continental will have sufficient resources to repay Venture the Venture Advance or, if Continental does not repay the Venture Advance, that Venture will be able to realize upon its security interest, or that if the Venture Advance is converted, that Venture will be able to liquidate its equity in Continental on acceptable terms, if at all.

        Continental has indicated to Venture that it has accepted an offer to finance from a third party for the Titan Loan to fund a portion of the remainder of the cost of the Refurbishment. Therefore, solely as a result of the Titan Loan, assuming consummation of the Acquisition, Venture's long-term debt, on a consolidated basis will increase by approximately $3,100,000 (excluding any other indebtedness, if any, of Continental outstanding after consummation of the Acquisition, if ever, including, as the case may be, additional indebtedness incurred in connection with the Refurbishment and potential upgrade of the vessels at a cost of an aggregate of approximately $4,000,000). In connection with the anticipated Titan Loan, Venture has agreed to replace Messrs. Stinn and Self as a guarantor of Continental's obligations thereunder, in the event the Acquisition is consummated. In the event the Titan Loan is advanced it is anticipated that Venture's security interest will be subordinate to that of the lender of the Titan Loan. As a result, in the event the Acquisition is not consummated, Venture may have difficulty realizing upon its security interest if Continental does not repay the Venture Advance. The cost of the Refurbishment, estimated at approximately $13,500,000 (in addition to the Lease Payments), is expected to be financed by: (i) the Venture Advance; (ii) the Titan Loan; and
(iii) a combination of resources of Continental (including borrowings under its line of credit of approximately $1,000,000 and cash resources of approximately $2,000,000) and supplier financing aggregating approximately $3,000,000. As a result of the increase in the estimated cost of the Refurbishment, Continental will be required to obtain a greater amount of financing than originally anticipated, including increased borrowings under its line of credit and supplier financing. There can be no assurance that Continental will be able to obtain financing for the Refurbishment, on the terms anticipated, including the Titan Loan, if at all. In the event Continental is not advanced the Titan Loan, it will be required to seek alternative financing to fund a portion of the Refurbishment, although there can be no assurance that it will be able to obtain alternative financing on acceptable terms, if at all, which may, in the event of the consummation of the Acquisition, result in a material adverse effect on Venture's business.

        In connection with the Refurbishment, Continental has agreed to limit the cost to $12,000,000; however, as of June 19, 1998, the estimated cost of the Refurbishment had increased to $13,500,000. Continental's arrangements for the Refurbishment do not limit expenditures, nor can there be any assurance that the cost will not exceed the increased estimate of $13,500,000. The estimated cost of the Refurbishment exceeds $12,000,000, which is a breach of the Purchase Agreement, as a result of which, Venture has the right to seek indemnification from Continental and certain Continental Holders or terminate the agreement. As of June 19, 1998, however, management of Venture have determined not to pursue any remedy available to Venture as a result of the breach of the Purchase Agreement and to continue with the Acquisition as planned, although management may determine, in its discretion, at a future date to take action. There can be no assurance, however, that, as of some future date, either (a) Venture will not pursue any remedies available to it, or that Venture will not choose to terminate the Purchase Agreement or seek indemnification for breach of the Purchase Agreement, or that if it sought indemnification, that Venture would be successful, in whole or in part or (b) that the costs associated with the Refurbishment will not exceed $13,500,000, or if they do, that Venture will be able to limit such excess expenditures or that it would not result in significant additional liabilities to Venture. Any additional indebtedness incurred by Continental as a result of the increased cost of the Refurbishment will result in increased debt of Venture, on a consolidated basis, assuming consummation of the Acquisition. Any additional indebtedness incurred by Continental as a result of the increased cost of the Refurbishment will result in increased debt of Venture, on a consolidated basis, assuming consummation of the Acquisition. Further, as a result of the Acquisition, the increased indebtedness may result in Venture not being in compliance with certain of its bank covenants as of the Closing Date and as of September 30, 1998 (the respective measurement dates for compliance pursuant to the terms of each facility). As a result, assuming consummation of the Acquisition, Venture might be required to seek a waiver from each lender or to seek additional financing in order to attempt to restore compliance, although there can be no assurance that it will be able to do so. A general security agreement on all equipment and a fixed charge on certain equipment have been pledged by Venture as collateral for its long term debt. Venture's ability to meet its debt service obligations will depend on Venture's future operations (including Continental), which are subject to prevailing industry conditions and other factors, many of which are beyond Venture's control. In the event of a violation by Venture of any of its loan covenants or any other default by Venture on its obligations relating to its term indebtedness the lenders could declare such indebtedness to be immediately due and payable and in certain cases foreclose on Venture's assets. There can be no assurance that in the event that Venture is in default of certain of its loan covenants in the future, that Venture will be able to secure a waiver from the lender. Moreover, to the extent that all of Venture's assets continue to be pledged to secure outstanding indebtedness under the term loan and its line of credit, such assets will not be available to secure additional indebtedness, which may adversely affect Venture's ability to borrow in the future. In the event of a default relating to Venture's indebtedness it is likely that the Venture Holders would forfeit all or a substantial portion of their investment in Venture.

        A large portion of the arrangements for the Pacific Titan, including the leasing thereof, the Titan Loan and the Refurbishment, entered into by Continental are not governed by any written contract or other documentation. As a result, in the event of a dispute with regard to the lease or work performed in connection with the Refurbishment, Continental may not be able to resolve such dispute as quickly or effectively as it might have been able to do if a written contract existed. In addition, in the absence of a written agreement, there may be discrepancies with regard to payment terms, project scope or other matters which may, in turn, result in delays, cash flow shortages, increased costs and lower revenues or profits. In the event of the consummation of the Acquisition, this may result in a material adverse effect on Venture's business. See "Proposal No. 1 -- The Acquisition," and "Certain Information Regarding Continental."

        Control of Venture by Continental Holders as a Result of the Acquisition; Dilution to Venture Holders as a Result of the Acquisition. As a result of the consummation of the Acquisition and the issuance of the Acquisition Common Shares, the former Continental Holders (one of whom is proposed to become a director of Venture) will own 2,080,000 Venture Common Shares (or approximately 31% of the outstanding Venture Common Shares as of June 19, 1998, after giving effect to the Acquisition). As a result such individuals will likely be able to influence the outcome of corporate transactions or other matters submitted for shareholder approval. Such control by management could preclude any unsolicited acquisition of Venture and consequently adversely affect the market price of the Venture Common Shares. In addition, the issuance of the Acquisition Common Shares will result in dilution to Venture Holders. See "Proposal No. 1 -- The Acquisition".

        Risks Associated with the Combined Operations of Venture and Continental. In the event that the Acquisition is consummated, Venture will be subject to a number of potential risks, including: increased capital requirements; substantially increased indebtedness, including indebtedness associated with the Refurbishment and the potential vessel upgrade; potential non-compliance with existing bank covenants; assimilation of new operations and personnel, including management; adverse short-term effects on operating results; the potential loss of key employees; the diversion of resources from Venture's existing business, capabilities, equipment and technologies; coordination of geographically separated facilities and work forces; management challenges associated with the integration of the companies in addition to the other requirements associated with growth of Venture's infrastructure and capabilities; maintenance of Venture's existing standards, controls, procedures and policies and other unanticipated problems. No assurance can be given that difficulties encountered in integrating the operations of Continental will be overcome. The process of integrating Continental's operations, including its personnel, could cause interruption of, or loss of momentum in, the activities of Venture's business and operations, including Continental's business.

        In addition, Venture will incur significant additional charges for depreciation and amortization and for interest expense and Venture may incur additional charges in subsequent periods to reflect other costs associated with the Acquisition or from the integration of operations after the Acquisition. There can be no assurance that the Acquisition will not have a material adverse effect on the business, financial condition and results of operations of Venture, will not result in significant unexpected liabilities or that Venture will realize the benefits and strategic objectives sought through the Acquisition, including the addition of new capabilities, equipment and technologies. Costs associated with the Acquisition, or liabilities and expenses associated with the operations of Continental could have a material adverse effect on Venture's financial condition and results of operations.

        In order to manage any future growth, Venture will be required to continue to improve its operating systems, attract and retain qualified management, and update and expand Venture's equipment base. If Venture is unable to effectively manage its growth, Venture's business, operating results and financial condition could be adversely affected. Future growth, if achieved, may also strain Venture's capital resources. There can be no assurance that Venture will be able to obtain additional financing, or that such financing will be on terms favorable or acceptable to Venture. The failure to secure necessary financing could have a material adverse impact on Venture.

        Capital Intensive Business; Cash Flow Shortages; Need for Additional Funds. Continental's business is highly capital intensive requiring continuous upgrading and expansion of its equipment base. In addition, capital is required to operate and expand Continental's operations. As at December 31, 1997 Continental had a working capital deficit of $326,521, which as a result of costs incurred for the Refurbishment as of June 19, 1998, has increased. Continental maintains a line of credit which provides for borrowing of an aggregate of approximately $1,500,000. Borrowings under the line of credit are payable on demand and bear interest at the bank's U.S. prime rate plus 0.5%. Borrowings at June 19, 1998 were nil. As a result of the increased cost of the Refurbishment, however, management of Continental has indicated that Continental anticipates borrowing within the next few months a substantial portion of the amount available to it under its line of credit. Because of the development of its marine seismic data acquisition infrastructure, Continental's working capital requirements have increased significantly over the last few years and are expected to continue to do so, which, if the Acquisition is consummated, would substantially increase the working capital requirements of Venture. Continental currently anticipates, based upon customer demand, market conditions and available acceptable financing, that within the next twelve months it may undertake capital expenditures of approximately $2,000,000 per vessel, to outfit each of the SV Calgary and the Pacific Titan to conduct 3D surveys. There can be no assurance that Continental will undertake such capital improvements on the terms anticipated, if at all, or that, if it attempted to do so, that funds will be available on acceptable terms. If Continental did undertake such capital improvements, as a result of the Acquisition, Venture's long-term debt on a consolidated basis would increase by any amounts of financing incurred by Continental to fund such improvements. Continental has indicated to Venture that it has accepted an offer to finance from a third party for the Titan Loan to fund a portion of the remainder of the cost of the Refurbishment. Therefore, solely as a result of Titan Loan, assuming consummation of the Acquisition, Venture's debt, on a consolidated basis will increase by approximately $3,100,000 (excluding any other indebtedness, if any, of Continental outstanding after consummation of the Acquisition, if ever, including, as the case may be,
(i) additional debt incurred to finance the Refurbishment (including supplier financing of approximately $3,000,000 and borrowings under Continental's line of credit of approximately $1,000,000; or (ii) any indebtedness incurred in connection with the potential upgrade of the vessels). In the event Continental is not advanced the Titan Loan, it will be required to seek alternative financing to fund a portion of the Refurbishment, although there can be no assurance that it will be able to obtain alternative financing on acceptable terms, if at all, which may, in the event of the consummation of the Acquisition, result in a material adverse effect on Venture's business. Further, there can be no assurance that the cost of the Refurbishment will not increase more, which would require Continental to seek additional financing, which financing might not be available on acceptable terms. Continental has agreed to pay the Management Bonuses and the note representing the Preferred Share Redemption on or prior to June 25, 1998. If Continental uses cash resources to pay such amounts, it will reduce the amount of cash available to Continental for other purposes, including the Refurbishment, which may require Continental to seek an even greater amount of financing to complete the Refurbishment. As a result of any such financings, assuming consummation of the Acquisition, Venture's debt will increase on a consolidated basis.

        In addition, because Continental generally does not receive payment for a project conducted on a contract basis until 30 to 60 days following its completion, and is often required to commit significant expenditures during the course of performing a project, prior to its receipt of any payments from the customer. Continental performs surveys for non-exclusive data without a commitment to purchase, and prior to receipt of any payments from any customer. In addition, because fixed costs account for a significant portion of Continental's costs and expenses, a reduction in productivity or inability to obtain new contracts would result in significant operating losses and cash flow shortages, which could result in a material adverse effect on Venture's business in the event the Acquisition is consummated. Although Continental has funded equipment purchases through bank borrowings, the Venture Advance and equipment lease purchase contracts, it has no commitments, other than the acceptance of the offer to finance for the Titan Loan, to obtain any other additional debt or equity financing for equipment purchases, including any purchases related to the potential upgrade of the vessels to conduct 3D surveys, and there can be no assurance that, if the Acquisition is consummated, additional funds will be available, when required, on favorable terms or at all. As a result of the Acquisition, the indebtedness of Continental will result in increased interest expense and debt service charges to Venture. As a result, Venture may be required to obtain additional financing or raise additional capital to fund operations and meet such debt service requirements. There can be no assurance such funds will be available on acceptable terms or at all. See "Debt Service Requirements; Consequences of Default and Covenants Under Debenture" and "Certain Information Regarding Continental -- Management's Discussion and Analysis of Financial Condition and Results of Operation."

        Debt Service Requirements; Consequences of Default and Covenants Under Debenture. At December 31, 1997 Continental had long term debt consisting of a term loan, note payable and a conditional sales agreement aggregating $222,818, the current portion of which is $213,895. In conjunction with the Acquisition, Continental received the Venture Advance in April 1998, which is being used to fund a portion of the Refurbishment. The Venture Advance bears interest at the prime lending rate of the Royal Bank plus 1%. Should Closing of the Acquisition not occur prior to August 31, 1998, the Venture Advance, including interest, is payable in quarterly installments and is convertible, at Venture's option and without any additional consideration, during the period August 31, 1998 to December 1, 1999, into approximately 26% of the outstanding capital of Continental on a fully diluted basis at the time of conversion. Subsequent to December 31, 1997 Continental accepted an offer to finance from a third party for the Titan Loan to fund a portion of the Refurbishment. This funding is expected to bear interest at 8.75% and be repayable over a five year term in twenty installments of approximately $200,000 (including principal and interest) commencing July 1998. In the event Continental is not advanced the Titan Loan, it will be required to seek alternative financing to fund a portion of the Refurbishment, although there can be no assurance that it will be able to obtain alternative financing on acceptable terms, if at all, which may, in the event of the consummation of the Acquisition, result in a material adverse effect on Venture's business. Debt service requirements relating to Continental's long term debt at December 31, 1997, the Titan Loan and the Venture Advance are estimated to aggregate approximately $1,100,000 (including principal and interest) during the next twelve months. If the Acquisition is consummated, the liabilities (including any increased indebtedness resulting from the increased cost of the Refurbishment or associated with the potential vessel upgrade) of Continental will be reflected on a consolidated basis on the balance sheet of Venture. On a pro forma consolidated basis, solely giving effect to the Acquisition and the Titan Loan, but excluding any indebtedness, if any, of Continental which may be outstanding after consummation of the Acquisition, if ever, including, as the case may be, (i) any additional indebtedness incurred by Continental to fund the Refurbishment (including borrowings under its line of credit and supplier financing); and (ii) any debt which may be incurred relating to the possible upgrade of Continental's vessels, Venture anticipates its long term debt to increase by approximately $3,100,000 and its debt service requirements to increase by approximately $120,000 per month. Further, Continental has agreed to pay the Management Bonuses and the note issued in connection with the Preferred Share Redemption on or prior to June 25, 1998. If Continental uses its existing cash resources to make such payments, it will reduce the amount of cash available for the Refurbishment, which would require Continental to seek a greater amount of financing to complete the Refurbishment. All of the foregoing indebtedness is subject to various financial and operating covenants, including, assuming consummation of the Acquisition, requirements of Venture to maintain certain financial ratios. The increased indebtedness of Continental may, as a result of the Acquisition, place Venture in violation of certain of its bank covenants (as of the Closing Date and as of September 30, 1998 (the respective measurement dates for compliance pursuant to the terms of each facility)), which would require Venture to seek a waiver from its lenders or seek alternative methods to attempt to restore compliance, including a possible equity or debt financing or strategic merger or other corporate transaction, although there can be no assurance that Venture will be able to do so. Venture's ability to meet the increased debt service obligations will depend on Venture's future operations (including those of Continental), which are subject to prevailing industry conditions and other factors, many of which are beyond Venture's control. In the event of a default relating to Venture's indebtedness it is likely that the Venture Holders would forfeit all or a substantial portion of their investment in Venture. Further, because Continental's line of credit bears interest at rates that fluctuate with prevailing interest rates, increases in such prevailing rates would increase Continental's interest payment obligations and could have a material adverse effect on Continental's financial condition and results of operations. Further, Continental's term indebtedness is secured by substantially all of Continental's assets including all of its seismic data acquisition equipment. In the event of a violation by Continental of any of its loan covenants or any other default by Continental on its obligations relating to its term indebtedness the lenders could declare such indebtedness to be immediately due and payable and in certain cases foreclose on Continental's assets. There can be no assurance that in the event that if, as a result of Continental's indebtedness, Venture is in default of certain of its loan covenants in the future, that Venture will be able to secure a waiver from the lender, which could have a material adverse effect on Venture, assuming consummation of the Acquisition. Moreover, to the extent that all of Continental's assets continue to be pledged to secure outstanding indebtedness under the term loan and its line of credit, such assets will not be available to secure additional indebtedness, which may adversely affect Venture's ability to borrow in the future, assuming consummation of the Acquisition. See "Certain Information Regarding Continental -- Management's Discussion and Analysis of Financial Condition and Results of Operation."

        Dependence Upon Principal Customers; Concentration of Credit Risk. During the fiscal years ended December 31, 1995, 1996 and 1997 four, three and six customers, respectively, each accounted for over 10% of Continental's revenues. Two customers accounted for over 10% of Continental's revenues in each period, including 31% and 24% in 1995, respectively, 60% and 25% in 1996, respectively, and 15% and 11% in 1997, respectively. Continental's three largest customers accounted for 85%, 100%, and 60% of revenues during fiscal 1995, 1996 and 1997, respectively. The inability to replace significant customers would cause Continental's revenues and operating results to fluctuate significantly from period to period and in the event of the consummation of the Acquisition, the loss of certain customers could have a material adverse impact on Venture's business. Assuming deployment of the Pacific Titan, Continental expects to be operating only two marine vessels, which will limit the number of data acquisition contracts Continental will be able to enter into annually, and, accordingly, Continental anticipates that a substantial portion of future revenues will continue to be attributable to a few customers, who may change from period to period. Further, in the event that a marine vessel of Continental is not operational, it could limit Continental's ability to conduct surveys and could have a material adverse impact on Venture's business in the event of the consummation of the Acquisition. At December 31, 1997, 100% of Continental's accounts receivable were represented by two customers. Continental generally provides services to a relatively small group of key customers that account for a significant percentage of the accounts receivable at any given time. This concentration of credit risk may be affected by changes in the economic or other conditions of Continental's customers. Should the Acquisition be consummated, Venture anticipates a substantial portion of Continental's revenue will continue to be attributable to a few customers, who may change from time to time. See "Certain Information Regarding Continental -- Management's Discussion and Analysis of Financial Condition and Results of Operation."

        Dependence on Key Personnel. Continental is highly dependent on the services and expertise provided to it by its executive officers and key personnel, especially those of its President and Chief Executive Officer, Mr. Leslie Stinn and Mr. Roy Self, Vice President, Geophysical Operations. Because of the specialized nature of the business of Continental, the future success of Continental depends in large part upon its ability to attract and retain highly qualified personnel. Continental faces competition for such highly qualified personnel from other geophysical services companies, as well as from oil, gas and other natural resource organizations, and may have to pay higher salaries to attract and retain such personnel. There can be no assurance that Continental will be able to hire sufficient qualified personnel on a timely basis or retain such personnel. Although in connection with the Purchase Agreement Continental has entered into three-year employment contracts with each of Messrs. Stinn and Self, the loss of these or other personnel or the failure to recruit additional key personnel by Continental could, in the event of the consummation of the Acquisition, have a material adverse effect on Venture's business, financial condition and results of operations. See "Certain Information Regarding Continental -- Executive Officers".

                                  INTRODUCTION

        THIS PROXY STATEMENT IS BEING FURNISHED TO VENTURE HOLDERS OF VENTURE COMMON SHARES AS OF THE RECORD DATE IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE VENTURE BOARD FOR USE AT THE MEETING TO BE HELD ON JULY 20, 1998, AT 10:00 A.M., LOCAL TIME, AT 3100, 324 -- 8TH AVENUE S.W., CALGARY, ALBERTA, CANADA, T2P 2Z2.

        As set forth more fully below, at the Meeting, the Venture Holders will be asked to consider and vote upon a proposal to approve the Purchase Agreement. The Purchase Agreement provides for, among other things, upon satisfaction of certain conditions set forth therein, Venture will acquire from the Continental Holders all of the Continental Capital Stock in exchange for the Purchase Price, including consideration payable by Venture to each Continental Holder of a portion of the Closing Cash Installment, the Note Installment and the Share Consideration based on the Applicable Percentage for such Continental Holder. A copy of the Purchase Agreement (without exhibits or schedules) is attached as Annex A to this Proxy Statement.

        The Venture Board has unanimously determined that the Acquisition is fair to and in the best interests of the Venture Holders and recommends that you vote for approval of the Purchase Agreement. See "Proposal No. 1 - The Acquisition - Recommendation of the Venture Board" for a discussion of the factors considered by the Venture Board. As of June 19, 1998 the directors and executive officers of Venture and their affiliates have the right to vote, in the aggregate, 928,779 Venture Common Shares (approximately 20% of the outstanding Venture Common Shares). Venture's directors and executive officers have advised that they intend to vote their shares for approval of the Purchase Agreement. See "Voting and Proxy Information" and "Certain Information Regarding Venture - Principal Shareholders".

        The Venture Holders are also being asked to consider and vote upon the Other Special Meeting Matters, including: (i) to fix the number of members of the board of directors of the Venture Board until the next annual meeting of shareholders at six (6); (ii) to elect a nominee of the Continental Holders as an additional director to the Venture Board; (iii) to approve an amendment to the 1995 Plan, to increase the number of Venture Common Shares reserved for issuance thereunder from 450,000 to 750,000; and (iv) act upon any other matter as may properly come before the meeting or any adjournment thereof.

                          VOTING AND PROXY INFORMATION

        Venture is authorized to issue an unlimited number of Venture Common Shares. The Venture Board has fixed the close of business on June 19, 1998 as the Record Date for determining the Venture Holders entitled to receive notice of and to vote at the Meeting, on the basis of one vote for each Venture Common Share held, except to the extent that:

                (a) such person transfers his Venture Common Shares after the Record Date; and

                (b) the transferee of those Venture Common Shares produces properly endorsed share certificates or otherwise establishes his ownership to the Venture Common Shares and makes a demand to the registrar and transfer agent of Venture, not later than 10 days before the Meeting, that his name be included on the shareholders' list.

        On the Record Date there were 4,635,084 Venture Common Shares issued and outstanding and entitled to vote at the Meeting on all matters which may properly come before the Meeting. Only Venture Holders of record at the close of business on the Record Date are entitled to notice of and to vote at the Meeting or any postponements or adjournments thereof. The stock transfer books of Venture will not be closed.

        The By-laws of Venture provide that two (2) persons present and holding or representing by proxy not less than fifty percent (50%) of the issued Venture Common Shares entitled to vote at the Meeting shall constitute a quorum for the Meeting. Assuming a quorum is present, a simple majority of any of the Venture Common Shares voting, in person or by proxy, is necessary to approve the Purchase Agreement and the Other Special Meeting Matters. ALL VENTURE COMMON SHARES REPRESENTED AT THE MEETING BY PROPERLY EXECUTED PROXIES WILL BE VOTED AND WHERE A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON HAS BEEN SPECIFIED IN THE INSTRUMENT OF PROXY, THE VENTURE COMMON SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATIONS. In the absence of any such specifications, the management designees, if named as proxy, will vote in favor of all the matters set out herein.

        Proxies are being solicited from Venture Holders by and on behalf of the Venture Board. Venture will bear its own expenses of the solicitation, including the costs of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers, and employees of Venture, respectively, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for such services but may be reimbursed for out-of-pocket expenses incurred by them in connection with such solicitation. Arrangement will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Venture Common Shares held of record by such persons.

                                 PROPOSAL NO. 1

                                 THE ACQUISITION

        The following information with respect to the Acquisition, insofar as it relates to matters contained in the Purchase Agreement, is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

GENERAL

        The Purchase Agreement provides that three (3) business days following the satisfaction or, to the extent permitted, waiver of all conditions to the Acquisition and receipt of Shareholder Approval of the Purchase Agreement, or at such later time as the Parties to the Purchase Agreement may agree, Venture shall acquire all of the Continental Capital Stock in exchange for the Purchase Price and Continental shall become a wholly-owned subsidiary of Venture. On the Closing Date, all of the Continental Capital Stock outstanding immediately prior to the Closing will be transferred to Venture by the Continental Holders in exchange for the Purchase Price which includes consideration payable by Venture to the Continental Holders of an aggregate of (i) (a) the Closing Cash Installment and (b) the Notes evidencing the right to receive the Note Installment, and (ii) the Share Consideration. The closing sales price of the Venture Common Shares on June 19, 1998 was $6.625, as reported by Nasdaq. The portion of the Purchase Price to be received by each Continental Holder will be calculated by multiplying each component of the Purchase Price by the Applicable Percentage of Continental Capital Stock held by such holder.

        In addition to the Purchase Price, in connection with the Acquisition,
(i) in April 1998, Venture loaned the Venture Advance to Continental to assist in funding the Refurbishment; (ii) in December 1997, Continental (a) declared the Management Bonus, payable to certain Continental Holders on or before June 25, 1998; and (b) called the Redeemed Shares for redemption and paid the Preferred Share Redemption (including the issuance of a $489,000 note which Continental has agreed to pay on or before June 25, 1998) to a Continental Holder (who is proposed to be a director of Venture); and (iii) in June 1998, Continental accepted an offer to finance from a third party for the Titan Loan, the net proceeds of which are to be used to fund a portion of the Refurbishment, for which Venture has agreed to replace certain Continental Holders as a guarantor in the event the Acquisition is consummated. Any indebtedness of Continental outstanding upon consummation of the Acquisition will be reflected as a liability of Venture, on a consolidated basis.

        The rights of Venture Holders, including the former Continental Holders of Continental who will become holders of Venture Common Shares, will be governed by the Certificate of Incorporation and Bylaws of Venture and the laws of the Province of Alberta.

BACKGROUND OF THE ACQUISITION

        Venture, which was founded in 1984 as a seismic data acquisition company based in Western Canada, has historically expanded its operations, in part, through financings to acquire additional equipment, and, in part, through strategic acquisition of synergistic companies. In furtherance of this strategy, in June 1996 Venture acquired Boone, a Texas based company engaged in the acquisition of land and transition zone seismic data in the Southern United States. For Venture's fiscal year ended September 30, 1997 and the six months ended March 31, 1998 approximately 35% and 55%, respectively, of the consolidated revenue of Venture was derived from projects conducted by Boone. In April 1997, Venture acquired Hydrokinetic, a company based in Western Canada which provides shallow marine airgun and survey services.

        After completing the acquisitions of Boone and Hydrokinetic, Venture has continued its ongoing strategy of evaluating corporate transactions with possible benefits to Venture. In furtherance of this strategy, in November 1996, after a referral from Meyers Norris Penny & Co., Chartered Accountants, the former independent accountants of Continental, Mr. Brian W. Kozun and Mr. Gregory B. Wiebe, the President and the Chief Financial Officer of Venture, respectively, met with Mr. Leslie J. Stinn and Mr. Roy Self, the President and Vice President, Geophysical Operations of Continental, respectively. At the meeting, the parties discussed the nature of Continental's operations, potential growth opportunities in the marine seismic industry and Continental's need for additional financing. The parties also discussed potential corporate transactions, including a potential acquisition of some or all of the capital or assets of Continental by Venture, in exchange for cash and/or Venture Common Shares.

        In December 1996, Continental provided Venture with certain corporate and financial information. Management of Venture prepared an analysis of the financial information and conducted preliminary due diligence regarding the marine seismic industry and Continental. Venture's management then presented an overview of this information to the Venture Board, which authorized management to proceed with negotiations with Continental.

        In January 1997, Mr. Kozun contacted Mr. Stinn to inquire if Continental had any interest in pursuing a potential acquisition by Venture. Mr. Stinn indicated Continental had commenced discussions regarding a possible merger with a United Kingdom ("U.K.") data processing company and the parties discussed whether there might be a possibility of structuring the potential corporate transaction to permit Venture to acquire the combined company. Mr. Stinn indicated he would discuss this possibility with the U.K. company.

        In March 1997, Continental indicated to Venture that it was not currently interested in the potential acquisition and that it intended to pursue an initial public offering (the "Proposed Continental IPO") on a combined basis with the U.K. company.

        At various times throughout the period from March 1997 to October 1997, Mr. Daniel P. McArthur, Chief Operating Officer of Venture and Mr. Wiebe, made inquiries of the status of the Proposed Continental IPO and received indications from management of Continental that Continental was continuing to pursue the Proposed Continental IPO.

        In October 1997, Mr. Kozun and Mr. Wiebe met with representatives from Canaccord Capital Corporation, ("Canaccord") a Canadian investment bank, expressed an interest in meeting with Venture. During the meeting, representatives of Canaccord informed Venture that it was their understanding that Continental might elect not to pursue the Proposed Continental IPO. Management of Venture informed Canaccord that Venture had been interested in pursuing, and had intermittent discussions with Continental regarding, a possible corporate transaction with Continental for almost a year. Representatives of Canaccord then invited Venture to attend a meeting with them and Continental management.

        In early November 1997, Mr. Kozun and Mr. Wiebe met with Canaccord representatives and Continental management. At this meeting, Canaccord proposed that the potential acquisition of Continental be restructured to include a "Special Warrant" financing in Canada. The parties discussed the nature and timing of this financing, which would require Venture to obtain a listing of its securities on the Toronto Stock Exchange, and which would be structured to facilitate the acquisition by Continental of a second marine seismic vessel. The parties reached a general agreement that, due to timing concerns related to financing the vessel acquisition by Continental, the parties desired that the potential acquisition of Continental by Venture, and related financing, be completed on an expedited basis.

        Subsequent to this meeting Mr. Kozun and Mr. Wiebe met with Continental management at Continental's offices to discuss further its financing requirements, the status of the marine seismic data industry and Continental operations and more definitive terms for the restructured potential acquisition.

        In November 1997, Venture presented to Continental certain terms for the potential acquisition, including the amount and components of the purchase price, combined with employment agreements for Mr. Stinn and Mr. Self. After extensive negotiations between the parties, and consultations with legal, financial and accounting advisors, Venture and Continental agreed to the principal terms of the potential acquisition, except for the terms of the proposed financing by Canaccord.

        On November 12, 1997, management of Venture and Continental met with representatives of Canaccord to discuss the terms of the proposed financing by Canaccord for the potential acquisition and to disclose the terms of the potential acquisition, as determined by Venture and Continental.

        On November 14, 1997, Venture and Continental received from Canaccord a draft financing proposal, the terms of which indicated a significant discrepancy, in the form of delay in the expected timing of the proposed "Special Warrant" financing, in the terms that had been agreed in principle by the parties in early November 1997. This change in timing, combined with (i) discussions between Venture and certain United States financial advisors, and
(ii) the Warrant Exercise which was in process, resulted in Venture and Continental agreeing it would be in the best interest of both parties for Venture to seek financing for the potential acquisition in the United States, without the complications and delay to Venture created by a financing containing warrants and a dual listing on the Toronto Stock Exchange.

        Canaccord was subsequently informed of this decision in a telephone conversation between Mr. Kozun and representatives of Canaccord.

        During the remainder of the month of November, after the decision to forego the proposed "Special Warrant" financing, discussions and negotiations took place between management of Venture and Continental to finalize the structure of the potential acquisition. The proposal agreed to at that time included cash and Venture Common Shares, of approximately 80% and 20%, respectively of the total consideration. On November 21, 1997 management of Venture presented to the Venture Board the terms of a draft letter of intent and the Board authorized management to enter into a letter of intent on substantially the terms presented. On November 30, 1997, the parties executed a letter of intent. Venture announced the execution of the letter of intent through the issuance of a press release on December 2, 1997.

        Subsequent to announcing of the letter of intent, Venture commenced formal due diligence procedures, including a review of Continental's financial statements and meetings with management and representatives of Continental.

        In December 1997, each of Venture and Continental received a letter from Canaccord, indicating that representatives of Canaccord believed the bank was entitled to a finder's fee in connection with the potential acquisition.

        During late December, Continental indicated to Venture that due to market conditions and Continental's financing needs, Continental might lose the opportunity to lease a second marine vessel if Continental did not commit to a lease within the next few months, which, in turn, meant that Continental's need for financing was more immediate than originally anticipated when the parties executed the letter of intent. To determine the viability of financing the lease of a second marine vessel by Continental, management of Venture and Continental agreed that Venture would meet with potential lenders to determine the availability and possible terms of a financing to Venture in conjunction with or after consummation of the potential acquisition.

        At a previously scheduled Venture Board meeting on January 15, 1998 Venture's management reported to the Venture Board on the status of the due diligence of Continental. Management also informed the Board that Management of Venture had discussions with potential lenders regarding the availability of financing to Venture, after completion of the potential acquisition, for the second vessel to be leased by Continental; and concluded that financing would not be available to Venture on acceptable terms.

        As a result of the lack of availability of acceptable financing, and in order to permit Continental to lease the second marine vessel, at a meeting in early February, Continental management proposed that the potential acquisition be restructured such that Venture would take a 25% initial ownership position in Continental accompanied by an option to purchase the remaining shares outstanding over an 18 to 24 month time period. Venture management subsequently reviewed this proposal and discussed it with the Venture Board and its financial and legal advisors.

        At a meeting on February 9, 1998 Venture management proposed to Continental a restructuring of the transaction that would address the concerns of each party, with the majority of the purchase consideration to consist of Venture Common Shares, and prior to the consummation of the proposed acquisition, if at all, Venture lending $4,000,000 to Continental to be used by Continental to equip a second marine vessel to be leased by Continental. A draft of the revised letter of intent, outlining the financial terms of the potential acquisition, as prepared by Venture, was received by Continental on February 10, 1998. On February 12, 1998, management of Venture presented to the Venture Board the terms of the revised letter of intent and the Venture Board authorized management to enter into a revised letter of intent on substantially the terms presented. The revised letter of intent was executed on February 13, 1998. The execution of the revised letter of intent was announced in a press release February 18, 1998.

        On February 17, 1998, Venture delivered the first draft of the Purchase Agreement to representatives of Continental. During the period between February 17, 1998 and March 27, 1998, representatives of the parties discussed and negotiated the terms and conditions of the Purchase Agreement.

        On March 25, 1998, the Venture Board discussed the potential acquisition and reviewed a draft of the Purchase Agreement. After discussion, the Venture Board authorized management to enter into a Purchase Agreement in accordance with the terms and conditions outlined in the draft of the Purchase Agreement.

        On March 27, 1998 Venture and Continental executed the Purchase Agreement which included the essential terms of the February 1998 revised letter of intent. The execution of the Purchase Agreement was announced in a press release dated March 30, 1998.

        In April 1998 and May 1998, each of Venture and Continental received additional correspondence from Canaccord regarding the demand for a finder's fee, including, in late May 1998, correspondence including a draft of a statement of claim, indicating that Canaccord may pursue legal action against each of Venture and Continental with respect to a claim of entitlement to a fee of approximately $300,000 in connection with the Acquisition. As of June 19, 1998, no notice had been received by either Venture or Continental regarding a formal proceeding.

 RECOMMENDATIONS OF THE VENTURE BOARD

        THE VENTURE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE BY THE VENTURE HOLDERS FOR THE PROPOSAL TO APPROVE AND ADOPT THE PURCHASE AGREEMENT. VENTURE'S BOARD BELIEVES THE ACQUISITION IS FAIR TO AND IN THE BEST INTERESTS OF VENTURE HOLDERS.

        The rules of the Nasdaq Stock Market require Venture to obtain Shareholder Approval of the Purchase Agreement. In the event Shareholder Approval of the Purchase Agreement is not obtained, Venture would be able to consummate the Acquisition; however the designation of the Venture Common Shares as a Nasdaq National Market Security would be subject to termination, in accordance with the rules of the Nasdaq Stock Market. As a result, Venture has determined, in the event Shareholder Approval of the Purchase Agreement is not obtained, not to proceed with the Acquisition.

        The Venture Board believes that the Acquisition is fair to and in the best interests of the Venture Holders for the following reasons, among others:

               (i) The general trend in the seismic data acquisition industry is towards consolidation leading to a smaller number of larger suppliers who are able to supply a broad range of seismic data acquisition services to their customers. Further, the combined entity will be significantly larger than Venture and will be able to compete more effectively. The combined entity will provide a broader range of services, which the Venture Board believes will make Venture a more versatile and attractive supplier of seismic data to the industry.

               (ii) Assuming the consummation of the Acquisition, Venture is expected to be less exposed to risk of a downturn in the oil and natural gas production industry than Venture would be without Continental as a subsidiary. Venture is expected to be more diversified across the seismic data acquisition industry segments, combining its land-based seismic data acquisition businesses with Continental's marine-based business. As a result, Venture is expected to be less subject to fluctuations in demand in any particular segment of the seismic data acquisition industry.

               (iii) The Acquisition of Continental, including the integration of the complementary management and operating expertise, personnel, asset portfolios and financial attributes of Continental and Venture would make Venture a larger and more competitive seismic data acquisition company based in North America with expanded international operations and an expanded experienced management team, thereby increasing Venture's growth opportunities in the seismic data acquisition business, reducing its dependence upon its operations in Western Canada and on certain select customers and increasing its potential for access to capital and financial markets.

        In the course of its deliberations, the Venture Board reviewed with Venture's management a number of other factors relevant to the Acquisition. In particular, the Venture Board considered, among other things: (i) information concerning Venture's and Continental's respective businesses, prospects, historical and projected financial performances, financial condition and operations; (ii) an analyses of the respective projected contributions of each company to consolidated net revenues and operating results of Venture after the Acquisition; (iii) reports from management of Venture on its due diligence investigation of Continental; (iv) the business capabilities of the management and employees of Continental, as well as the compatibility of the managements and corporate cultures of Venture and Continental; (v) cash requirements relating to the Acquisition, and Venture, with the addition of Continental; (vi) valuations for publicly traded companies with businesses comparable to Continental; and (vii) amounts paid in other acquisition transactions in Continental's industry.

        In its deliberations concerning the Acquisition, the Venture Board also considered a variety of additional considerations and risk factors, including:
 (i) the historical financial performance and cash requirements of Continental;
 (ii) the percentage ownership dilution to Venture Holders resulting from the issuance to the Continental Holders of Acquisition Common Shares; (iii) the risk that the market price of Venture Common Shares might be adversely affected by announcement of the Acquisition or by other associated factors; (iv) the risk that Venture, with the addition of Continental might not achieve revenue equal to the sum of the potential revenue of the separate companies; (v) the risk that other benefits sought to be obtained by the Acquisition will not be obtained; (vi) the cost of integration of the operations of Continental and its impact on the results of Venture, with the addition of Continental after the Acquisition; (vii) the risks that, as a result of the Acquisition, Venture may need to raise additional capital and the resulting dilution to Venture Holders;
 (viii) the risks associated with the Venture Advance and the increased debt to Venture, which will occur as a result of the Acquisition, including the Titan Loan, debt relating to the possible upgrade of the vessels and Continental's capital requirements, in general; and (ix) other risks of the Acquisition associated with either Venture or Continental described under "Risk Factors".

        The foregoing discussion of the information and factors considered by the Venture Board is not intended to be exhaustive, but it does include all material factors considered by the Venture Board. In view of the wide variety of factors considered by the Venture Board, both positive and negative, the Venture Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to different factors. After taking into consideration all of the factors set forth above, the Venture Board determined that the Acquisition was in the best interests of and fair to Venture and the Venture Holders and that Venture should proceed with the Acquisition.

 THE PURCHASE AGREEMENT

        The following is a brief summary of the Purchase Agreement, a copy of which (without exhibits or schedules) is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Although the material provisions of the Purchase Agreement set forth in this Proxy Statement have been summarized accurately, the statements made herein concerning such document are not necessarily complete, and reference is made to the full text of the Purchase Agreement attached hereto as Annex A. Each such statement is qualified in its entirety by such reference. Capitalized terms that are not otherwise defined in this summary have the meanings set forth in the Purchase Agreement.

        General

        The Purchase Agreement provides that, subject to Shareholder Approval of the Purchase Agreement, and the satisfaction or waiver (to the extent legally permissible) of the other conditions set forth therein, on the Closing Date, Venture will acquire all of the Continental Capital Stock and Continental will become a wholly-owned subsidiary of Venture.

        On the Closing Date, all of the Continental Capital Stock will be transferred by the Continental Holders to Venture, in exchange for payment of the Purchase Price, including (i) (a) the Closing Cash Installment and (b) Notes representing the Note Installment, and (ii) the Share Consideration. The portion of the Purchase Price to be received by each Continental Holder will be calculated using their Applicable Percentage.

        In addition to the Purchase Price, in connection with the Acquisition,
 (i) in April 1998, Venture loaned the Venture Advance; (ii) in December 1997, Continental (a) declared the Management Bonus, payable to certain Continental Holders on or before June 25, 1998; and (b) called the Redeemed Shares for redemption, and paid (including the issuance of a $489,000 note which Continental has agreed to pay on or before June 25, 1998) to a Continental Holder (who is proposed to be a director of Venture), the Preferred Share Redemption; and (iii) in June 1998, Continental accepted an offer to finance for the Titan Loan, the net proceeds of which are to be used to fund a portion of the Refurbishment, for which Venture has agreed to replace certain Continental Holders as a guarantor, upon consummation of the Acquisition. Any indebtedness of Continental outstanding upon consummation of the Acquisition will be reflected as a liability of Venture, on a consolidated basis. See "-- Other Agreements -- The Credit Agreement," and "--Interests of Certain Persons in the Acquisition."

        Because the market price of Venture Common Shares following the Acquisition is subject to fluctuation, the market value of the Acquisition Common Shares that Continental Holders will receive in the Acquisition may increase or decrease following the Acquisition.

        Purchase Price

        The Purchase Price to be paid in the Acquisition equals the Cash Consideration plus the Share Consideration. The Purchase Price does not include: (i) the Venture Advance; (ii) the Bonus Transactions; (iii) the costs associated with the preparation of this Proxy Statement, including without limitation, the costs associated with the preparation of the pro forma financial statements, which Venture has agreed to pay; or (iv) other indebtedness of Continental or which Continental may incur in connection with the Refurbishment (including borrowings under its line of credit of approximately $1,000,000 and supplier financing of approximately $3,000,000) or otherwise to be outstanding after the Acquisition, including (a) the Titan Loan or (b) any indebtedness related to the possible upgrade of the vessels to 3D capability estimated at approximately $4,000,000. Assuming the consummation of the Acquisition, on a consolidated basis, any indebtedness of Continental will be reflected as a liability of Venture.

        Allocation of Purchase Price; Share Ownership Following the Acquisition

        The following table sets forth the dollar value of Cash Consideration to be issued in installments to, the total number and dollar value of Acquisition Common Shares and the percentage of the outstanding Venture Common Shares to be held by, the five former Continental Holders, after giving effect to the
Acquisition:

                                               PURCHASE PRICE(1)
                            ----------------------------------------------------------
                                                                                               PERCENTAGE
                                                                                              OWNERSHIP OF
     CONTINENTAL                    CASH                           SHARE                    VENTURE AFTER THE
        HOLDER              CONSIDERATION($)(2)                CONSIDERATION                 ACQUISITION(3)
----------------------      --------------------     ---------------------------------     -------------------
                                                          NO.            VALUE($)(4)
                                                     -------------      --------------
Leslie J. Stinn(5)               660,000                   915,200           6,063,200            13.6%
Roy Self (5)                     660,000                   915,200           6,063,200            13.6%


Sandra Kelly                         60,000                 83,200            551,200            1.2%
Elaine B. McCarthy                   60,000                 83,200            551,200            1.2%
Gregory A. Stinn                     60,000                 83,200            551,200            1.2%
                                 ----------              ---------        -----------           -----
Total                            $1,500,000              2,080,000        $13,780,000           30.8%


---------------

(1) Does not include the Venture Advance or the Bonus Transactions. See "Proposal No. 1 -- The Acquisition -- Other Agreements -- Credit Agreement" and "-- Interests of Certain Persons in the Acquisition".

(2) The Cash Consideration is to be paid as follows: (a) an aggregate of $500,000 will be paid in cash in the Closing Cash Installment and (b) notes in the aggregate principal amount of $1,000,000 will be issued on the Closing and paid in the Note Installment. The amounts set forth in the table do not include the interest payable to the Continental Holders on the Note Installment. The portion of Cash Consideration to be received by each Continental Holder, one-third of which will be paid in the Closing Cash Installment and two-thirds of which will be paid in the
        Note Installment, is calculated in accordance with their Applicable Percentage as follows: (a) 44% for each of Leslie J. Stinn and Roy Self and (b) 4% for each of Sandra Kelly, Elaine B. McCarthy and Gregory A. Stinn.

(3) Based on 4,635,084 Venture Common Shares issued and outstanding as of June 19, 1998. Assumes no issuances of Venture Common Shares, or securities to acquire Venture Common Shares, other than the Share Consideration.

(4) Based upon the closing sales price of Venture Common Shares as reported by Nasdaq on June 19, 1998, of $6.625 per share.

(5) Has entered into an employment agreement with Continental and will remain an executive officer of Continental upon consummation of the Acquisition. See "Proposal No. 1 -- The Acquisition -- Other Agreements -- Employment Agreements."


        Closing Date of the Acquisition

        It is the intention of the Parties to close the Acquisition as soon as possible following Shareholder Approval of the Purchase Agreement and satisfaction of all conditions (or, to the extent permitted, waiver thereof) to the Parties' respective obligations to consummate the Acquisition. If Shareholder Approval of the Purchase Agreement is received at the Meeting and all other conditions to the Acquisition have been fulfilled or waived, the Closing will occur on the date of the later of three business days following the Meeting or as soon as practicable thereafter.

        Representations and Warranties

        The Purchase Agreement contains certain representations and warranties of Continental or the Continental Holders relating to, among other things,: (i) share ownership; (ii) due organization, qualification, power and standing; (iii) the authorization, execution, delivery and enforceability of the Purchase Agreement; (iv) validity of the Contemplated Transactions; (v) absence of claims against Continental; (vi) the residency of the Continental Holders; (vii) the investment intentions and qualifications of the Continental Holders; (viii) accounts receivable; (ix) inventory and revenue producing equipment; (x) absence of undisclosed liabilities; (xi) assets and properties; (xii) compliance with law; (xiii) books of account; (xiv) absence of certain contracts or commitments;
(xv) environmental matters; (xvi) compliance with laws; (xvii) capitalization; (xviii) absence of preemptive rights, repurchase obligations or voting trusts;
(xix) absence of subsidiaries; (xx) required governmental consents and approvals and the absence of breaches, defaults or violations of Continental's Certificate of Incorporation or Bylaws, agreements and instruments, and law; (xxi) financial statements; (xxii) the absence of litigation; (xxiii) the absence of certain changes; (xxiv) tax matters; (xxv) employee benefit plans; (xxvi) labor and employment matters; (xxvii) brokers; (xxviii) intellectual property matters;
(xxix) investments; and (xxx) insurance matters.

        The Purchase Agreement contains certain representations and warranties of Venture relating to, among other things,: (i) "reporting issuer" status in the Province of Alberta; (ii) capitalization; (iii) due organization, qualification, power and standing; (iv) the authorization, execution, delivery and enforceability of the Purchase Agreement; (v) the validity of the Contemplated Transactions; (vi) certain corporate and securities laws matters relating to the issuance of the Venture Common Shares; (vii) the status of Venture as a Canadian corporation; (viii) brokers; (ix) absence of judgments;
(x) the accuracy of documents supplied to the Continental Holders; and (xi) the status of the Venture Common Shares as "restricted securities" under Rule 144 of the Securities Act.

        Certain Covenants

        Covenants of Continental Prior to Closing of the Acquisition

        Prior to the Closing Date, Continental is required by the Purchase Agreement to: (i) conduct its business only in the ordinary course consistent with past practice; (ii) use reasonable efforts to preserve intact its business organization and relationships with third parties; and (iii) pay accounts payable and pay and perform other obligations of the business of Continental when they become due and payable in the ordinary course of business consistent with prior practice.

        In addition, Continental has agreed that, except as otherwise agreed to or required in connection with the leasing, outfitting and operation of the "Pacific Titan" in an aggregate amount not to exceed $12,000,000, and, prior to the Closing Date, among other actions, it will not: (i) amend its articles or certificate of incorporation or by-laws; (ii) declare or pay any dividend or make any other payment or distribution in respect of its capital stock, other than the Bonus Transactions; (iii) purchase, redeem, issue, sell or otherwise acquire or dispose of, either directly or indirectly, any of its capital stock, or reclassify, split or otherwise change any of its capital stock or grant or enter into any options, warrants, puts or calls or other rights to purchase, sell or convert any obligation into any of, its capital stock, other than the Bonus Transactions; (iv) organize any subsidiary or acquire any capital stock or other equity securities of any person or any equity or ownership interest in any business; (v) borrow any funds or incur, assume or acquire any obligation or liability (whether fixed, accrued, contingent or otherwise, whether due or to become due) or in the aggregate amount of more than $25,000 (Cdn) except for current liabilities incurred in the ordinary course of business in connection with the purchase of goods or services consistent with prior practice; (vi) utilize its existing credit facility with Royal Bank other than in the ordinary course of business and other than to effect payment of the Management Bonus; (vii) enter into any commitment letter, offer to finance or loan agreement regarding the leasing, outfitting or operation of the "Pacific Titan" with any of Export Development Corporation, Northstar Trade Finance Inc. or their respective agents or affiliates without the prior express written consent of the Buyer; (viii) pay, discharge or satisfy any encumbrance (other than an encumbrance then required to be paid, discharged or satisfied), claim, liability or obligation (whether fixed, accrued, contingent or otherwise, whether due or to become due), except for payment, discharge or satisfaction for cash of a claim, liability or obligation that is a current liability either shown on the most recent financial statement of Continental provided to Venture, or incurred since the date of such financial statement in the ordinary course of business consistent with prior practice; (ix) make or grant any material increase in the compensation (whether salary, commission, bonus, benefits (retirement, severance or other) or other direct or indirect remuneration) of any employees of Continental, or enter into any employment contract with any employee of Continental other than the Employment Agreements; (x) sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any of its assets or properties (real or personal, tangible or intangible) or any other material right, other than in the ordinary course of business; (xi) enter into any instrument which would constitute a material lease or contract or enter into any material amendment, supplement or waiver in respect of any material lease or contract; (xii) incur any severance pay obligation by reason of the Purchase Agreement or the Contemplated Transactions; (xiii) grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of Continental's business or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person other than through endorsements of negotiable instrument in the ordinary course of business; (xiv) cancel or compromise any material debt or claim, or waive or release any material right, other than adjustments in the ordinary course of business for goods or services sold and received which, in the aggregate, are not material; (xv) make any capital expenditures or capital additions or improvements in excess of an aggregate of $25,000 (Cdn), other than pursuant to capital expenditure commitments disclosed on a Schedule to the Purchase Agreement or not required to be disclosed thereon; (xvi) enter into or amend any collective bargaining or union contract or agreement; (xvii) institute or settle any Proceeding; (xviii) incur any tax liability other than in the ordinary course of business; (xix) in any other manner, modify, change or otherwise alter in a material way the fundamental nature of the business of Continental as presently conducted; or (xx) agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing, without the prior express written consent of Venture.

        Covenants Relating to the Acquisition

        The Purchase Agreement also provides that, prior to the Closing Date,:
(i) Venture shall apply for listing of the Venture Common Shares on Nasdaq; (ii) Continental shall assist Venture in preparing, and have the opportunity to review and comment on, the Proxy Statement with respect to the Meeting; and
(iii) at the Meeting, Venture shall use its best efforts to nominate for election to the Venture Board an individual selected by the Continental Holders, collectively.

        Venture has agreed to use its best efforts to ensure that a nominee of the Continental Holders, collectively, is included as a nominee to the Venture Board at each of the next three annual meetings of shareholders of Venture.

        Covenants Not to Compete

        From the date of Purchase Agreement until the third anniversary of the Closing, each of the Continental Holders has agreed not to, anywhere in North America, unless acting for Venture or its affiliates (including without limitation Continental) or in accordance with Venture's prior written consent,
(i) (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, any business or enterprise engaged anywhere in North America by Continental on the Closing Date or during the three-year non-compete period stated above or at the time of its termination, (ii) call on or solicit any person who or which during such non-compete period is a customer of Continental with respect to any business covered by clause (i) above or (iii) solicit the employment of any person who during such non-compete period is employed by Continental on a full or part-time basis.

        Covenants Relating to Securities Law Compliance

        Venture has agreed for a period equal to the lesser of (i) five years from the Closing Date or (ii) after an aggregate of 95% of the Acquisition Common Shares being acquired by the Continental Holders as a result of the Acquisition have been transferred or otherwise disposed of by the Continental Holders, Venture shall use its best efforts to (i) maintain the listing of its securities on Nasdaq, or such other exchange or market as the securities of Venture may then be listed for trading; (ii) make and keep available adequate current public information regarding Venture as such is understood and defined in Rule 144 under the Securities Act; (iii) comply in all material respects with the reporting requirements of the Exchange Act applicable to it; (iv) use its best efforts to otherwise comply with the provisions of Rule 144 as then in effect and which may be applicable to it; and (v) use its best efforts to comply with the rules and regulations of the Securities Act (Alberta) in all material respects.

        No Solicitation

        The Continental Holders and Continental have agreed, and have agreed to direct and use reasonable efforts to cause their representatives and agents, prior to the Closing Date, not to (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person relating to (a) any business combination with Continental or (b) the sale of a material portion of the assets and/or capital stock of Continental (a "Transaction"), (ii) enter into or participate in any negotiations, nor initiate any discussions or continue any discussions initiated by others, regarding any Transaction, or furnish to any other person any information with respect to the assets or business of Continental for the purposes of pursuing a possible Transaction with any other party, or (iii) otherwise participate in, assist, facilitate, or encourage any effort or attempt by any other person to do any of the foregoing.

        Conditions to Consummation of the Acquisition

        The obligation of Venture to effect the Acquisition is subject to the fulfillment or waiver, if legally permissible, of a number of conditions, including the following: (i) the execution of the Credit Agreement and Security Agreement and the making of the Venture Advance; (ii) the receipt of approval from the Venture Board of the Contemplated Transactions and of the Due Diligence; (iii) Continental shall have provided such audited financial statements as necessary for the consummation of the Contemplated Transactions;
(iv) Shareholder Approval; (v) the execution of the Employment Agreements; (vi) all necessary permits, authorizations, regulatory approvals and consents necessary for the consummation of the Acquisition shall have been received;
(vii) the Continental Holders shall have delivered releases in favor of Continental in their capacities as directors, officer, shareholders and employees of Continental; (viii) counsel for Venture shall have approved all actions necessary to carry out the Contemplated Transactions and the Continental Holders shall have delivered all documents, instruments and other assurances as Venture may reasonably require, including an opinion of counsel to Continental;
(ix) Continental shall have paid, or made arrangements to pay, all of the costs and expenses of Continental and the Continental Holders in connection with the consummation of the Contemplated Transactions; (x) all certificates and documents to be delivered to Venture shall be to its reasonable satisfaction; and (xi) the Continental Holders shall have cancelled any indebtedness owed to them by Continental, other than amounts due under any employment agreements;
(xii) the material accuracy of the representations and warranties made by Continental in the Purchase Agreement; (xiii) the material compliance by Continental with all material covenants and agreements contained in the Purchase Agreement required to be performed by it prior to the Closing Date; and (xiv) no order, including the institution of any litigation or investigation, injunction or decree issued by any court or competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition, shall be in effect.

        The obligation of Continental to consummate the Acquisition is also subject to the fulfillment or waiver of certain additional conditions, including the following: (i) the material accuracy of the representations and warranties made by Venture in the Purchase Agreement; (ii) the material compliance by Venture with all material covenants and agreements contained in the Purchase Agreement required to be performed by Venture prior to the Closing Date; (iii) Continental shall have executed and delivered the Employment Agreements and the Employment Agreements shall be in full force and effect, unamended; (iv) the Continental Holders shall provide the name of one nominee director of Venture on behalf of the Continental Holders acceptable to Venture and Venture shall use its best efforts to nominate such nominee director to stand for election as a director of Venture at the Meeting; (v) the Credit Agreement shall have been duly executed and delivered by the parties thereto, and Venture, contemporaneously therewith, shall have advanced the funds contemplated by the Credit Agreement for the purposes specified therein; (vi) all action, proceedings, resolutions, instruments and documents required to carry out the Purchase Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for the Continental Holders; (vii) Venture shall have delivered to the Continental Holders such other documents, instruments, certifications and further assurances as such counsel may reasonably require; (viii) Continental shall have received the approval of its board of directors and the unanimous approval of all of its shareholders, both to the Purchase Agreement, the Employment Agreements and to the Contemplated Transactions, and Venture shall have received the required approval of the Venture Board and of its shareholders, both to the Purchase Agreement and to the Contemplated Transactions; (ix) Continental shall have executed and delivered to each of the Continental Holders a general release in favor of each such holder in his or her, as the case may be, respective capacity as a director, officer, employee and independent contractor of Continental; (x) Venture, Continental and the Continental Holders shall have obtained all third party consents and approvals necessary to complete the Contemplated Transactions; (xi) the Continental Holders shall have approved the results of the Due Diligence; (xii) no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of the Purchase

Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, in the reasonable judgment of an experienced, prudent business person (a) a reduction in the value of the business of Venture or (b) a decision not to consummate the Contemplated Transactions on the terms and conditions set forth in the Purchase Agreement; (xiii) all certificates, opinions and other documents to be delivered by Venture and all other matters to be accomplished by Venture prior to or at the Closing shall be satisfactory in the reasonable judgment of the Continental Holders, Continental and their counsel; (xiv) Venture shall provide to the Continental Holders on the Closing Date the following: (a) a certified copy of the directors' resolution of Venture, approving the Purchase Agreement and all transactions contemplated by the Purchase Agreement, (b) the legal opinion of counsel to Venture, and (c) a true copy of the written verification from Nasdaq, for the listing of the Venture Common Shares; and (xv) all necessary state securities and blue sky permits, approvals and exemption orders required in connection with the Contemplated Transactions shall have been obtained and the Acquisition Common Shares shall have been listed with Nasdaq.

        Amendment and Termination of the Purchase Agreement

        The Purchase Agreement may be amended by Continental, the Continental Holders or Venture at any time, whether before or after Shareholder Approval.

        The Purchase Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date, whether before or after Shareholder
Approval: (i) by the mutual written agreement of Venture, the Continental Holders and Continental; or (ii) by either Venture or the Continental Holders if a condition to their closing becomes impossible and is not waived by the other party. If the Acquisition is not consummated by August 31, 1998, no party to the Purchase Agreement shall have any continuing obligations thereunder, other than the Venture Advance and certain confidentiality obligations.

        Indemnification

        Continental Holders and Continental

        Each Continental Holder has agreed to reimburse, indemnify and hold harmless Venture and its affiliates (a "Buyer Indemnified Party") against and in respect of certain damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party because of or that result from, relate to or arise out of the untruth, inaccuracy or breach of, certain representations and warranties of such Continental Holder in whole or in part contained in the Purchase Agreement, including representations and warranties relating to (i) share ownership; (ii) due organization, qualification, power and standing; (iii) the authorization, execution, delivery and enforceability of the Purchase Agreement; (iv) validity of the Contemplated Transactions; (v) absence of claims against Continental; (vi) the residency of the Continental Holders; (vii) the investment intentions and qualifications of the Continental Holders (the "Individual Continental Holders Representations").

        Further, each Continental Holder and Continental has agreed to indemnify and hold harmless Venture and each person, if any, who controls Venture within the meaning of the Securities Act against any losses, claims, damages or liabilities to which Venture or such controlling person may become subject, under the Securities Act or otherwise, and has agreed to reimburse, as incurred, Venture and such controlling persons for any legal or other expenses reasonably incurred in connection with investigating, defending against or appearing as a third party witness in connection with any losses, claims, damages or liabilities, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement or any amendment or supplement thereto, but only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Venture by or on behalf of such Continental Holder or Continental, as the case may be, specifically for use in the preparation of the Proxy Statement or any such amendment or supplement thereof.

        Leslie J. Stinn and Roy Self

        Each of Leslie J. Stinn and Roy D. Self have agreed to reimburse, indemnify, and hold harmless any Buyer Indemnified Party against and in respect of fifty percent (50%) of any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party because of or that result from, relate to or arise out of: (i) the untruth, inaccuracy or breach of, or the failure to fulfil, certain representations or warranties (other than the Individual Continental Holders Representations), agreement, covenant or statement of any Continental Holder contained in the Purchase Agreement or in any certificate or other writing furnished to Venture by or on behalf of any Continental Holder or Continental in connection with the Contemplated Transactions; (ii) any claim by any former shareholder of Continental involving the Contemplated Transactions or any prior transaction involving any shares of capital stock of Continental or any predecessor corporation and not already provided for in the Financials; or (iii) any liability or obligation relating to or arising out of the business, operations or assets of Continental or the actions or omissions of Continental's directors, officers, shareholders, employees or agents; and prior to the Closing Date and not already provided for in the Financials, including without limitation any liability or obligation relating to, and any claim which arises out of or is based upon, (a) negligence,
(b) strict liability, (c) any Environmental Claim or which otherwise relates to, or involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date, (d) any other statute, rule or regulation or (e) any express or implied representation, warranty, agreement or guarantee made by or on behalf of Continental, or any liability or obligation, except for existing liabilities and obligations of Continental described in the Purchase Agreement which is imposed on Continental or any successor corporation by operation of law, in connection with any product designed, used, rented, sold, manufactured, shipped or installed by or on behalf of Continental, or for any service performed by or on behalf of Continental, including without limitation any acts, omissions, workmanship or material performed or sold by Continental, in any case prior to the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against Continental or any successor corporation.

        Venture

        From and after the Closing, Venture has agreed to reimburse, indemnify and hold harmless each Continental Holder (a "Securityholder Indemnified Party") against and in respect of any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by such Securityholder Indemnified Party because of or that result from, relate to or arise out of: (i) the untruth, inaccuracy or breach of, or the failure to fulfil, any representation, warranty, agreement, covenant or statement of Venture contained in the Purchase Agreement or in any certificate or other writing furnished to the Continental Holder by or on behalf of Venture in connection therewith; or (ii) any liability or obligation relating to or arising out of the business, operations or assets of Continental conducted after the Closing Date or the actions or omissions of Continental's directors, officers, shareholders, employees or agents after the Closing Date (other than the Continental Holders) including, without limitation, any liability or obligation relating to, and any claim which arises out of or is based upon, (a) negligence, (b) strict liability, (c) any Environmental Claim or which otherwise relates to, or involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing subsequent to the Closing Date, (d) any other statute, rule or regulation or (e) any express or implied representation, warranty, agreement or guarantee made or on behalf of Continental, or any liability or obligation which is imposed on Continental or any successor corporation by operation of law, in connection with any product designed, used, rented, sold, manufactured, shipped or installed by or on behalf of Continental, or for any service performed by or on behalf of Continental, including, without limitation, any acts, omissions, workmanship or material performed or sold by Continental, in any case subsequent to the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against Continental or any successor corporation.

        Venture has also agreed to indemnify and hold harmless the Continental Holders and Continental, each of its directors, and each person, if any, who controls Continental within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which the Continental Holders and Continental or any such director, nominee, officer or controlling person may become subject, under the Securities Act or otherwise, and will reimburse, as incurred, the Continental Holders, Continental and such controlling persons for any legal or other expenses reasonably incurred in connection with investigating, defending against or appearing as a third party witness in connection with any losses, claims, damages or liabilities, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Proxy Statement or any amendment or supplement thereto other than in reliance upon and in conformity with written information furnished by the Continental Holders and Continental to Venture specifically for use in the preparation thereof.

        Limitations on Liability

        Except with respect to (i) the Individual Continental Holders Representations, or (ii) indemnification relating to liability for broker's fees, Leslie J. Stinn and Roy D. Self shall not be liable to any Buyer Indemnified Party for any misrepresentation or breach of warranty until the aggregate amount for which they would otherwise be liable exceeds in the aggregate the sum (the "Deductible") of $25,000 (Cdn), and the indemnification liability of each of them shall be limited to fifty percent (50%) of any claim or demand made thereunder.

        Except with respect to indemnification claims arising under or with respect to (i) the Individual Continental Holders Representations, or (ii) indemnification relating to liability for broker's fees, the indemnification liability of each Continental Holder to any Buyer Indemnified Party for any misrepresentation or breach of warranty shall be limited to the percentage of any claim or demand made thereunder equal to their Applicable Percentage.

        Except with respect to indemnification claims arising under or with respect to liability for broker's fees, Venture shall not be liable to any Securityholder Indemnified Party for any misrepresentation or breach of warranty until the aggregate amount for which it would otherwise be liable to any or all Securityholder Indemnified Parties for all such misrepresentations and breaches of warranty exceeds in the aggregate the Deductible.

        Survival of Representations and Warranties.

        The representations and warranties given or made by the Continental Holders or Venture in the Purchase Agreement or in any certificate or other writing furnished in connection therewith shall survive the Closing for a period of two years after the Closing Date, except that (a) all representations and warranties relating to Taxes and Tax Returns and to Environmental Claims shall survive the Closing for the period of the applicable statutes of limitation plus any extensions, (b) (i) the Individual Continental Holders Representations, or
(ii) indemnification relating to liability for broker's fees shall survive the Closing without limitation and (c) any representation or warranty as to which a claim shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

        Indemnification Relating to Liability for Broker's Fees

        Each of the Continental Holders and Venture has represented and warranted that all discussions, activities and negotiations relative to the Purchase Agreement have been carried on by such Party directly without the intervention of any person who may be entitled to, or has claimed entitlement to, any brokerage or finder's fee or other commission in respect thereof or the consummation of the Completed Transactions, irrespective of the validity of such claim, other than as disclosed in a letter from Canaccord dated December 8, 1997 (the "December Letter"), and each party has agreed to indemnify and hold harmless the other against any and all claims, losses, liabilities and expenses which may be incurred or paid by such other party as a result of the first party's dealings, arrangements or agreements with any such person contrary to such representations and warranties. In the December Letter, representatives of Canaccord indicated that they believed Canaccord was entitled to a finder's fee in connection with the Acquisition.

        Venture and Continental have each received correspondence, including a draft of a statement of claim, from, and have been advised by, Canaccord that Canaccord may pursue legal action against each of Venture and Continental with respect to a claim of entitlement to a fee of approximately $300,000 in connection with the Acquisition. See "Certain Information Regarding Venture -- Legal Matters."

        Board of Directors and Management of Venture and Continental After the Acquisition

        Upon consummation of the Acquisition, it is currently expected that the Venture Board shall consist of the members of the Venture Board as of immediately prior to consummation of the Acquisition, in addition to a nominee of the Continental Holders, Mr. Leslie J. Stinn; provided that the election of Mr. Stinn shall have received Shareholder Approval. The Venture Board currently consists of five members: Brian W. Kozun, P. Daniel McArthur, Stuart Norman, J. Joseph Ciavarra and Michael J. Beninger. Upon consummation of the Acquisition, it is currently expected that the Continental Board shall consist of Messrs. Stinn and Self with the addition of Messrs. Kozun, Wiebe and McArthur. See "Proposal No. 2 -- Election of Director."

        The executive officers of Venture after consummation of the Acquisition will be the executive officers of Venture as of immediately prior to the Closing Date of the Acquisition. It is currently expected that the executive officers of Continental after consummation of the Acquisition shall be the executive officers of Continental as of immediately prior to the Closing Date, with such other additions as Venture may designate. Simultaneously with the execution of the Purchase agreement, each of Leslie J. Stinn and Roy Self entered into an employment agreement with Continental for a period of three years commencing March 1, 1998. See "-- Other Agreements -- Employment Agreements."

        Expenses

        Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with the Purchase Agreement and the Contemplated Transactions (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, that in connection with the Proxy Statement, Venture has agreed that Continental shall be responsible for all costs incurred in connection with the preparation of its audited and unaudited financial statements as necessary for the preparation of the Proxy Statement and Venture shall be responsible, and shall reimburse Continental or the Continental Holders, as the case may be, for all other costs incurred in connection with the preparation of the Proxy Statement, including, without limitation, the preparation of pro forma financial statements. In addition, Continental has agreed to pay all expenses of the Continental Holders in connection with the Contemplated Transactions, including legal fees and expenses.

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

        THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE.

        The cost to Venture for income tax purposes of each class of shares purchased will be as follows:

        (a) in the case of the Continental Preferred Shares, an amount equal to the purchase price paid therefor plus all reasonable closing costs; and

        (b) in the case of the Continental Common Shares, the lesser of the fair market value of those shares immediately before the exchange and their paid-up capital immediately before the exchange, plus all reasonable closing costs.

        The income tax consequences to Venture, if any, resulting from the purchase of the Continental Capital Stock, would generally be determined at the time of disposition of such stock by Venture, if ever.

ACCOUNTING TREATMENT

        It is intended that the acquisition of the Continental Capital Stock will be treated as a "purchase" for financial accounting purposes in accordance with Canadian and U.S. GAAP. Accordingly, Venture will record the assets and liabilities of Continental at their fair value as of the effective date of the Acquisition.

RESTRICTIONS ON RESALES OF VENTURE COMMON SHARES

        The Venture Common Shares to be issued pursuant to the Purchase Agreement have not been registered under the Securities Act. The sale of Venture Common Shares issued in the Acquisition is subject to restriction. Under present law, any public reoffering or sale of such shares will require either (i) the registration of such shares under the Securities Act, or (ii) the availability of an exemption from such further registration, including compliance with Rule 144 of the Securities Act. In general, under Rule 144, a person may publicly sell such stock after a period of one year from the date of issuance if the person: (a) sells during any three-month period no more than the number of shares permitted under Rule 144(e) (which is generally the greater of (i) 1% of the total number of Venture Common Shares outstanding, or (ii) the average weekly volume of trading of Venture Common Shares for the four calendar weeks prior to the sale); (b) sells in a "brokers' transaction" (which means, generally, that the broker can do no more than execute the order as agent for the seller, can receive no more than the usual broker's commission, cannot solicit orders to buy in connection with the transaction, and cannot believe that the seller is an underwriter of the securities being sold); (c) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker; and (d) sells at a time when there is adequate current public information about Venture (which will be satisfied so long as Venture's Common Shares remain registered under the Exchange Act and Venture continues to file the necessary reports under such act). In addition, under Rule 144(k), a person who is not an affiliate of Venture and who has not been an affiliate of Venture at any time during the 90 days preceding any sale, would be entitled to sell Venture Common Shares without regard to the limitations described above, provided the Venture Common Shares have been beneficially owned for at least two years.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

        At June 19, 1998, certain directors and executive officers of each of Venture and Continental have certain interests in the Acquisition that may be in addition to the interests of the Venture Holders generally and create certain conflicts of interest. These interests arise from, among other things, certain arrangements among Venture, Continental and certain directors and officers of Continental, including arrangements related to employment, indemnification, the Bonus Transactions, the Venture Advance, the release of guarantees in connection with the Titan Loan and nomination to the Venture Board.

        Employment Agreements

        Simultaneously with the execution of the Purchase Agreement, each of Leslie J. Stinn and Roy Self has entered into an Employment Agreement with Continental for a period of three years commencing March 1, 1998. See "The Purchase Agreement -- Other Agreements -- The Employment Agreements."

        Bonus Transactions

        Management Bonus

        In December 1997, Continental declared the Management Bonuses, which pursuant to the Purchase Agreement, Continental agreed to pay on or before June 25, 1998, to certain members of management of Continental, each of whom is a Continental Holder. If the Acquisition is consummated, management of Venture has determined to disallow bonus transactions of such nature on a going forward basis. The portion of the Management Bonuses, which aggregated $721,500, to be received by certain of the Continental Holders is as follows: $404,000 to Mr. Leslie J. Stinn and $317,500 to Mr. Roy Self. As of June 19, 1998, the Management Bonuses had not been paid. Any cash resources of Continental used to pay the Bonus Transactions will reduce the cash available for other purposes, including the Refurbishment.

        Preferred Share Redemption

        Continental called for redemption the Redeemed Shares in December 1997, for an aggregate of approximately $524,000, including approximately $35,000 in cash and $489,000 in non-interest bearing notes with no fixed terms of repayment, representing the original consideration paid for the Redeemed Shares by the holder thereof (Mr. Leslie J. Stinn, who is proposed to be a director of Venture). Although the note has no fixed term of repayment, Continental has agreed pursuant to the Purchase Agreement to repay the note the earlier of (i) June 25, 1998 or (ii) the Closing. As of June 19, 1998, the note had not been paid. Any cash resources of Continental used to pay the Bonus Transactions will reduce the cash available for other purposes, including the Refurbishment.

        Indemnification

        Pursuant to the Purchase Agreement, each of the Continental Holders and Venture have agreed to indemnify and hold harmless the other Party, its affiliates, successors and assigns, subject to certain conditions and limitations, from certain damages, losses, settlement payments, deficiencies, liabilities and costs and expenses arising from the Contemplated Transactions, the Purchase Agreement and the Proxy Statement. See "-- The Purchase Agreement -- Indemnification."

        Director Nominee

        Pursuant to the Purchase Agreement, at the Meeting, Venture has agreed to use its best efforts to nominate, to the Venture Board an individual chosen by the Continental Holders, collectively (who have selected Mr. Leslie Stinn as their nominee). Further, Venture has agreed to use its best efforts to have a nominee of the Continental Holders, collectively, stand for election at each of the next three annual meetings of its shareholders. See "Proposal No. 2 -- Election of Director."

        Loan Arrangements; Guarantee

        Pursuant to the Credit Agreement executed simultaneously with the Purchase Agreement, Venture has loaned Continental the Venture Advance, the proceeds of which is being used to assist in funding the Refurbishment. The Venture Advance bears interest at an annual rate of 1% over the prime rate of the Royal Bank. In the event that the Acquisition is not consummated prior to August 31, 1998, the Venture Advance is convertible, at the option of Venture, during the period from August 31, 1998 to December 1, 1999, without any additional consideration, into equity of Continental equal to approximately 26% of the outstanding capital of Continental on a fully-diluted basis at the time of conversion. The Venture Advance is secured by certain assets of Continental, which security interest is expected to become subordinate to that of the lender of the Titan Loan, in the event Continental receives such loan. Further, in connection with the Titan Loan, Venture has agreed to replace Messrs. Stinn and Self as a guarantor of Continental's obligations thereunder, in the event the Acquisition is consummated. See "-- The Purchase Agreement -- Other Agreements -- Credit Agreement and General Security Agreement."

REGULATORY AND OTHER LEGAL MATTERS

        Regulatory Matters

        Venture and Continental are not aware of any material governmental or regulatory requirements that must be complied with in connection with the Acquisition, other than applicable securities and "blue sky" laws of the various states, the filing of notification of the transaction on a Form 20 with the Alberta Securities Commission, within 10 days following consummation of the Acquisition and the receipt of Shareholder Approval of the Purchase Agreement. The Continental Holders agreed by unanimous consent on March 27, 1998 to approve the Purchase Agreement.

        Consents

        Several of the material agreements to which Continental is a party, including agreements relating to certain of its financing arrangements and the leases for the SV Calgary and the Pacific Titan, require the consent of the other party to the agreement prior to or upon a change-in-control of the ownership of Continental. Specifically, Continental must obtain the consent of each of the following parties in order to consummate the Acquisition: the Royal Bank; Calbers Ltd.; Swire Offshore Services Inc.; Swire Pacific Offshore Ltd.; and Rabo Bank. Management of Continental have indicated to Venture that they have contacted each of the aforementioned parties to obtain their respective consent and that management believes it will be able to obtain such consents prior to the consummation of the Acquisition. There can be no assurance that Continental will be able to obtain all of such consents, or that, in the event that it fails to do so, that such failure will not have a material adverse effect on Continental or on Venture in the event the Acquisition is consummated.

OTHER AGREEMENTS

        Credit Agreement

        Continental has entered into an agreement in principle to lease the Pacific Titan for a five year period commencing February 1998, at an annual lease rate of $2,700,000 increasing to $3,100,000 in the final year of the lease. In connection with the leasing of the Pacific Titan, Continental has entered into arrangements for the Refurbishment, at a cost of approximately $13,500,000 (in addition to the Lease Payments). In April 1998, Venture loaned to Continental the Venture Advance, which is being used by Continental to fund a portion of the costs of the Refurbishment. The Venture Advance is secured by certain assets of Continental, which, upon receipt of the Titan Loan by Continental, is expected to become subordinate to the security interest of the lender of the Titan Loan. Should Closing of the Acquisition not occur prior to August 31, 1998, the Credit Agreement provides the Venture Advance, including interest, is payable in quarterly installments commencing December 1, 1999, consisting of principal and accrued interest, bearing interest at the prime lending rate of the Royal Bank plus 1%, and is convertible at the option of Venture, without any additional consideration, during the period from August 31, 1998 to December 1, 1999, into approximately 26% of the outstanding capital of Continental on a fully-diluted basis at the time of conversion. Assuming the Closing of the Acquisition occurs, the Venture Advance will become an intercompany debt, due and payable to Venture.

        Pursuant to the Purchase Agreement, Continental agreed not to exceed $12,000,000 in costs for the Refurbishment; however, as of June 19, 1998, the cost of the Refurbishment had increased to $13,500,000. Continental's arrangements for the Refurbishment do not limit expenditures, nor can there be any assurance that the cost will not exceed $13,500,000. The increased cost of the Refurbishment is a breach of the Purchase Agreement, which permits Venture to seek indemnification from Continental and certain Continental Holders or terminate the Purchase Agreement. As of June 19, 1998, management of Venture have determined however, not to pursue any remedy available to Venture as a result of such breach. In the future, management of Venture may determine in its discretion to take action, including remedies available to it pursuant to the Purchase Agreement, with respect to the cost of the Refurbishment. The cost of the Refurbishment is expected to be financed by (i) the Venture Advance; (ii) the

Titan Loan; (iii) resources of Continental (including borrowings under its line of credit of approximately $1,000,000 and cash of approximately $2,000,000); and
(iv) supplier financing of approximately $3,000,000. In connection with the Titan Loan, Venture has agreed to replace certain Continental Holders as a guarantor of Continental's obligations thereunder, in the event the Acquisition is consummated.

        Employment Agreements

        Simultaneously with the execution of the Purchase Agreement, Continental entered into the Employment Agreements with certain of the existing management of Continental, each of whom is considered integral to the operations of Continental, for a period of three years commencing March 1, 1998 (the "Term"). The Employment Agreements are with Mr. Roy Self, as Vice President Geophysical Operations, and Mr. Leslie J. Stinn, as President (each, an "Employee"), and provide for monthly compensation of $7,000 ($10,000 Cdn), subject to annual review, with such other annual and fringe benefits as determined by the Continental Board, provided that certain of such benefits shall be consistent with and comparable in value to those of certain executive officers of Venture, as such shall have been authorized by the Venture Board.

        In the event of termination of the Employee without cause, Continental must pay to the Employee his gross salary and the value of all benefits owed for the remainder of the term of the Employment Agreement. In the event of termination for "just cause," Continental's obligations to the Employee under the Employment Agreement terminate.

        Provided that the Employment Agreements have not been terminated by Continental prior to the expiration of their Term and without "just cause," then for one year from the date of termination, each Employee has agreed not to (i) represent himself as an employee of Continental or (ii) solicit the employment of any person employed by Continental within two years prior thereto.

        The Employment Agreement may be terminated by the Employees if (i) Venture does not pay the Note Installment when due; (ii) Continental does not pay the Management Bonuses when due; or (iii) Continental fails to cure a material breach by it of the Employment Agreement after 30 days prior written notice. In the event of a termination by the Employee in accordance with the foregoing, Continental must pay all compensation owed to the Employee for the remainder of the Term. Each Employment Agreement provides that in the event of a merger or amalgamation of Continental with another company, the agreement may be assigned without the consent of the Employee.

        The Purchase Agreement also includes a provision for Venture to use its best efforts to nominate an individual selected by the Continental Holders, collectively (who have selected Mr. Leslie J. Stinn as their nominee) for election to the Venture Board at the Meeting. In addition, Venture has agreed to use its best efforts to ensure that a nominee of the Continental Holders, collectively, is included as a nominee to the Venture Board at each of the next three annual meetings of shareholders of Venture. See "Proposal No. 2 -- Election of Director."

                              VENTURE SEISMIC LTD.

             PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

        The accompanying pro forma consolidated financial statements of Venture have been prepared to reflect certain adjustments to the historical financial statements of Venture and Continental to give effect to the consummation of the Acquisition in accordance with the Purchase Agreement and the Warrant Exercise. The pro forma consolidated balance sheet as at September 30, 1997, which was derived from the audited balance sheets of Venture and Continental as at September 30, 1997 and December 31, 1997, respectively, gives effect to the Acquisition and the Warrant Exercise as if they had occurred on September 30, 1997. The pro forma consolidated income statement for the year ended September 30, 1997, which was derived from the audited income statements of Venture and Continental for their fiscal years ended September 30, 1997 and December 31, 1997, respectively, gives effect to the Acquisition as if it had occurred on October 1, 1996. The pro forma consolidated income statement for the six months ended March 31, 1998, which was derived from the unaudited interim income statements of Venture and Continental for the six month periods ended March 31, 1998 and December 31, 1997, respectively, gives effect to the Acquisition as if it had occurred on October 1, 1997. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual adjustments made to effect the transactions may differ from the pro forma adjustments.

        The Acquisition has been accounted for as a purchase. The excess of the purchase price over the fair value of the net assets acquired is recognized as goodwill and is being amortized over fifteen years.

        The pro forma financial statements are not necessarily indicative of the results of operations or of the financial position which would have been attained had the Acquisition and the Warrant Exercise been consummated at any of the foregoing dates or which may be attained in the future. The pro forma financial statements should be read in conjunction with the historical financial statements of Venture and Continental and the related notes thereto. In the opinion of management of Venture, these pro forma consolidated financial statements include all adjustments necessary for fair presentation.

                              VENTURE SEISMIC LTD.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            As at September 30, 1997
                                 (U.S. Dollars)
                                   (Unaudited)


                                      Venture       Continental                          Pro forma
                                   September 30,    December 31,         Pro forma      Consolidated
                                       1997            1997             Adjustments     Balance Sheet
                                         $               $                    $               $
                                 --------------   --------------        ------------    -------------
ASSETS
CURRENT
Cash                                     68,066      1,690,102         (500,000)(a)       10,140,168
                                                                       (200,000)(a)
                                                                      9,082,000 (c)
Accounts receivable                   2,586,688      1,256,029                             3,842,717
Work-in-progress                        521,594             --                               521,594
Inventory                                    --        344,047                               344,047
Other receivables                       297,707             --                               297,707
Prepaid expenses                        204,276         56,013                               260,289
                                 --------------   ------------                          ------------
                                      3,678,331      3,346,191                            15,406,522
INVESTMENTS                                  --         72,966                                72,966
DEFERRED INCOME TAXES                        --        100,052                               100,052
CAPITAL ASSETS                       17,383,026      2,226,983                            19,610,009
INTANGIBLE ASSETS                     1,554,503             --       11,933,382 (a)       13,487,885
                                 --------------   ------------                          ------------
                                     22,615,860      5,746,192                            48,677,434
                                 --------------   ------------                          ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued
   liabilities                        1,036,147      1,828,424                             2,864,571
Due to shareholders                          --        488,535                               488,535
Deferred revenue                        800,000             --                               800,000
Income taxes payable                    118,708      1,141,858                             1,260,566
Current portion of long-term debt     6,580,703        213,895                             6,794,598
                                 --------------   ------------                          ------------
                                      8,535,558      3,672,712                            12,208,270
                                 --------------   ------------                          ------------
ACQUISITION INSTALLMENT
   PAYMENT                                   --             --        1,000,000 (a)        1,000,000
                                 --------------   ------------                          ------------
DEFERRED LEASE EXPENSE                       --        337,939                               337,939
                                 --------------   ------------                          ------------
LONG TERM DEBT                        3,746,490          8,923                             3,755,413
                                 --------------   ------------                          ------------
DEFERRED INCOME TAXES                   674,076             --                               674,076
                                 --------------   ------------                          ------------
SHAREHOLDERS' EQUITY
Share capital                         7,671,366         14,914           (14,914)(a)      28,713,366
                                                                      11,960,000 (a)
                                                                       9,082,000 (c)
Retained earnings                     1,949,549      1,711,704        (1,711,704)(a)       1,949,549
Cumulative translation
   adjustment                            38,821             --                                38,821
                                 --------------   ------------                          ------------
                                      9,659,736      1,726,618                            30,701,736
                                 --------------   ------------                          ------------
                                     22,615,860      5,746,192                            48,677,434
                                 --------------   ------------                          ------------


See accompanying notes to Pro Forma Consolidated Financial Statements.

                              VENTURE SEISMIC LTD.
                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                          Year ended September 30, 1997
                                 (U.S. Dollars)
                                   (Unaudited)


                                      Venture       Continental
                                    Year ended      Year ended                           Pro forma
                                   September 30,    December 31,         Pro forma      Consolidated
                                       1997            1997             Adjustments     Balance Sheet
                                         $               $                    $               $
                                 --------------   --------------        ------------    -------------
REVENUES                             27,132,227        9,609,915                           36,742,142
DIRECT EXPENSES                      19,796,462        5,631,075                           25,427,537
                                 --------------   --------------                        -------------
GROSS MARGIN                          7,335,765        3,978,840                           11,314,605
                                 --------------   --------------                        -------------

EXPENSES
General and administrative            1,828,464          187,138                            2,015,602
Discretionary management
  bonus (note d)                             --          721,500                              721,500
Depreciation                          2,363,398          620,255                            2,983,653
Amortization of goodwill                166,320               --         796,000 (b)          962,320
                                 --------------   --------------                        -------------
                                      4,358,182        1,528,893                            6,683,075
                                 --------------   --------------                        -------------
INCOME FROM OPERATIONS                2,977,583        2,449,947                            4,631,530
                                 --------------   --------------                        -------------
OTHER INCOME (EXPENSE)
Gain on sale of capital assets           80,372           30,000                              110,372
Gain on sale of investments                  --           93,074                               93,074
Interest and other income                42,689           26,759                               69,448
Interest expense                       (669,938)         (52,569)                            (722,507)
Foreign exchange gain                        --          143,249                              143,249
                                 --------------   --------------                        -------------
                                       (546,877)         240,513                             (306,364)
                                 --------------   --------------                        -------------
INCOME BEFORE INCOME TAXES            2,430,706        2,690,460                            4,325,166
                                 --------------   --------------                        -------------

INCOME TAXES (RECOVERY)
  Current                                90,000        1,177,489                            1,267,489
  Deferred                              886,000         (100,052)                             785,948
                                 --------------   --------------                        -------------
                                        976,000        1,077,437                            2,053,437
                                 --------------   --------------                        -------------
NET INCOME FOR THE YEAR               1,454,706        1,613,023                            2,271,729
                                 ==============   ==============                        =============

BASIC EARNINGS PER SHARE                    .47                                                   .44
                                 --------------                                         -------------
FULLY DILUTED EARNINGS PER
SHARE                                       .31                                                   .33
                                 --------------                                         -------------
DILUTED EARNINGS PER SHARE                  .39                                                   .39
                                 --------------                                         -------------
  Weighted average number of
  common shares - basic               3,111,000                        2,080,000 (a)        5,191,000
                                 --------------                                         -------------
  Weighted average number of
  common shares - fully diluted       5,280,000                        2,080,000 (a)        7,360,000
                                 --------------                                         -------------
  Weighted average number of
  common shares - diluted             4,660,000                        2,080,000 (a)        6,740,000
                                 --------------                                         -------------

See accompanying notes to Pro Forma Consolidated Financial Statements.

                              VENTURE SEISMIC LTD.
                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                         Six months ended March 31, 1998
                                 (U.S. Dollars)
                                   (Unaudited)


                                     Venture       Continental
                                    Six months      Six months                            Pro forma
                                      ended           ended                             Consolidated
                                     March 31,      December 31,         Pro forma     Income Statement
                                       1998            1997             Adjustments
                                         $               $                    $               $
                                 --------------   --------------        ------------     -----------
REVENUES                             21,706,425        4,719,483                          26,425,908
DIRECT EXPENSES                      15,906,769        3,011,388                          18,918,157
                                 --------------   --------------                         -----------
GROSS MARGIN                          5,799,656        1,708,095                           7,507,751
                                 --------------   --------------                         -----------

EXPENSES
General and administrative            1,100,621          247,605                           1,348,226
Discretionary management
  bonus (note d)                             --          721,500                             721,500
Depreciation                          1,540,928          310,384                           1,851,312
Amortization of goodwill                 89,160               --         398,000 (b)         487,160
                                 --------------   --------------                         -----------
                                      2,730,709        1,279,489                           4,408,198
                                 --------------   --------------                         -----------
INCOME FROM OPERATIONS                3,068,947          428,606                           3,099,553
                                 --------------   --------------                         -----------
OTHER INCOME (EXPENSE)
Gain on sale of capital assets           32,870               --                              32,870
Interest and other income                88,600           14,816                             103,416
Interest expense                       (589,322)         (17,080)                           (606,402)
Foreign exchange gain                        --           88,331                              88,331
                                 --------------   --------------                         -----------
                                       (467,852)          86,067                            (381,785)
                                 --------------   --------------                         -----------
INCOME BEFORE INCOME TAXES            2,601,095          514,673                           2,717,768
                                 --------------   --------------                         -----------

INCOME TAXES (RECOVERY)
  Current                               616,834          254,458                             871,292
  Deferred                              434,681          (62,829)                            371,852
                                 --------------   --------------                         -----------
                                      1,051,515          191,629                           1,243,144
                                 --------------   --------------                         -----------
NET INCOME FOR THE PERIOD             1,549,580          323,044                           1,474,624
                                 ==============   ==============                         ===========

BASIC EARNINGS PER SHARE                    .36                                                  .23
                                 --------------                                          -----------
FULLY DILUTED EARNINGS PER
   SHARE                                    .25                                                  .18
                                 --------------                                          -----------
DILUTED EARNINGS PER SHARE                  .35                                                  .23
                                 --------------                                          -----------
  Weighted average number of
  common shares - basic               4,312,000                        2,080,000  (a)      6,392,000
                                 --------------                                          -----------
  Weighted average number of
  common shares - fully diluted       6,190,000                        2,080,000  (a)      8,270,000
                                 --------------                                          -----------
  Weighted average number of
  common shares - diluted             4,456,000                        2,080,000  (a)      6,536,000
                                 --------------                                          -----------

See accompanying notes to Pro Forma Consolidated Financial Statements.

                              VENTURE SEISMIC LTD.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
           For the periods ended September 30, 1997 and March 31, 1998
                                 (U.S. Dollars)
                                   (Unaudited)



        The accompanying pro forma consolidated financial statements of Venture have been prepared to reflect certain adjustments to the historical financial statements of Venture and Continental to give effect to the consummation of the Acquisition in accordance with the Purchase Agreement and the Warrant Exercise. The pro forma consolidated balance sheet as at September 30, 1997, which was derived from the audited balance sheets of Venture and Continental as at September 30, 1997 and December 31, 1997, respectively, gives effect to the Acquisition and the Warrant Exercise as if they had occurred on September 30, 1997. The pro forma consolidated income statement for the year ended September 30, 1997, which was derived from the audited income statements of Venture and Continental for their fiscal years ended September 30, 1997 and December 31, 1997, respectively, gives effect to the Acquisition as if it had occurred on October 1, 1996. The pro forma consolidated income statement for the six months ended March 31, 1998, which was derived from the unaudited interim income statements of Venture and Continental for the six month periods ended March 31, 1998 and December 31, 1997, respectively, gives effect to the Acquisition as if it had occurred on October 1, 1997. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual adjustments made to effect the transactions may differ from the pro forma adjustments.

1.      UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following pro forma adjustments are reflected in the pro forma consolidated balance sheet as at September 30, 1997 and the pro forma consolidated statement of income for the year ended September 30, 1997 and the six months ended March 31, 1998.

a) The Acquisition for $500,000 in cash; 2,080,000 Venture common shares valued at $5.75 per share; $200,000 of estimated direct acquisition costs and a $1,000,000 installment payment due January 1, 1999 bearing interest at bank prime rate plus 1%. The assigned fair value of net assets acquired is:

                                                                                  $
                                                                          --------------
Working capital deficiency                                                      (326,521)
Long term debt                                                                    (8,923)
Investments                                                                       72,966
Deferred lease expense                                                          (337,939)
Deferred income taxes                                                            100,052
Capital assets                                                                 2,226,983
                                                                          --------------
                                                                               1,726,618
Excess of cost over net tangible assets acquired, assigned to goodwill        11,933,382
                                                                          --------------
                                                                              13,660,000
                                                                          --------------

b) Adjustment to reflect the annual amortization of goodwill, resulting from the Acquisition, over a 15 year estimated useful life.

                                     VENTURE SEISMIC LTD.
                     NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                  For the periods ended September 30, 1997 and March 31, 1998
                                        (U.S. Dollars)
                                          (Unaudited)

c) Adjustment to reflect the exercise from November 10, 1997 to January 5, 1998 of 1,513,690 of Venture's Redeemable Warrants for aggregate proceeds of approximately $9,082,000 and the issuance of 1,513,690 Venture Common Shares.


d) The pro forma consolidated financial statements do not reflect adjustments for the elimination of a discretionary management bonus declared in December 1997 of $721,500 to the existing owners of Continental, an increase of $101,000 for management compensation to reflect compensation levels of employment agreements entered into in conjunction with the Acquisition and the additional tax expense of $276,700 resulting from the above adjustments using Venture's Canadian statutory tax rate of 44.6%. The discretionary management bonus recorded in 1997 does not necessarily reflect the economic value of management services provided but instead is a common tax planning transaction for Canadian private companies. Had the above adjustments been reflected in the pro forma consolidated financial statements for the year ended September 30, 1997, pro forma net income for the year ended September 30, 1997 would have been $2,615,529 and pro forma Basic, Fully Diluted and Diluted Earnings Per Share would have been $.50, $.38 and $.44, respectively. Had the above adjustments been reflected in the pro forma consolidated financial statements for the six months ended March 31, 1998, pro forma net income for the year would have been $1,818,424 and pro forma Basic, Fully Diluted and Diluted Earnings Per Share would have been $.28, $.22 and $.28, respectively.

                      CERTAIN INFORMATION REGARDING VENTURE

        The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Proxy Statement. Investors should also carefully consider the information set forth under the heading "Risk Factors."

SUMMARY

        Venture is engaged primarily in the acquisition of land and water-based seismic data in North America for use in the exploration for and development and field management of oil and natural gas reserves. Venture acquires both 2D and 3D seismic data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. Acquisition of seismic data, a principal technique used in oil and gas exploration to determine geological conditions, involves using either explosives, vibroseis (vibrations) or airguns to generate and transmit acoustic energy downward into the earth and subsequently capturing and recording the information which is reflected back toward the surface by the various intervening geological layers.

        Venture acquires seismic data only on a contract basis for its customers, who retain all rights to the information obtained, and Venture's seismic data acquisition crews operate at the customers' exploration and development field locations. Since October 1994, Venture has performed a total of approximately 580 projects for over 120 different customers. Venture believes its seismic data technology assists its customers in enhancing their exploration for new reserves, better delineating their existing oil and gas fields and improving their reservoir management techniques. Use of Venture's seismic data acquisition technology may also result in decreased oil and gas finding costs and associated drilling risks and the elimination of prospects that are unlikely to be successful.

        Venture operates land and transition zone crews in Canada and the Southern United States. Venture owns approximately 10,700 channels and has approximately 1,400 channels under short term rental. Equipment is moved between the Canadian and the United States' markets depending upon demand. During the 1997-98 winter season the Company had six crews in Canada and three in the United States. In response to current project demands in the Southern United States, Venture reconfigured its crews for the summer season resulting in five crews in the United States and three in Western Canada. All of Venture's equipment employs 24 bit technology and approximately 9,600 channels use telemetry technology to transmit the seismic data from the remote acquisition modules to the central recording unit. The telemetry technology employed by Venture permits Venture to conduct more efficient seismic data acquisition operations in marsh or swamp areas, rivers and shallow lakes, areas of difficult terrain and areas of dense population. The telemetry systems are also designed to operate in sensitive environmental areas by limiting environmental contact and damage. Although there are several geophysical services companies in Western Canada, Venture believes that it is currently the only one providing telemetry technology based services in Western Canada.

        Venture acquired a set of vibroseis units in December 1995 and in October 1996. These units gave Venture the capability of performing vibroseis projects for the first time in Western Canada (Venture does not currently have vibroseis capability in the United States). Vibroseis projects accounted for approximately 20%, 17% and 10% of Venture's revenues during Venture's fiscal years ended September 30, 1996 and 1997 ("Venture FY 1996 and FY 1997," respectively), and the six months ended March 31, 1998, respectively.

        In addition, Venture has expanded its operations through certain strategic acquisitions. In June 1996, Venture acquired Boone, a Texas based company engaged in the acquisition of land and transition zone seismic data in the southern United States. For Venture FY 1997 and the six months ended March 31, 1998, approximately 35% and 55%, respectively, of the consolidated revenue of Venture was derived from projects conducted by Boone. In April 1997, Venture acquired Hydrokinetic, a company based in Western Canada which provides shallow marine airgun and survey services.

        Venture was organized under the laws of Alberta, Canada in August 1984. Venture has three wholly owned subsidiaries, Boone, Hydrokinetic and an inactive subsidiary, Venture Seismic Inc. (Texas). Venture's executive offices are located at 3110 80th Avenue SE, Calgary, Alberta T2C 1J3 and its telephone number is (403) 777-9070.

OVERVIEW

        Seismic data enables oil and gas companies to evaluate the earth's subsurface to determine the potential of a hydrocarbon bearing structure and assists such oil and gas companies in determining the size and structure of previously identified oil and gas fields. Venture obtains the seismic data by using an energy source, such as dynamite, vibroseis units (which generate vibrations) or airguns to send acoustic energy deep into the earth's subsurface. As these acoustic signals reflect off different subsurface structures, their reflection time can be measured by an array of small motion sensitive transducers, called geophones, placed at specific intervals on the earth's surface. Typically six geophone strings are connected to the remote field recording boxes and the electronic output of each geophone string becomes the electrical input for one recording "channel" or trace of seismic data. The resulting electrical signals are then amplified, converted into digital form and relayed to a central recording unit for storage on magnetic tape. The data can then be processed by high powered computers to generate a visual image of the earth's subsurface. Seismic data has been used historically to determine drilling locations for potential oil and gas wells and more recently it is being increasingly used in reservoir management for the development and production of oil and gas reserves.

        In the seismic data acquisition industry, surveys are generally either 2D or 3D in nature. Historically the majority of seismic data acquisition has been 2D in nature, where a line of geophones capture information to generate a 2-dimensional image of the earth's subsurface structure immediately below the geophones. In a 3D seismic survey multiple lines of geophones are combined with multiple energy sources to generate a 3-dimensional image of the earth's subsurface structure. 3D surveys provide seismic data relating to multiple horizontal and vertical planes within a geologic formation and can extend over vast geographic areas, as opposed to 2D seismic surveys which are designed to provide seismic data in the form of a cross-section of a single seismic line. As advances have occurred in computing power, surveying techniques, geophone systems, recording technology and acquisition techniques, there has been a resulting decline in prices and a significant increase in demand for 3D surveys. The more comprehensive information provided by 3D surveys allows oil and gas companies to evaluate the potential for the existence of hydrocarbon reserves with a much higher degree of accuracy. The use of 3D surveys can significantly increase drilling success rates and reduce the occurrence of costly dry holes thereby lowering the cost of exploring for oil and gas. However, while a 3D survey provides more comprehensive information, its cost is also much greater than 2D surveys due to factors such as increased equipment costs and longer set up time and recording time. As a result 2D surveys remain more cost efficient for preliminary, reconnaissance type exploratory evaluations.

SEISMIC OPERATIONS

        The equipment employed by Venture is portable and can be moved between the Canadian and United States markets to meet varying market demands. Five of Venture's crews, employing approximately 9,600 channels, use both 24 bit recording, the most advanced technology currently available for seismic data recording, and telemetry transmission, which uses radio frequencies to transmit the captured data from remote acquisition modules in the survey area to a central recording station. The integration of 24 bit technology and telemetry transmission in the seismic data acquisition process increases the amount of seismic data generated and enhances the quality. In addition, by eliminating the traditional need for cables to transmit seismic data, telemetry transmission creates more flexibility and easier deployment of field gear and fewer safety and environmental concerns. The telemetry technology permits Venture to conduct more efficient seismic data acquisition operations in marsh or swamp areas, rivers and shallow lakes and areas of difficult terrain or transition zones. The telemetry systems are also designed to operate in sensitive environmental areas by limiting environmental contact and damage. Venture believes it is currently the sole provider of telemetry technology in Western Canada.

CONTRACTS AND SIGNIFICANT CUSTOMERS

        Contracts for seismic data can be conducted on a turnkey or term basis or a combination of the two. Venture enters into both term and turnkey contracts or arrangements with its customers for projects which generally have a duration of a few days to three months. Turnkey projects are based on a fixed fee and Venture bears substantially all of the risk of business interruption caused by bad weather or other hazards. Turnkey projects can be more profitable where the cost variables associated with a particular contract are well understood thereby enabling Venture to minimize productivity risk. Currently approximately 85% of Venture's projects are conducted on a turnkey or turnkey combined with term basis. Under the terms of Venture's contracts the oil and gas company retains proprietary rights for the data collected by the seismic survey.

        In accordance with industry practice, a large portion of the projects entered into by Venture in Canada are not governed by any written contracts or other documentation, including projects performed for one customer which accounted for 43%, 54%, 32% and 8% of Venture's revenues for Venture's fiscal year ended September 30, 1995 ("Venture FY 1995"), Venture FY 1996 and 1997, and the six months ended March 31, 1998, respectively. As a result, in the event of a dispute with regard to work performed or collection of fees relating to a project, Venture may not be able to resolve such dispute as quickly or effectively as it might have been able to do if a written contract existed. In addition, in the absence of a written agreement, Venture may experience discrepancies with regard to payment terms, project scope or other matters which may, in turn, result in delays, cash flow shortages, increased costs, and lower revenues or profits.

        Venture markets its services to approximately 100 oil and gas companies in Canada and approximately 50 in the United States. During Venture FY 1995, 1996 and 1997 and the six months ended March 31, 1998, Venture performed a total of approximately 580 projects for over 120 different customers. Venture's customers range from junior exploration companies to fully-integrated multi-national operators. The services provided by Venture vary according to the size and needs of the customer.

        During Venture FY 1995, 1996 and 1997, and the six months ended March 31, 1998, three, two, two and three customers each accounted for in excess of 10% of Venture's revenues and in Venture FY 1995, 1996 and 1997 and the six months ended March 31, 1998, the same customer accounted for 43%, 54%, 32% and 8% of the revenues, respectively. In Venture FY 1995 two other customers, in Venture FY 1996 one other customer, in Venture FY 1997 one other customer and the six months ended March 31, 1998, three other customers all accounted for over 10% of Venture's revenue. Although the projects performed by Venture were generally short term, the inability to replace significant customers would cause Venture's revenues and operating results to fluctuate significantly from period to period, and the loss of certain customers would have a material adverse impact on its business. Because of the limited number of data acquisition crews owned by Venture, and thus the limited number of data acquisition crews that Venture is able to deploy at any given time, Venture anticipates that a substantial portion of future revenues will continue to be attributable to a few customers, who may change from time to time.

        Venture's sales are to customers in the oil and gas industry which results in a concentration of credit risk. Venture generally extends unsecured credit to these customers and, therefore, the collection of these receivables may be affected by changes in economic or other conditions and may accordingly impact Venture's overall credit risk. Management believes the risk is mitigated by the size, reputation and diversified nature of the companies to which they extend credit. Venture has not previously experienced any material credit losses on the collection of receivables.

MARKETING; GROWTH STRATEGY

        Venture currently markets its services to approximately 150 customers in the oil and gas industry, ranging from junior exploration companies to fully-integrated, multi-national companies, primarily in North America. Venture intends to pursue a strategy for expansion and to acquire equipment to enable it to expand its operations in Canada and the United States. During Venture FY 1996 one of Venture's Canadian telemetry systems was mobilized to Pakistan and Venture performed its first project outside North America (the "Pakistan Project"). The Pakistan Project was completed in September 1996 and certain of the equipment was subsequently returned to the Canadian marketplace. Since completion of the Pakistan Project, Venture has determined to focus its operations in the North American marketplace. Although Venture intends to focus its marketing and operational efforts on the Canadian and United States marketplaces and is not currently marketing its services internationally, Venture may, from time to time, as market conditions permit, consider pursuing operations in the international market through joint ventures or other arrangements with strategic partners in geophysics services or related industries in the United States, South America, and Asia and/or by contracting directly with oil and gas companies located in such markets. The success of Venture's growth and expansion will depend upon a number of factors not entirely within Venture's control, including, among others, the cost and availability of equipment, the ability to meet project schedules, the securing of required government permits and other regulatory approvals, the hiring and training of management and other personnel, competition in the industry, demand for seismic data, the terms and availability of financing and other general economic and business conditions. Any problems or delays encountered in any one of these areas could result in substantial increases in costs to Venture. In connection with any growth or expansion, Venture will be required to develop and improve operational, management and financial systems and controls. There can be no assurance that Venture will be able to effectively manage its expanding operations and anticipate all of the changing demands that growth will impose on its systems and controls. Failure to manage growth would have a material adverse effect on Venture's business.

COMPETITION

        The seismic data acquisition industry is highly competitive and is characterized by constantly evolving technology and significant capital requirements for new equipment. There are approximately 50 to 60 data acquisition companies in North America and contracts are generally awarded to geophysical services companies on the basis of technology, price, performance, safety record, dependability, reputation and crew availability. Several of Venture's competitors are substantially larger than Venture, or are subsidiaries or divisions of major industrial enterprises, or have longer operating histories, greater financial and technical resources and larger sales volumes than Venture. In addition, Venture is experiencing and will continue to face substantially increased competition as it expands outside of Western Canada, particularly in the United States.

        Demand for Venture's services depends primarily upon the level of spending by oil and gas companies for exploration, production and development and field management activities. These spending levels, in turn, tend to correspond to fluctuations in the commodity prices for oil and gas. Consequently, demand for Venture's services is affected to some degree by market prices for natural gas and crude oil, which have historically been very volatile. A decrease in oil and gas exploration expenditures could result from such factors as unfavorable tax and other legislation, international economic or political turmoil or uncertainty concerning governmental energy policies. A substantial or extended decline in oil and gas prices could have a material adverse effect on Venture's financial position and results of operations and could cause the Company to alter its capital spending plans. There can be no assurance that current levels of oil and gas activities will be maintained or that demand for Venture's services will reflect the level of such activities.

OPERATING HAZARDS AND INSURANCE

        Venture's operations are subject to the general risks incident to land and water seismic data acquisition activities, including the use of explosives, which subject personnel to risk of injury due to accidental explosions resulting from the mishandling of equipment and supplies. Venture also often operates in remote areas, often characterized by difficult terrain, and under extreme weather conditions. Venture's crews are mobile and its equipment and personnel are subject to vehicular accidents. Many of the hazards encountered during Venture's operations can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. An employee of Boone recently experienced personal injuries while engaged in operations at Boone and there can be no assurance that other employees will not experience such losses in the future or that any such injuries, losses or environmental claims will not materially adversely affect Venture. To the extent available, Venture maintains general liability insurance coverage against these potential claims, the nature and amount of which Venture believes to be customary in the industry. There can be no assurance that such insurance is adequate to cover any claims, that adequate insurance will be available in the future, or that Venture will be able to maintain adequate insurance on acceptable terms and conditions. In the event of an uninsured or inadequately insured claim, Venture's business and financial condition could be materially adversely affected.

GOVERNMENT REGULATION AND ENVIRONMENTAL COMPLIANCE

        The oil and gas industry is subject to an extensive array of federal, provincial, state and local laws and regulations, which may change from time to time in response to economic or political conditions. Laws and regulations that have the effect of reducing or curtailing exploration and production activities by energy companies could also adversely affect Venture's operations and its financial condition by reducing the demand for its services. In addition, oil and gas exploration is subject to regulations governing environmental quality and pollution control. Venture is required expand financial and managerial resources to comply with such laws in its operations, and anticipates that it will continue to be required to do so in the future. Further, in many instances, Venture must abide by permit requirements in order to conduct its operations and must abide by environmental operating restrictions during the breeding period of certain specific wildlife. To date Venture's cost of complying with such laws and regulations has not been material, but because such laws and regulations are changed frequently, it is not possible for Venture to enumerate or to accurately predict the cost or impact of such laws and regulations on its future operations. In the past, certain environmental operating restrictions by which Venture was required to abide have adversely affected Venture's operating results, and contributed to a significant decrease in revenues and a net loss, during certain periods. Management believes that Venture is in substantial compliance with currently applicable permit requirements and environmental laws and regulations, although any changes in such requirements, laws and regulations could cause Venture to incur increased operating costs in the future.

WEATHER, PRODUCTIVITY AND SEASONALITY OF OPERATIONS

        The majority of Venture's operations are conducted under varied weather conditions and difficult terrain, both of which could result in equipment failures, accidents, or loss of productivity. Fixed costs, including costs associated with operating leases, debt service costs, labor costs, depreciation and interest expense account for a substantial portion of Venture's costs and expenses. As a result downtime or low productivity resulting from reduced demand, equipment failures, weather interruptions or otherwise, can result in significant operating losses. Venture's operations have traditionally been highly seasonal, with the majority of the demand for its services occurring from November to March. The seasonality of Venture's operations is primarily because oil and gas companies prefer delaying exploration activities in Western Canada until the ground is frozen. The seasonality of demand may lead to substantial fluctuations in revenues, results of operations and cash flow for Venture at various times throughout the year.

        Venture believes that the addition of telemetry technology has lessened the risks associated with weather, low productivity and seasonality due to the diversified operating capabilities of the equipment. The system's capabilities increases the efficiencies of surveys to be conducted in areas of difficult terrain, such as marshes, lakes and mountainous areas. In addition, the expansion of Venture's operations into the United States, as a result of the acquisition of Boone in June of 1996, has reduced the effect of the seasonality associated with Venture's Canadian operations. For the six months ended March 31, 1998, Boone contributed revenue of approximately $12,000,000, or 55% of Venture's consolidated revenue, as compared to revenue of $9,400,000, or 35% of Venture's consolidated revenue in Venture FY 1997 and revenue of $1,200,000 or 8% of Venture's consolidated revenue in Venture FY 1996.

EQUIPMENT ACQUISITION AND SUPPLIERS

        The seismic data acquisition industry is marked by rapidly evolving technology. In order to effectively market its services, Venture expects it will continue to be required to upgrade its seismic data acquisition equipment to incorporate technological advances. Venture obtains its seismic data acquisition equipment from a few select vendors, and in the case of its telemetry based data acquisition systems, from a sole source, Sercel-Opseis Inc. Venture does not have long term supply contracts with any of its suppliers and purchases its equipment on a purchase order basis. No assurance can be given that shortages will not occur in the future or that the sole or limited sources will be able to support the equipment requirements of Venture. In addition there can be no assurance that Venture will not experience delays or other supply problems that may materially adversely affect Venture's operations or that Venture will be able to obtain suppliers in a timely manner in the event of an increase in demand of its services. The inability to obtain seismic data acquisition equipment as required, or to develop alternative sources as required in the future, could materially adversely affect Venture's business, operating results and financial condition.

EMPLOYEES

        The number of persons employed by Venture at any given time is highly dependent upon the time of year and availability of seismic data acquisition projects, and typically ranges from 40 to 300 people. Although Venture does maintain a core staff of 20 to 30 people who perform a variety of administrative and management services, the number of additional persons employed is a function of on-going work.

        None of Venture's employees are covered by collective bargaining agreements. Venture has not experienced any work stoppages and considers its relations with employees to be good. Venture has employment contracts with five of its senior corporate executives.

EXECUTIVE OFFICERS

The executive officers of Venture are as follows:


NAME                                AGE     POSITION
----                                ---     --------

Brian W.  Kozun                      37     President and Chief Executive Officer
Gregory B.  Wiebe                    40     Vice President Finance and Chief
                                               Financial Officer
P.  Daniel McArthur                  36     Chief Operating Officer
James W. Stenhouse                   49     Vice President Operations

        Brian W. Kozun has been President and Chief Executive Officer of Venture since April 1992. Mr. Kozun was one of the founding shareholders of Venture and served as Venture's Vice President -- Field Operations and Vice President -- Survey Operations from 1985 to 1992. Mr. Kozun also serves as Chairman of the Board of each of Boone and Hydrokinetic, and upon consummation of the Acquisition is expected to be a director of Continental. From 1983 to 1985. Mr. Kozun served in various field positions with Sefel Geophysical Ltd., a geophysical company. Mr. Kozun has been involved in the geophysical services industry for more than 17 years.

        Gregory B. Wiebe joined Venture as Chief Financial Officer in August 1994. Mr. Wiebe also serves as a director of each of Boone and Hydrokinetic, and upon consummation of the Acquisition is expected to be a director of Continental. From September 1991 to July 1994, Mr. Wiebe served as Vice President -- Finance and Chief Financial Officer of Dion Entertainment Corp., a gaming services management company. From 1981 to 1991, Mr. Wiebe was a member of KPMG Peat Marwick Thorne, a public accounting firm, progressing from a staff accountant to a senior manager during this period. Mr. Wiebe is a Chartered Accountant.

        P. Daniel McArthur has served as Chief Operating Officer since August 1994. Assuming consummation of the Acquisition, Mr. McArthur is expected to be a director of Continental. From 1989 to 1994, Mr. McArthur served as a marketing manager and operations supervisor for Solid State Geophysical Inc., a geophysical company, and was appointed Vice President, International Operations in June 1992. From 1981 to 1988, he was employed by Sonics Exploration Ltd., a geophysical company, in various field management positions, onshore and offshore in Canada, the United States and the Caribbean.

        James W. Stenhouse has served as Vice President -- Operations of Venture since August 1994. From November 1987 until August 1994, he served as Marketing Manager and crew supervisor of Venture. From April 1987 until November 1987, Mr. Stenhouse served as Sales Manager of Vantage Inc. a company specializing in van conversions and mobility products for the disabled. Mr. Stenhouse served as both an observer and crew manager at Norcana Geophysical Services Ltd., a geophysical company, from July 1980 until April 1987.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of Venture Common Shares (i) at June 19, 1998 and (ii) after giving effect to the Acquisition, of (a) the Named Officer (as defined under "Executive Compensation"), (b) each person or entity known by Venture to own beneficially more than 5% of outstanding Venture Common Shares, (c) each director of Venture, and (d) all executive officers and directors of Venture as a group:



                                                                       PERCENT OF VENTURE
                                                 AMOUNT AND               COMMON SHARES
                                                 NATURE OF            ---------------------
NAME AND ADDRESS OF                              BENEFICIAL           PRIOR TO          AFTER
BENEFICIAL OWNER (1)                            OWNERSHIP (2)     ACQUISITION (8)    ACQUISITION (9)
--------------------                           -------------     ---------------   ----------------

Brian W. Kozun                                  833,836(3)             17.8%          12.3%
P. Daniel McArthur                               72,731(4)              1.6%           1.1%
Michael J. Beninger                              54,981(5)(6)           1.2%            **
J. Joseph Ciavarra                                5,750(6)               **             **
Stuart M. Norman                                 16,519(6)               **             **
All executive officers and directors
     as a group (7 persons)                   1,096,317(7)             22.9%          16.0%

----------
** Does not exceed one percent.

(1) Unless otherwise indicated, the address of each beneficial owner identified is: c/o Venture Seismic Ltd., 3110 -- 80th Avenue S.E., Calgary, Alberta, T2C 1J3.

(2) Beneficial ownership is defined in accordance with the rules of the SEC and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(3) Includes (i) 757,009 Venture Common Shares held by a personal holding company, of which Mr. Kozun is the sole shareholder, of which 460,000 are pledged in favor of a bank to secure certain outstanding personal indebtedness, (ii) 23,077 Venture Common Shares held in trust, of which Mr. Kozun is one of three trustees and (iii) 53,750 Venture Common Shares underlying immediately exercisable options, but excludes 51,250 Venture Common Shares underlying options which are not exercisable within 60 days. Mr. Kozun disclaims beneficial ownership as to the Venture Common Shares held in trust, as he is not a beneficiary under such trust.

(4) Includes (i) 70,231 Venture Common Shares and (ii) 2,500 Venture Common Shares underlying immediately exercisable options, but excludes 7,500 Venture Common Shares underlying options which are not exercisable within 60 days. Of the Venture Common Shares owned by Mr. McArthur, 3,693 have been pledged to Venture as collateral for a shareholder's loan in the amount of $4,405.

(5) Includes 49,231 Venture Common Shares held in a trust of which Mr. Beninger is a beneficiary.

(6) Includes 5,750 Venture Common Shares underlying immediately exercisable options but excludes 6,250 Venture Common Shares underlying options which are not exercisable within 60 days.

(7) Includes (i) 12,308 Venture Common Shares which have been pledged to Venture as collateral for shareholders' loans in the aggregate amount of $14,660 (ii) 460,000 Venture Common Shares pledged by Mr. Kozun in favor of a bank to secure certain personal indebtedness and (iii) 146,000 Venture Common Shares underlying immediately exercisable options, but excludes 115,000 Venture Common Shares underlying options which are not exercisable within 60 days.

(8) All holders own Venture Common Shares. The numbers in this column reflect the percent of class as calculated on the basis of 4,635,084 Venture Common Shares outstanding as of June 19, 1998.

(9) Assumes no additional issuances of Venture Common Shares other than the issuance of 2,080,000 Acquisition Common Shares.

EXECUTIVE COMPENSATION

        Summary Compensation

        The following summary compensation table sets forth the aggregate compensation paid or accrued by Venture to Brian W. Kozun, the President and Chief Executive Officer of Venture (the "Named Officer") for services rendered to Venture during Venture FY 1995, 1996 and 1997. No other executive officers of Venture received compensation in excess of $100,000 for services rendered during such fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                    SECURITIES
NAME AND PRINCIPAL POSITION              YEAR       SALARY      UNDERLYING OPTIONS
---------------------------              ----       ------      ------------------
Brian W. Kozun.............              1995     $  114,000         55,000(1)
President and Chief Executive Officer    1996     $  114,000            --
                                         1997     $  122,000            --

-----------

(1) Represents options to purchase Venture Common Shares granted pursuant to the 1995 Plan.

        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth certain information with respect to each exercise of stock options during Venture FY 1997 by the Named Officer and the number and value of unexercised options held by such Named Officer as of September 30, 1997.


                                            NUMBER OF SECURITIES
                                           UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN
                   SECURITIES                 OPTIONS AT FISCAL            THE MONEY OPTIONS AT
                  ACQUIRED ON    VALUE            YEAR END                   FISCAL YEAR-END
                    EXERCISE    REALIZED  EXERCISABLE/UNEXERCISABLE   (EXERCISABLE/UNEXERCISABLE(1)
    NAME              ($)         ($)                ($)                          ($)
    ----             ------      ------    ------------------------    ----------------------------
Brian W. Kozun         0           0            41,250/13,750               152,200/50,735

-----------

(1) Value calculated by multiplying the number of unexercised in-the-money options outstanding at September 30, 1997 by the difference between the closing sale price ($8.69 per share) for the Venture Common Shares on September 30, 1997, as reported by Nasdaq, and the option exercise price.

        Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        In September 1995, Venture entered into an employment agreement with Brian W. Kozun (the "Kozun Agreement"), which provides for an annual salary as determined by the Venture Board, subject to annual review, such number of stock options as may be determined by the Venture Board, and a leased vehicle for use in Venture's business. The Venture Board increased Mr. Kozun's annual salary to $133,000 in January 1998. The Kozun Agreement expires in September 2000 and may be terminated by either party to the agreement, however, in the event of termination for reasons other than Just Cause or Disability, or in the event of Change of Control (as defined therein), Mr. Kozun shall be entitled to receive a lump sum payment equal to one month of his salary for each full year of employment. In addition, the Kozun Agreement prohibits Mr. Kozun from competing with Venture during his employment and for a period of two years following the end of such employment.

        In the event of certain transactions including those which may result in a change in control, as defined under the 1995 Plan, options to purchase Venture Common Shares held by all executive officers of Venture may become immediately exercisable.

PROPERTIES

        Venture leases administrative and warehouse facilities in Calgary, Alberta, Canada and Huntsville, Texas. The corporate office facilities and warehouse space in Calgary consist of approximately 27,000 square feet under a five year lease expiring June 30, 2002 with a monthly rental of approximately $10,000. Venture also leases approximately 5,000 square feet of administrative and warehouse facilities in Huntsville, Texas at a monthly cost of $3,000 under an agreement expiring June 30, 2001. Venture believes its facilities are adequate to meet its current needs and that additional facilities in the area are available for lease to meet future needs.

LEGAL PROCEEDINGS

        From time to time Venture and its subsidiaries are defendants or parties in lawsuits or other proceedings arising in the ordinary course of Venture's business other than as described below. Venture is not aware of any such proceedings which it deems to be potentially material.

        In November 1997 Venture received notice that the Canadian taxation authorities have disallowed certain expenses incurred by Venture related to the 1994, 1995 and 1996 taxation years. Venture has also deducted similar expenses in 1997. These reassessments and the potential reassessment for the 1997 taxation year, would result in additional income taxes aggregating approximately $340,000 ($485,000 Cdn). Based on a recently decided court case, involving another company with a set of circumstances similar to Venture's situation, Venture has filed notices of objection with the basis of the reassessment. Venture does not expect to receive a decision regarding the outcome of these notices of objections until the similar court case proceeds through the appeal process. Should the reassessments be upheld, any resulting loss would be charged to operations in the year the outcome was determined. In accordance with GAAP, Venture has not established a reserve for the potential reassessment, due to the determination by management of Venture of the probability of success on the merits by management of Venture.

        Venture and Continental have each received correspondence, including a draft of a statement of claim, from, and have been advised by, Canaccord that Canaccord may pursue legal action against each of Venture and Continental with respect to a claim of entitlement to a fee of approximately $300,000 in connection with the Acquisition. As of June 19, 1998, neither party had received notice of any formal proceedings.

MARKET FOR VENTURE COMMON SHARES

        Market Price of Venture Common Shares

        The Venture Common Shares trade on Nasdaq under the symbol "VSEIF". The following table sets forth, for the periods indicated, the high and low closing sale prices for the Venture Common Shares as reported by Nasdaq. These prices are based on quotations between dealers, do not reflect retail markup, markdown or commissions, and do not necessarily represent actual transactions.



Fiscal Year ended September 30, 1996            High            Low
------------------------------------            ----            ---
October 1 through December 31                  $ 6.50          $ 4.50
January 1 through March 31                     $ 6.12          $ 3.75
April 1 through June 30                        $ 6.00          $ 4.00
July 1 through September 30                    $ 4.62          $ 2.88



Fiscal Year ended September 30, 1997            High            Low
------------------------------------            ----            ---
October 1 through December 31                  $ 5.25          $ 3.00
January 1 through March 31                     $ 5.38          $ 3.12
April 1 through June 30                        $ 6.25          $ 3.25
July 1 through September 30                    $ 9.25          $ 5.38



Fiscal Year ending September 30, 1998           High            Low
-------------------------------------           ----            ---
October 1 through December 31                  $10.69          $ 6.50
January 1 through March 31                     $ 7.75          $ 4.56
April 1 through June 19                        $ 8.88          $ 6.00

        Approximate Number of Venture Holders

        On June 19, 1998 there were approximately 30 record holders of Venture's Common Shares. Venture believes the number of beneficial owners exceeds 1,700.

        Dividends

        Venture did not pay any dividends during Venture FY 1995, 1996 or 1997 and it intends to retain all earnings, if any, for use in the expansion of Venture's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Venture Board and will depend upon Venture's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Venture Board.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the results of operations and financial condition of Venture should be read in conjunction with Venture's Financial Statements and Notes thereto appearing elsewhere herein.

        Overview

        Since it commenced operations in September 1985, Venture has been engaged primarily in land and water-based seismic data acquisition in North America. Venture has experienced significant revenue growth since November 1993 when it first began offering 3D seismic data acquisition services using a leased 3D data acquisition system. Venture purchased its first 3D, 24-bit seismic data acquisition system with telemetry transmission capabilities in September 1994 and has since acquired four additional 3D systems. In addition Venture currently operates four 2D data acquisition systems. In each of 1995 and 1996 Venture acquired a set of vibroseis units for use in the Canadian market, which gave Venture the ability to operate in the vibroseis segment of the market. Venture's channel capacity has increased from approximately 1,100 channels in November 1993 to approximately 12,000 channels, including approximately 1,400 rental channels. The addition of more technically advanced data acquisition systems and increased channel capacity has not only increased the number of projects that Venture is capable of handling at any one time, but has also broadened the pool of projects upon which Venture has the technical capacity to bid. In June, 1996 Venture expanded its geographic operating base with the acquisition of Boone, a Texas based seismic data acquisition company which conducts seismic data acquisition operations in the Southern United States.

        Demand for Venture's seismic data acquisition services depends primarily on the level of spending by oil and natural gas companies for exploration and development activities. Venture's business is subject to significant seasonal variations in Western Canada, due to weather conditions, which impacts quarterly operations.

        Venture recognizes revenue using the percentage of completion method, primarily based upon project costs incurred to date compared to the estimated total project costs to be incurred. Billings in excess of revenue earned are disclosed on the balance sheet as deferred revenue.

        A substantial portion of Venture's projects for its customers are performed on a fixed price or "turnkey" basis pursuant to which Venture bears substantially all of the risks associated with inclement weather or other productivity delays. To the extent Venture incurs costs in excess of those estimated to complete a project, its margins are reduced and, in limited cases, it has incurred a loss on a particular contract.

        The following table sets forth certain financial data of Venture as a percentage of revenue for the periods indicated:

                                            SIX MONTHS ENDED
                                                MARCH 31,                     FISCAL YEAR ENDED SEPTEMBER 30,
                                                ---------                     -------------------------------
                                           1998            1997            1997            1996             1995
                                           ----            ----            ----            ----             ----

REVENUE                                    100%            100%            100%            100%             100%
-------                                    ----            ----            ----            ----             ----
Direct expenses                            73.3            71.1            73.0            84.8             71.0
Gross margin                               26.7            28.9            27.0            15.2             29.0
General and administrative                  5.1             5.7             6.7             9.5              8.7
Depreciation and amortization               7.5             7.4             9.3            10.7              9.5
Interest expense                            2.7             1.7             2.5             2.3              3.1
Other income                                0.6              --             0.5              --              0.3
Income (loss) before income
   taxes                                   11.9            14.1             9.0            (7.2)             8.0
Income taxes                                4.8             6.2             3.6             2.5              3.4
Net income (loss) for the period            7.1             7.9             5.4            (4.7)             4.6

RECENT DEVELOPMENTS

        On November 7, 1997, Venture called for redemption, at a redemption price of $.10 per Warrant, all of the outstanding redeemable Warrants ("Warrants") of Venture which were outstanding after 5:00 p.m., New York Time, on January 5, 1998. As of January 6, 1998, 1,513,690 of 1,610,000 Warrants were exercised (the "Warrant Exercise"), resulting in the issuance of 1,513,690 Venture Common Shares and aggregate proceeds of $9,082,140 to Venture. The Warrants were exercisable at an exercise price of $6.00 to purchase one Venture Common Share. The remaining 96,310 Warrants were redeemed by Venture at a price of $0.10 per Warrant, or $9,631 in the aggregate. Venture used approximately $3,200,000 of the proceeds to exercise certain purchase options on capital equipment leases in December 1997 and January 1998. Venture also used a portion of the Warrant Exercise proceeds to fund the Venture Advance to Continental to assist in the equipping of the Pacific Titan, and intends to use the remaining proceeds from the Warrant Exercise to fund other costs relating to the Acquisition and, if sufficient funds are available, the acquisition of capital equipment.

CONTINENTAL ACQUISITION

        On March 30, 1998, Venture announced it had entered into the Purchase Agreement with Continental and the Continental Holders for the Acquisition, in exchange for the Purchase Price. The Purchase Agreement also includes provision for the Employment Agreements, as well as the nomination at the Meeting of a director selected by the Continental Holders to the Venture Board. Venture has also agreed for a period of three years following closing of the Acquisition to use its best efforts to nominate to the Venture Board an individual selected by the Continental Holders. Solely as a result of the Acquisition, and assuming the Titan Loan, Venture's long term debt (excluding any additional debt, if any, which may be incurred by Continental and remain outstanding after the consummation of the Acquisition, if ever, including debt related to the possible vessel upgrade or debt relating to the note issued in connection with the Preferred Share Redemption) will increase by approximately $3,100,000. In connection with the Acquisition, (i) in April 1998, Venture loaned the Venture Advance to fund a portion of the Refurbishment, (ii) in December 1997, Continental (a) declared the Management Bonuses, payable to certain Continental Holders on or before June 25, 1998 and (b) called for redemption the Redeemed Shares, and paid (including the issuance of a $489,000 note, which Continental has agreed to pay on or before June 25, 1998) to a Continental Holder (who is proposed to be a director of Venture), the Preferred Shares Redemption, and
(iii) in June 1998, Continental accepted an offer to finance from a third party for the Titan Loan, the net proceeds of which are to be used to fund a portion of the Refurbishment, for which Venture has agreed to replace certain Continental Holders as a guarantor, upon Acquisition is subject to a number of conditions any of which may not occur, including receipt of Shareholder Approval of the Purchase Agreement, as well as receipt of certain requisite third-party consents.

        Assuming the Acquisition is consummated, management of Venture anticipates, based on current plans and assumptions, that on a consolidated basis, costs, particularly direct costs, depreciation expense and interest expense will substantially increase, although there can be no assurance that actual results of operations will not vary substantially from what management anticipates. In addition, goodwill associated with the consummation of the Acquisition will significantly increase Venture's amortization expense. Further, management of Venture anticipates that the consummation of the Acquisition will help to diversify Venture's operations and further reduce the seasonality associated with its operations in Western Canada.

QUARTERLY FLUCTUATIONS

        Venture's business is subject to substantial quarterly variations as a result of seasonal activity variations in the seismic industry in Western Canada. Generally, increased activity occurs in the Canadian seismic industry during the Canadian winter season, from November to March. During this period the colder weather freezes the ground and permits easier access to marshy terrain in the northern areas of Western Canada and agricultural areas. During the spring, bans are placed on road use, which temporarily limits access to many areas where Venture conducts its operations. Further, due to the soft wet ground conditions and marshy terrain in the northern areas of Western Canada, both of which are extremely sensitive to traffic and heavy equipment, the extent to which Venture can conduct its operations during the spring and summer is significantly reduced. As a result Venture has historically experienced a fluctuation in quarterly results with generally increased activity in Venture's first and second fiscal quarters and a significant decrease in revenues and net income during its third and fourth fiscal quarters. With the acquisition of Boone in June 1996 Venture has diversified its operations by expanding into the United States, which has somewhat reduced the seasonality traditionally associated with Venture's Canadian operations. Management anticipates if the Acquisition is consummated, the addition of Continental's operations would further reduce the seasonality associated with Venture's operations in Western Canada. Due to the factors noted above, Venture's results of operations may be subject to fluctuations, particularly on a quarterly basis and Venture's stock price may be affected by such results.

        Results of Operations

        Six Months Ended March 31, 1998 Compared to Six Months Ended March
31,1997

        Revenue for the six months ended March 31, 1998 ("1998 six months") increased by approximately 38% to $21,706,425 as compared to $15,683,001 for the six months ended March 31, 1997 ("1997 six months"). This increase was primarily attributable to additional revenue generated from increased operations in the Southern United States by Boone. Boone contributed revenue of $11,983,917 for the 1998 six months as compared to $3,060,858 for the 1997 six months. As a percentage of revenue, Boone contributed approximately 55% of the Company's revenue for the 1998 six months as compared to approximately 20% for the 1997 six months. Revenue for the 1998 six months from operations in the Canadian market decreased by approximately 23% to $9,722,508 as compared to $12,622,143 for the 1997 six months.

        During the 1998 six months, three customers accounted for 40% of Venture's revenue and during the 1997 six months, two customers accounted for 60% of Venture's revenue. Although the projects performed by the Company were generally short term, the inability to replace significant customers would cause the Company's revenue and operating results to fluctuate significantly from period to period, and the loss of certain customers would have a material adverse impact on Venture's business. Because of the limited number of data acquisition crews owned by Venture, and thus the limited number of crews Venture is able to deploy at any given time, Venture anticipates that a substantial portion of future revenues will continue to be attributable to a few customers, who may change from time to time.

        Direct expenses for the 1998 six months increased by 43% to $15,906,769 as compared to $11,150,221 for the 1997 six months. Direct expenses as a percentage of revenue increased to approximately 73% for the 1998 six months as compared to approximately 71% for the 1997 six months. The increase in direct expenses as a percentage of revenue in the 1998 six months as compared to the 1997 six months was due to increased operations in the United States where the Company typically engages in lower margin projects due to the highly competitive nature of the business. The increase in amount was offset partially by the completion of a greater number of 3D projects during the period, which typically generate higher margins than 2D projects.

        General and administrative expenses for the 1998 six months increased by approximately 24% to $1,100,621 as compared to $886,290 for the 1997 six months. This increase was primarily attributable to increased activity levels in the United States market.

        Depreciation expense for the 1998 six months increased by 42% to $1,540,928 as compared to $1,085,949 for the 1997 six months. The increase in depreciation expense is primarily attributable to seismic data acquisition equipment acquired to expand Boone's operations, but also includes the acquisition of three 2D systems used in operations in Canada during the period and the purchase of 250 seismic acquisition remote units for use in both market places.

        Amortization expense for the 1998 six months of $89,160 is related to the amortization of goodwill recognized on the acquisition of Boone, which the Company acquired in June 1996, and the acquisition of Hydrokinetic. The comparable charge for the 1997 six months of $77,160 did not include a charge for the amortization of Hydrokinetic goodwill since this acquisition occurred in April 1997.

        Interest and other income for the 1998 six months increased to $121,470 as compared to $6,550 for the 1997 six months. The increase primarily resulted from interest earned on additional funds on deposit resulting from the Warrant Exercise.

        Interest expense for the 1998 six months increased by approximately 116% to $589,322 as compared to $273,338 for the 1997 six months. This increase resulted primarily from financing costs related to short term lease purchase commitments entered into for the lease of seismic equipment to meet demand for increased operations in the United States. The purchase options on these lease contracts were exercised in December 1997 and January 1998 for an aggregate purchase price of approximately $3,200,000, with proceeds from the Warrant Exercise.

        The Company's effective income tax rate was approximately 40% for the 1998 six months as compared to 44% for the 1997 six months. The decrease in the effective rate for the 1998 period is primarily due to a greater portion of the net income being earned in the United
States which is subject to a lower statutory tax rate.

        Venture FY 1997 Compared to Venture FY 1996 Compared to Venture FY 1995.

        Revenue increased by 92% to $27,132,227 in Venture FY 1997 from $14,146,971 in Venture FY 1996, which represents a 50% increase over revenues of $9,458,452 in Venture FY 1995. The increase in revenue between Venture FY 1997 and Venture FY 1996 was due to increased capacity as a result of equipment acquisitions in Venture FY 1997 and the inclusion of revenue from Boone's operations for an entire year in Venture FY 1997. Boone accounted for approximately 35% of revenue for Venture's FY 1997 revenue as compared to approximately 8% of Venture FY 1996 revenue. Boone was acquired in June 1996 and therefore only four months of revenue were included in Venture's results of operations for Venture FY 1996. The increase in revenue between Venture FY 1996 and Venture FY 1995 was due to the following factors: a greater number of total seismic crews used over the year (six in Venture FY 1996 compared to five in Venture FY 1995); the acquisition of vibroseis units which enabled Venture to participate in a new segment of the seismic data acquisition industry, the acquisition of Boone in June 1996, and Venture's participation in the Pakistan Project, its first foreign contract outside of North America. The Pakistan Project generated revenue of $1,593,825 in Venture FY 1996.

        Venture's direct expenses, which consist primarily of labor, drilling and surveying costs, increased 65% to $19,796,462 in Venture FY 1997 from $11,991,236 in Venture FY 1996, which represents a 79% increase over direct expenses of $6,713,181 in Venture FY 1995. These amounts reflect increased costs incurred by Venture to meet Venture's expanding operations over the past three years, and significant costs associated with the Pakistan Project in 1996. Overall gross margins were 27.0% in Venture FY 1997, 15.2% in Venture FY 1996 and 29.0% in Venture FY 1995. The decrease in gross margin in Venture FY 1996 is primarily due to (i) a loss on the Pakistan Project of $703,851 incurred and recognized in the fourth quarter of Venture FY 1996, (ii) reduced margins on Canadian based operations due to poor weather conditions in the first and second quarters of Venture FY 1996 which resulted in increased expenses to Venture because the majority of its projects are performed on a turnkey basis and (iii) increased expenses incurred by Venture during the second quarter of Venture FY 1996 associated with the temporary leasing of equipment which was necessary to ensure customer demands were met on a timely basis.

        General and administrative expenses increased 36% in Venture FY 1997 to $1,828,464 from $1,342,082 in Venture FY 1996, which represents an increase of 63% over general and administrative expenses of $825,193 in Venture FY 1995. The increase in Venture FY 1997 as compared to Venture FY 1996 reflects increased level of operations and the inclusion of Boone's results of operations, including increased personnel costs, for an entire year in Venture FY 1997. The Venture FY 1996 amount includes Venture's increased marketing activities outside of Western Canada, including marketing associated with the Pakistan Project and other overseas activities, the costs associated with Venture's public company status and additional personnel costs related to the expansion of operations, including costs arising from the Boone acquisition and the Pakistan Project. The amount recorded in Venture FY 1995 does not reflect a compensation charge of $212,692 or $0.15 per share in connection with the estimated fair value on transfer of Venture Common Shares from an officer and principal shareholder to another officer of Venture. The compensation charge would have been required to comply with GAAP in the United States but not under Canadian GAAP.

        Depreciation increased 62% in Venture FY 1997 to $2,363,398 from $1,461,807 in Venture FY 1996, which represents an increase of 62% over depreciation of $901,896 in Venture FY 1995. The increases in



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Venture FY 1997 and Venture FY 1996 reflect substantial additions to capital assets during the period from Venture FY 1995 to Venture FY 1997. Capital asset expenditures incurred during Venture FY 1997, 1996 and 1995 amounted to $10,080,773, $5,891,181 and $2,479,039, respectively.

        In Venture FY 1997 and 1996, Venture amortized $166,320 and $51,440 of goodwill, respectively, related to the acquisition of Boone in June of 1996 and Hydrokinetic in April of 1997.

        Interest expense increased by 104% to $669,938 in Venture FY 1997 from $327,931 in Venture FY 1996, which represents a 13% increase over interest expense of $290,115 in Venture FY 1995. Interest expense has risen due to increased bank debt and equipment financing associated with Venture's equipment purchases. Net borrowings of long term debt amounted to $1,042,440, $598,691 and $6,451,133 in Venture FY 1995, FY 1996 and FY 1997, respectively.

        The write down for impairment in capital assets of $100,000 in Venture FY 1996 relates to the estimated realizable value on sale of capital equipment purchased locally for the Pakistan Project. With completion of the project, and a determination by Venture not to pursue additional contracts in Pakistan at this time, certain of the equipment purchased for the project was sold locally since transport of the equipment to Venture's North American markets was not economical.

        Venture's income tax provision increased to $976,000 in Venture FY 1997, as compared to an income tax recovery of $357,459 in Venture FY 1996, as a result of the increased profitability of Venture FY 1997 operations. The Venture FY 1996 tax benefit of $357,459, as compared to the income tax provision of $319,737 for Venture FY 1995, reflects the operating loss in Venture FY 1996 which primarily resulted from the loss on the Pakistan Project. A reconciliation of actual income tax expense as compared to expected income taxes is provided in
Note 9 of the consolidated financial statements.

        Net income in Venture FY 1997 increased to $1,454,706 as compared to a loss for Venture FY 1996 of $664,699 and net income for Venture FY 1995 of $436,306. The increased net income for Venture FY 1997 primarily reflects increased activity and revenue levels in 1997 which contributed to increased profitability of Venture FY 1997 operations. The loss in Venture FY 1996, as compared to net income in Venture FY 1995 of $436,306, is primarily the result of the loss on Venture's Pakistan Project, costs incurred to expand its North American operations and reduced margins associated with Venture's Canadian based operations.

        Liquidity and Capital Resources

        At March 31, 1998 Venture had cash of $5,229,339 and working capital of $5,544,025, which includes the current portion of long term debt in the amount of $2,693,300.

        Venture maintains operating lines of credit in Canada and the United States. The Canadian line of credit provides for an aggregate of up to $1,200,000 in advances available to Venture subject to a limit of: i) the excess in value of current assets over current liabilities (excluding the current portion of long-term debt) and ii) 70% of the value of the accounts receivable of Venture which are less than ninety days old. Borrowings under the Canadian operating line are payable on demand and bear interest at the bank's prime rate plus .75%. Venture's Canadian trade receivables have been pledged as collateral for borrowings under the Canadian operating line. The United States line of credit provides for an aggregate of up to $250,000 in advances available to Venture. Borrowings under the United States operating line are payable on demand and bear interest at prime plus 1%. Venture's United States trade receivables have been pledged as collateral for borrowings under the United States operating line. At March 31, 1998, advances under Venture's operating lines of credit aggregated $350,000 and approximately $1,100,000 was available for advance.

        In addition to operating lines of credit at March 31, 1998 Venture had long term debt consisting of capital loans of $5,268,900 and equipment financing of $3,315,948. The capital loans bear interest at the lender's cost of funds plus 2.75% and are payable in monthly installments of approximately $141,200 plus interest and mature in February, September and November 2001. The equipment lease bears interest at 9% and is repayable in quarterly installments of approximately $196,000 comprised of principal and interest and matures in January 2001. In May 1998, Venture refinanced a lease purchase contract for 200 seismic acquisition remotes or 1,200 channels of data acquisition equipment, with a four year term loan with an aggregate obligation of approximately $1,400,000. The term loan bears interest at the lender's cost of funds plus 2.75% and is payable in monthly installments of $28,000 plus interest and matures in July 2002. A general security agreement on all equipment and a fixed charge on certain equipment have been pledged by Venture as collateral for the long term debt. In addition, Venture has assigned to the lender the proceeds of its key-man life insurance policy on Mr. Brian W. Kozun, Venture's Chief Executive Officer. Debt service requirements relating to the long term debt is estimated to aggregate approximately $3,266,000 (including principal and interest payments) during the twelve month period ending March 31, 1999. At March 31, 1998, Venture was in compliance with all bank covenants. On a pro forma consolidated basis, solely giving effect to the Acquisition and the Titan Loan (but excluding any additional debt which may be incurred by Continental and remain outstanding after consummation of the Acquisition, if ever, including debt related to the Refurbishment (including borrowings under its line of credit of approximately $1,000,000 and supplier financing of approximately $3,000,000 and the possible vessel upgrade at a cost of approximately $4,000,000, which, assuming consummation of the Acquisition, would increase Venture's long-term debt on a consolidated basis), Venture anticipates its long term debt to increase by approximately $3,100,000 and its debt service requirements to increase by approximately $120,000 per month. Assuming consummation of the Acquisition and the resultant increased indebtedness of Venture on a consolidated basis, Venture may not be in compliance with certain of its bank covenants as of the Closing Date and as of September 30, 1998 (the respective measurement dates for compliance pursuant to the terms of each facility), which would require Venture to seek a waiver from each lender or pursue alternative financing options in order to attempt to restore compliance, including a possible debt or equity (which would be dilutive to existing shareholders) financing or strategic merger or other corporate transaction although there can be no assurance Venture would be able to secure a waiver or restore compliance, in the event of a default relating to Venture's indebtedness it is likely that Venture's shareholders would forfeit all or a substantial portion of their investment in Venture.

        Included in the March 31, 1998 accounts receivable balance of $10,624,200 and the accounts payable and accrued liabilities balance of $6,976,242 were certain reimbursable amounts which are not included in Venture's revenue or direct costs. In accordance with the terms of various project agreements, certain costs are paid by Venture and passed on or flowed through to the customer at cost. As a result these reimbursable costs are included in accounts receivable and accounts payable even though they do not impact revenue or direct expenses. The collection of accounts receivable and the payment of accounts payable are expected to continue to occur in the normal 30 to 60 day time period following billing.

        Work-in-progress at March 31, 1998 was $290,000 as compared to $521,594 as at September 30, 1997. The decreased value of work-in-progress primarily reflects a smaller component of unbilled project work which was still in progress at March 31, 1998 and, in accordance with the project terms, will be billed and recognized in accounts receivable upon completion of the project.

        The changes in accounts receivable, accounts payable and accrued liabilities accounts are not necessarily reflective of the corresponding change in activity or revenue and expenses for the period since the balances for accounts receivable, work-in-progress and accounts payable are more reflective of Venture's operational activity in the previous 30 to 90 day period. Since there is a seasonality to Venture's operations and levels of equipment utilization can vary at different times of the year the accounts receivable, work-in-progress and accounts payable balances at any point in time will not necessarily correspond to changes in revenue. Work-in-progress reflects partially completed project work for which revenue is recognized based on the costs incurred to date in relation to total estimated contract costs. The increase in work-in-progress at September 30, 1997 primarily reflects an increase of projects partially completed and therefore considered to be in progress at September 30, 1997 as compared to the value of partially completed projects at September 30, 1996.

        Venture had deferred revenue at March 31, 1998 of $560,000 as compared to $800,000 at September 30, 1997 as compared to a nil balance at September 30, 1996. Deferred revenue represents billings in excess of revenue amounts earned on projects, and varies depending upon the completion status of projects.

        In December 1997 and January 1998 Venture received proceeds of approximately $9,100,000 from the Warrant Exercise. Venture used approximately $3,200,000 of the proceeds to exercise certain purchase options on capital equipment leases in December 1997 and January 1998. Further, a portion of these funds were used in Venture FY 1998 to fund the Venture Advance. Venture intends to use the remaining proceeds to fund the acquisition of capital equipment and a portion of the acquisition costs of Continental.

        Capital asset expenditures amounted to $4,321,150 for the 1998 six months and $10,080,773, $5,891,181 and $2,479,039 in Venture FY 1997, 1996 and
1995, respectively. These capital expenditures were for additional seismic data acquisition equipment and related auxiliary equipment. Capital expenditures are transacted through standard equipment purchase contracts or equipment lease purchase contracts which contain a purchase option. To date Venture has always exercised the purchase option contained in such lease purchase contracts.

        Net operating cash flows provided by operating activities for the 1998 six months amounted to $1,682,852 as compared to $708,489 for the 1997 six months. The increase in operating cash flow for the 1998 six months as compared to the 1997 six months is attributable to (i) increased operating activity in the United States, (ii) a greater impact of non-cash items such as depreciation and deferred income taxes and (iii) a positive change in non-cash working capital amounts.

        Net operating cash flows provided by operating activities amounted to $3,923,982, $192,292 and $1,960,267 in Venture FY 1997, 1996 and 1995,
respectively. The increase in operating cash flow in Venture FY 1997 is the result of increased profitability of operations and the inclusion of Boone's operations for an entire year in Venture's 1997 results of operations. The decrease in operating cash flow in Venture FY 1996 from Venture FY 1995 is primarily attributable to the loss incurred in 1996 and the reduction in non-cash working capital.

        Net cash provided by financing activities for the 1998 six months of $7,743,759 is attributable to cash proceeds to Venture on the exercise of 1,513,690 of Venture's Warrants during the period combined with increases in Venture's long term debt and bank indebtedness. This increase in net cash provided by financing activities was partially offset by the net repayment of approximately $6,700,000 of long term debt during the 1998 six months, including approximately $3,200,000 used to exercise equipment lease contract purchase options.

        Net cash provided by financing activities in Venture FY 1997 of $6,424,911 is primarily the result of increased borrowings from long term debt to fund equipment acquisitions. Net cash provided by financing activities in Venture FY 1996 of $7,455,317 is primarily attributable to proceeds from Venture's initial public offering in November 1995 ("IPO") and increased debt levels. Net cash from financing activities in Venture FY 1995 of $509,306 is primarily attributable to increased debt levels.

        Cash used in investing activities of $4,265,158 for the 1998 six months and $2,614,994 for the 1997 six months resulting from the purchase of additional seismic data acquisition equipment during the respective periods.

        Cash used in investing activities of $10,280,827 in Venture FY 1997 resulted primarily from capital expenditures of $10,080,773 and the acquisition of Hydrokinetic for $313,354. Cash used in investing activities of $7,647,609 in Venture FY 1996 results from capital equipment expenditures of $5,891,181 and the acquisition of Boone at a cost of $1,756,428. Cash used in investing activities of $2,469,573 in Venture FY 1995 is primarily attributable to the purchase of capital equipment.

        Venture will require satisfactory operating cash flows to continue operations, complete capital expenditures and meet its principal and interest obligations with respect to Venture's long term debt. Further, if the Acquisition is consummated, Venture will require additional cash to fund operations and capital expenditure requirements of Continental and meet Continental's obligation with respect to its debt. Assuming consummation of the Acquisition, Venture may not be in compliance with certain of its bank covenants as of the Closing Date and as of September 30, 1998 (the applicable dates of determination pursuant to the terms of each facility), which may require Venture to seek a waiver from each lender or seek to secure a debt or equity financing or enter into a strategic merger or other corporate transaction in order to attempt to restore compliance with its covenants. There can be no assurance, however, that Venture will be able to obtain such waiver or financing or complete such a corporate transaction, on acceptable terms, if at all. Any equity financing would result in dilution to Venture Holders, while the incurrence of indebtedness would result in increased expense and debt charges. In the event of a default relating to Venture's indebtedness it is likely that the Venture Holders would forfeit all or a substantial portion of their investment in Venture. Venture anticipates, based on its current plans and assumptions, funds to be generated from operations will be sufficient to satisfy Venture's existing cash requirements over the next twelve month period; however, as a result of the consummation of the Acquisition, Venture may require additional financing to fund operations and meet debt service requirements relating to capital improvements Continental may undertake, or otherwise, although there can be no assurance that Venture will be able to obtain such financing on acceptable terms.

        Venture's ability to meet its debt service and other obligations depends on its future performance which is subject to general economic conditions, oil and gas commodity prices and other business factors beyond Venture's control. If Venture is unable to generate sufficient cash flow from operations or to comply with the terms of its long term debt it may be required to refinance all or a portion of its existing debt or to obtain additional financing, although there can be no assurance that Venture will be able to obtain such refinancing or additional financing, on terms acceptable to Venture, if at all. Any future issuances of equity securities would likely result in dilution to Venture Holders, while the incurring of additional indebtedness would result in increased interest expense and debt charges.

        Currency for Financial Reporting

        Since completion of its IPO, Venture has chosen to select United States dollars as its currency for reporting and display purposes on the basis that the securities of Venture are currently only listed for trading on Nasdaq and the primary users of the financial statements are United States residents.

        Impact of Inflation and Changing Prices

        The general availability of seismic equipment and crews and the level of exploration activity in the oil and gas industry directly affects the cost of providing seismic data. The pricing of Venture's services is primarily a function of these factors. Venture does not believe inflationary trends have had any significant impact on its financial operating results for the three years ended September 30, 1997 or the six months ended March 31, 1998.

        Year 2000

        Venture has commenced review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and will develop an implementation plan to resolve the issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Venture's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. Venture expects to identify Year 2000 problems in its existing software and if necessary to modify its existing software or convert to new software in 1998/99, in order to address Year 2000 problems, if any. If necessary modifications or conversions to new software are not completed on a timely basis, the Year 2000 problem may have an adverse effect on Venture's business, financial condition and results of operations.



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                    CERTAIN INFORMATION REGARDING CONTINENTAL

        The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Proxy Statement. Investors should also carefully consider the information set forth under the heading "Risk Factors."

SUMMARY

        Continental is a privately held Canadian company, founded in 1957, which commenced operating primarily as a marine seismic data acquisition company in 1987. Continental conducts 2D offshore seismic surveys through the use of a marine seismic acquisition vessel. Continental currently operates one vessel, the SV Calgary, and has entered into an agreement in principle to lease a second marine vessel, the Pacific Titan, for a five year period commencing in February 1998, at an annual cost of $2,700,000 increasing to $3,100,000 in the final year of the lease. Continental performs offshore seismic data acquisition services for customers on a contract basis and also acquires data for its own non-exclusive survey operations. Continental's staff work closely with its customers, which include oil and gas companies and larger seismic acquisition companies, to design seismic surveys specifically tailored to meet the customer's seismic data requirements, while conducting offshore seismic surveys within the confines imposed by weather, sea conditions and government regulations. Continental has completed seismic surveys in the Persian Gulf, the North Sea, the Falkland Islands area, the Mediterranean and off the coasts of West Africa and Norway. During the preceding four years, Continental has performed 18 seismic surveys for approximately 10 customers. During its fiscal year ended December 31, 1997, contract services, non-exclusive surveys and data sales accounted for approximately 91%, nil % and 9% of Continental's revenues, respectively.

        Continental was incorporated under the laws of Alberta, Canada in 1957. The principal executive office of Continental is located at Suite 210, 3030-3rd Ave N.E., Calgary, Alberta, Canada, and its telephone number at that address is
(403) 235-6882.

INDUSTRY OVERVIEW

        Seismic data is used by oil and gas companies to identify and image underground geological structures likely to contain hydrocarbons, both to aid in the exploration for new hydrocarbon reservoirs and to enhance production from existing reservoirs. A seismic data acquisition project generally consists of designing and planning the survey, obtaining necessary regulatory, governmental and environmental approvals and acquiring the seismic data. The data, when processed, is then used to produce computer generated 2D cross sections or 3D images of subsurface geologic formations. These cross sections and images are then used by oil and gas companies to evaluate the potential for successful drilling for or production of oil and gas.

        The conventional method of acquiring offshore seismic data involves releasing acoustic energy, normally generated by a burst of compressed air, into the water. The energy, in the form of a pressure wave, travels through the water into the sea bed and is reflected from various subsurface strata back to hydrophones towed behind the marine seismic acquisition vessel. Hydrophones are sensitive pressure sensors, many thousands of which are deployed in towed streamer arrays behind the marine seismic vessel. The reflected energy is detected by the hydrophones, and the data from the hydrophones is transmitted by wire or optical fibers to sophisticated recording equipment on the vessel. Navigation and positioning equipment, including global position systems ("GPS"), lasers and acoustic and azimuth devices, are used to accurately determine the respective positions of the vessel, energy sources and streamer arrays as they traverse the survey area. A recording of seismic data is made at regular intervals over the sea bed as the vessel traverses the survey area along predetermined paths. For 2D projects, a cross-section of independent lines of data are acquired and recorded; whereas, for 3D projects, the data is recorded from a dense grid of lines. The density of data required to perform a 3D survey is most efficiently achieved by using multiple energy sources and streamers. However, some geological structures can be better imaged by limiting the lateral distance from the streamers to the energy source, and in these situations fewer streamers are more effective at collecting the data. Vessels towing fewer streamers are generally more maneuverable than vessels towing more streamers, and are therefore better suited to conduct 3D surveys in congested areas offshore with dense marine traffic and numerous obstacles such as drilling rigs, supply vessels and platforms. Conversely, vessels towing more streamers are generally more efficient at conducting larger, wide-swathe 3D surveys in open water. The SV Calgary is configured to tow between one and four streamers, however, to date, Continental has only performed 2D surveys using one streamer. This facilitates data acquisition in offshore areas with dense marine traffic, production platforms and other obstructions where larger vessels with more streamers are ill-suited to work due to their lack of maneuverability.

        In recent years, major offshore seismic data acquisition companies have generally decreased the amount of 2D survey work they conduct and reconfigured their fleets to improve their efficiency in conducting larger 3D seismic surveys. These modifications consisted principally of increasing vessel size, horsepower and the number of streamers which can be towed. Although the 3D segment of the industry has experienced high growth, Continental believes that, due to its lower cost, 2D seismic will remain an important exploratory technique, particularly for acquiring regional exploration grids. To date, Continental has only performed 2D seismic surveys.

        Similar to onshore seismic data acquisition systems, the channel capacity of offshore seismic data acquisition systems is governed by the number of hydrophone groups deployed in the streamers, the number of digitizing modules available, and the capability of the onboard recording system depending upon the specific requirements of a seismic data acquisition project. The vessel operated by Continental has either 1,024 or 1,440 channels and can be incrementally upgraded by adding a combination of additional hydrophone groups, digitizing modules and more recording capacity.

        After the raw seismic data has been acquired, it is partly processed before being sent to a data processing facility where it is further processed. The processed data can then be manipulated and viewed on computer workstations by geoscientists to map the structures of the subsurface to determine if formations exist where hydrocarbons are likely to have accumulated and where such formations are located.

COMPANY OVERVIEW

        Currently Continental operates one seismic data acquisition vessel, the SV Calgary under a lease (the "SV Calgary Lease") which expires in April 2000, subject to two one-year extension options. The SV Calgary was built in 1981 at Teraoka, Japan, and has a gross registered tonnage of 1,307 tons, overall length of 53 meters with a 12 meter hull and is configured to tow between one and three streamers. The vessel is powered by two diesel engines producing 2,600 brake horsepower. The vessel has been modified and outfitted with a full complement of data acquisition, recording, navigation and communications equipment owned by Continental and is currently used by Continental to conduct 2D seismic surveys. In the next twelve months, management of Continental currently anticipates, depending upon customer demands, market conditions and the availability of acceptable financing, reconfiguring the SV Calgary to also be able to conduct 3D seismic surveys. Such reconfiguration would require capital expenditures of approximately $2,000,000. The timing and cost of such expenditures, if any, cannot however, be predicted. The vessel's seismic crew is employed by Continental on a contract basis, pursuant to the terms of the SV Calgary Lease, and consists of 24 crew members, half of whom are on leave at any time. The vessel's main seismic equipment consists of recording instruments, digital recording systems, location systems, multiple navigation systems, and seismic energy sources and control systems. Seismic data acquired by the instrumentation is partly processed before being recorded on magnetic media for shipment to an onshore data processing center.

        Continental operates the SV Calgary on a 24 hour-a-day, seven days-a-week basis. The vessel is taken out of service for approximately two weeks every two years and, ten days every five years, for re-classification which includes dry-docking, inspection of main engine, shafts, propellers and hull. Additional routine maintenance is carried out on the vessel and seismic equipment during these periods, with the remainder being provided on an ongoing basis during vessel operations.

MARKETING AND PRINCIPAL CUSTOMERS

        Three types of contracts are generally used to conduct marine seismic data acquisition for clients: (i) distance rate based, (ii) turnkey and (iii) day rate based. A distance rate based contract requires customers to pay a set price per kilometer or square kilometer of seismic data acquired as well as a standby charge for downtime due to factors such as weather, fishing interference, "feathering" on seismic streamers due to ocean currents and seismic interference from other vessels. A turnkey contracts is a fixed price contract where clients pay a set price per kilometer or square kilometer and the contractor assumes the risks of delays. The price for a turnkey contract is generally higher and can be more profitable, provided risks and potential delays are carefully understood and managed. A day rate based contract requires customers to pay a set price per day for the vessel. All risks are assumed by the customer and therefore such contracts tend to be priced lower, and less profitable, than other contract arrangements.

        In 1997, Continental conducted 100% of its data acquisition business under distance rate based contracts whereby a set price per kilometer is earned as well as additional contracted amounts related to certain reimbursable costs and down time for specified events. None of Continental's data acquisition business was conducted under day rate based contracts in 1997. Continental generally seeks to secure distance based contracts with standby charges for operations in territories where it is difficult to adequately assess the risks of delays.

PACIFIC TITAN

        Continental has entered into an agreement in principle to lease an additional marine seismic vessel, the Pacific Titan, beginning in February 1998 for a five year term at an annual cost of $2,700,000 increasing to $3,100,000 in the final year of the lease. In addition, Continental has entered into arrangements to conduct the Refurbishment, at an estimated cost, as of June 19, 1998, of $13,500,000 in addition to the Lease Payments. Simultaneously with the execution of the Purchase Agreement, Venture agreed to loan, and in April 1998, extended the Venture Advance to Continental. The proceeds of the Venture Advance are being used by Continental to fund a portion of the costs of the Refurbishment and is secured by certain assets of Continental. Should Closing of the Acquisition not occur prior to August 31, 1998, the Venture Advance, including interest, is payable in quarterly installments and is subject to equity conversion, during the period from August 31, 1998 to December 1, 1999, at the option of Venture and without additional consideration, equal to approximately 26% of the outstanding capital of Continental on a fully-diluted basis at the time of conversion. Assuming the Closing of the Acquisition, the Venture Advance will become an intercompany debt, due and payable to Venture.

        The cost of the Refurbishment is expected to be financed by Continental with: (i) the Venture Advance; (ii) the Titan Loan; (iii) resources of Continental (including an estimated $2,000,000 in cash and $1,000,000 in borrowings under its line of credit); and (iv) supplier financing of approximately $3,000,000. In June 1998, Continental accepted an offer to finance from a third party for the Titan Loan, the net proceeds of which are to be used to fund a portion of the Refurbishment. In the event the Titan Loan is advanced, it is anticipated that Venture's security interest will be subordinate to that of the lender of the Titan Loan. In connection with the Titan Loan, Venture has agreed to replace Messrs. Stinn and Self as a guarantor of Continental's obligations thereunder, in the event the Acquisition is consummated. If the Titan Loan is not advanced, Continental will be required to seek alternative financing to fund that portion of the cost of the Refurbishment, although there can be no assurance that acceptable alternative funds will be available. The Refurbishment is expected to be completed, with the Pacific Titan ready for deployment, in July 1998, although there can be no assurance the vessel will be ready at such date. Pursuant to the Purchase Agreement, Continental has agreed to limit the cost for the Refurbishment to $12,000,000; however, as of June 19, 1998, Continental's arrangements for the Refurbishment aggregated approximately of $13,500,000, nor can there be any assurance that the cost will not exceed such sum. The increased cost of the Refurbishment is a breach of the Purchase Agreement, which, pursuant to the terms of the Purchase Agreement, entitles Venture to seek indemnification from Continental and certain Continental Holders or terminate the agreement. As of June 19, 1998, management of Venture has indicated, however, that it is not pursuing any remedy available to Venture under the Purchase Agreement as a result of such increased cost, and will continue with the Acquisition as planned, although, in the future, management of Venture may determine, in its discretion to take action, including, without limitation, any remedy available to Venture pursuant to the terms of the Purchase Agreement. See "Proposal No. 1 -- The Acquisition -- Purchase Agreement -- Amendment and Termination of the Purchase Agreement" and "-- Indemnification."

        The Pacific Titan was built in 1987 at Teraoka, Japan and the vessel has a gross registered tonnage of 1,434 tons, overall length of 63.5 meters, a beam of 14.5 meters and a maximum draft of 5.9 meters. The vessel is powered by four diesel engines producing 6,400 brake horse power, through two variable pitch propellers. The Pacific Titan is being converted to a seismic vessel, and in connection with the Refurbishment, Continental has entered into arrangements to have it equipped with state-of-the-art seismic streamer, instrumentation, navigation systems and energy source systems. The Pacific Titan is expected to be ready for deployment in July 1998. Continental currently anticipates using the Pacific Titan to conduct 2D and 3D seismic surveys; however, prior to conducting any 3D surveys with the Pacific Titan, Continental will be required to incur additional capital expenditures of approximately $2,000,000. Management of Continental anticipates equipping the Pacific Titan within the next twelve months to be able to conduct 3D surveys, depending upon customer demands, market conditions and the availability of acceptable financing.

NON-EXCLUSIVE SURVEYS

        In addition to conducting offshore seismic surveys on a contract basis, Continental develops and acquires non-exclusive marine seismic surveys and licenses the resultant data. Unlike data acquired on a contract basis, Continental retains ownership of or, a right to market, non-exclusive survey data and adds newly acquired data to its seismic library for future sales on a non-exclusive basis. Continental can then market this non-exclusive data to oil and gas companies for less on a per unit basis than data acquired for a customer on an exclusive basis. Continental continually evaluates new geographic areas to ensure the ongoing development and replenishment of the Continental non-exclusive survey data library. Non-exclusive data may be sold a number of times to different customers over several years, and as a result, non-exclusive operations may be more profitable than contract data operations. During its fiscal year ended December 31, 1997, approximately 9% of Continental's revenues were generated from sales of non-exclusive data.

        The time line from conceptual development to completion on a non-exclusive survey generally takes several months. Continental develops and plans non-exclusive surveys targeted to coincide with specific licensing or sales of leases for offshore acreage to better ensure that there is an identifiable and ready market for the data. The timing, terms and conditions of these licensing or lease sales vary considerably from country to country and may occur at intervals ranging from less than a year, to several years. In order to complete a non-exclusive survey to coincide with licensing or lease sales of offshore acreage, Continental frequently has to undertake a survey based on the best available estimate of such dates, and relies on information and estimates published or supplied by government bodies or other authoritative third parties to better gauge such timing issues. Continental assumes the risk that future sales of non-exclusive survey data may not cover the cost of acquiring and processing such data. Continental has reduced this risk in part by obtaining prefunding from oil and gas companies for a portion of its costs for certain non-exclusive surveys and by carefully evaluating a number of factors during the development phase, including: (i) the quality and age of any existing seismic data that may already exist in the area; (ii) the amount of leased acreage in the area; (iii) the historical turnover of leased acreage; (iv) the extent to which governmental regulation, fiscal regimes and exploration acreage licensing factors encourage exploration by oil and gas companies; and (v) the actual level of interest of oil and gas companies in the area. To further reduce the risk associated with a non-exclusive survey, Continental may fund all or a portion of the cost to develop and execute its larger projects through joint venture or syndicate arrangements with third parties.

        Continental has designed and conducted profitable non-exclusive surveys in many geographical locations and has been successful in bidding for certain exclusive contracts to acquire non-exclusive seismic data, including, the award to Continental of an exclusive right to undertake seismic surveys in the northern sector of the Falkland Islands when that region was opened for exploration in 1993. Continental retains exclusivity for a period of ten years from the date of completion of processing or reprocessing such data to license the data from the surveys it conducted between 1993 and 1995.

COMPETITION

        The marine seismic data acquisition business is highly competitive. Continental believes that approximately five major competitors account for a substantial majority of the offshore seismic data acquisition business worldwide, with the remainder of the industry represented by smaller competitors, including Continental. Competitive factors include price, experience, availability, technological expertise, performance and reputation for dependability. Certain of Continental's major competitors operate more data acquisition vessels than Continental, have substantially greater revenues than Continental or are subsidiaries or divisions of major industrial enterprises having far greater financial and other resources than the Company and more extensive relationships with major integrated and multinational oil and gas companies. Such resources may enable these competitors to maintain technological and certain other advantages relating to costs that may provide them with an advantage over Continental in bidding for contracts. In addition, certain competitors having greater financial resources than Continental may take an economic interest in the seismic data acquired in exchange for the services they perform for their customers.


OPERATING HAZARDS AND INSURANCE

        Continental's operations are subject to the general risks incident to marine seismic data acquisition activities, including inclement weather, sea conditions, and natural and man-made obstacles. These risks may result in personal injury and loss of life, severe damage to or destruction of property and equipment, environmental damage or suspension of operations. Continental has not experienced any material losses or environmental claims to date, but there can be no assurance that it will not experience such losses or claims in the future. To the extent available, Continental maintains general liability insurance coverage against these potential claims, the nature and amount of which Continental believes to be customary in the industry. There can be no assurance that adequate insurance will be available in the future or that Continental will be able to maintain adequate insurance on terms and conditions it finds acceptable. In the event of an uninsured or inadequately insured claim, Continental's business and financial condition could be materially adversely affected.


GOVERNMENT REGULATION AND ENVIRONMENTAL COMPLIANCE

        Continental's operations are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which Continental's operates. Laws and regulations that have the effect of reducing or curtailing exploration and production activities by energy companies could also adversely affect Continental's operations and its financial condition by reducing the demand for its services. In addition, oil and gas exploration is subject to regulations governing environmental quality and pollution control. Continental conducts its operations consistent with international standards, including numerous international and industry safety and environmental regulations. Continental is a member of the International Association of Geophysical Contractors, and follows their standards on health, safety and environmental management systems. Continental is required to expend financial and managerial resources to comply with such laws in its operations, and anticipates that it will continue to be required to do so in the future. There can be no assurance that in the future Continental will be able to acquire all of the necessary permits to conduct its business or that the costs associated with complying with laws and regulations affecting its business will not have a material adverse effect upon Continental. Management of Continental has indicated that they believe Continental possesses all permits, licenses and certificates material to the operation of its business. The modification of existing laws or regulations or the adoption of new laws or regulations curtailing drilling for oil and gas or imposing more stringent restrictions on seismic operations in general, and marine operations in particular, could adversely affect Continental. Further, there can be no assurance that such laws or regulations will not change frequently. In recent years, there has been a trend toward more expansive and stricter environmental laws and regulations.


EQUIPMENT ACQUISITION AND SUPPLIERS

        Continental obtains its seismic data acquisition equipment from a few select vendors, and with respect to its marine vessels, one vendor. Other than the lease for the SV Calgary and the potential lease for the Pacific Titan, Continental does not have long-term supply contracts with any of its suppliers and purchases its equipment on a purchase order basis. No assurance can be given that shortages will not occur in the future or that the sole or limited sources of such equipment will be able to support the future equipment requirements of Continental. In addition, there can be no assurance that Continental will not experience delays or other supply problems that may materially adversely affect Continental's operations or that Continental will be able to obtain supplies, including additional data acquisition systems or vessels, in a timely manner in the event of an increase in demand for its services. The inability to obtain seismic data acquisition equipment or vessels as required, or to develop alternative sources as required in the future, could materially adversely affect Continental's business, operating results and financial condition.

EXECUTIVE OFFICERS

        The executive officers of Continental following consummation of the Acquisition will be as follows:


Name                                Age    Position
----                                ---    --------
Leslie J. Stinn                      47    President and Chief Executive Officer
Roy Self                             52    Vice President, Geophysical Operations

        Leslie J. Stinn has been President and Chief Executive Officer of Continental since 1988. Mr. Stinn has over 17 years of experience in offshore marine seismic with international experience in South America, Western Europe, Mediterranean Sea, Persian Gulf and West and East Africa. Prior to co-founding Continental, Mr. Stinn held the position of Vessel Manager in London, England with Seismic Exploration Ltd. of Dallas, Texas.

        Roy Self has been the Vice-President, Geophysical Operations, of Continental since 1988. He has over 22 years experience in all aspects of land and marine seismic operations. Mr. Self has held international positions as Manager of Marine Operations in London, England and as Technical Manager for SSL in South Africa. Mr. Self has operated surveys offshore West Africa, the North Sea, Qatar, Iran, Bahrain, Oman, Egypt, Falkland Islands, Ireland and the East Coast of Canada. Onshore experience includes surveys in Ethiopia, Iran, Nigeria, South Africa and Western Canada.

        Employment Agreements

        Simultaneously with the execution of the Purchase Agreement, Continental entered into the Employment Agreements with certain of the existing management (each, an "Employee") of Continental for a period of three years commencing March 1, 1998. The Employment Agreements are with Roy Self, as Vice- President, Geophysical Operations, and Leslie J. Stinn, as President and Chief Executive Officer, of Continental, respectively, and provide for monthly compensation of $7,000 ($10,000 Cdn), subject to annual review, with such other annual and fringe benefits as determined by the board of directors of Continental, provided that certain of such benefits shall be consistent with and comparable in value to those of certain executive officers of Venture, as such shall have been authorized by the Venture Board.

        In the event of termination of the Employee without cause, Continental must pay to the Employee his gross salary and the value of all benefits owed for the remainder of the term of the Employment Agreement. In the event of termination for "just cause," Continental will cease to have any obligations to the Employee.

        Provided that the Employment Agreements have not been terminated by Continental prior to the expiration of their Term and without "just cause," then for one year from the date of termination, each Employee has agreed not to (i) represent himself as an employee of Continental or (ii) solicit the employment of any person employed by Continental within two years prior thereto.

        The Employment Agreement may be terminated by the Employees if (i) Venture does not pay the Note Installment when due; (ii) Continental does not pay the Management Bonus when due; or (iii) Continental fails to cure a material breach by it of the Employment Agreement after 30 days prior written notice. In the event of which, Continental must pay all compensation owed to the Employee for the remainder of the Term. Each Employment Agreement provides that in the event of a merger or amalgamation of Continental with another company, the agreement may be assigned without the consent of the Employee.

EMPLOYEES

        Continental currently employs approximately 35 full-time employees with the number expected to increase to approximately 55 upon the deployment of the second marine vessel, expected to occur in July

1998. None of Continental's employees are covered by collective bargaining agreements. Continental has not experienced any work stoppages and considers its relations with employees to be good.

PROPERTIES

        Continental leases administrative space in Calgary, Alberta, Canada. The corporate office space in Calgary consists of approximately 3,400 square feet under a three year lease expiring December 1, 2000 with a monthly rental of approximately $2,300. Continental believes its facilities are adequate to meet its current needs and that additional space, in the area, is available to meet future needs.

LEGAL PROCEEDING

        Venture and Continental have each received correspondence, including a draft of a statement of claim, from, and have been advised by, Canaccord that Canaccord may pursue legal action against each of Venture and Continental with respect to a claim of entitlement to a fee of approximately $300,000 in connection with the Acquisition. As of June 19, 1998, neither party had received notice of any formal proceedings.

MARKET FOR COMMON SHARES

        Continental is a privately held Canadian company and there is no public market for its capital stock. Continental has on occasion paid cash dividends on the Continental Capital Stock, including, most recently, approximately $125,000 ($250 per Share) in its fiscal year ended December 31, 1996. For the foreseeable future, Continental intends to retain all of its earnings, if any, for use in its business. The declaration of any future dividends by Continental is within the discretion of the Continental Board and is dependent upon the earnings, financial condition and capital requirements of Continental, as well as any other factors deemed relevant by the Continental Board.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the results of operations and financial condition of Continental should be read in conjunction with Continental's Financial Statements and Notes thereto appearing elsewhere herein.

        Overview

        Continental was founded in 1957, and, most recently, was reorganized in 1987 to focus its operations primarily as a geophysical services company based in Alberta, Canada, engaged in the worldwide acquisition of offshore seismic data. Continental performs offshore seismic data acquisition services for customers on a contract basis and also designs surveys and acquires data on a non-exclusive basis, which it retains in its library to be marketed to a large array of potential customers. For the contract surveys, Continental's staff designs seismic surveys to meet the specific requirements of its customers, who range from oil and gas companies to larger seismic acquisition companies. The conduct of offshore seismic surveys includes working within the confines imposed by weather, sea conditions, government regulations and both manmade and natural obstacles. Continental has conducted surveys off the Falkland Islands, in the Persian Gulf, the North Sea, the Mediterranean and off the coasts of West Africa and Norway. Since January 1994, Continental has performed 18 surveys, including 11 on a contract basis and 7 non-exclusive surveys.

        Currently Continental operates one seismic data acquisition vessel, the SV Calgary, which is 53 meters in length with a 12 meter hull and is configured to tow between one and three streamers. The vessel has been modified and outfitted with data acquisition, recording, navigation and communications equipment and is used by Continental to conduct 2D surveys. Continental would be required to expend approximately $2,000,000 for capital improvements to outfit the vessel to conduct 3D surveys. Management of Continental currently anticipates, depending upon customer demands, market conditions and the availability of acceptable financing, to outfit its vessels to conduct 3D surveys within the next twelve months. The vessel's main seismic equipment consists of recording instruments, digital recording systems, location systems, multiple navigation systems, and seismic energy sources and control systems. Seismic data acquired by the instrumentation is partly processed before being recorded on magnetic media for shipment to an onshore data processing center.

        Continental has entered into an agreement in principle to lease an additional seismic vessel, the Pacific Titan, beginning in February 1998 for a five year term at a rate of $2,700,000 increasing to $3,100,000 in the final year of the lease. The Pacific Titan was built in 1987 at Teraoka, Japan and the vessel has a gross registered tonnage of 1,434 tons, overall length of 63.5 meters, a beam of 14.5 meters and a maximum draft of 5.9 meters. In connection with the Purchase Agreement, Venture agreed to loan, and in April 1998, advanced to Continental the Venture Advance, to fund a portion of the Refurbishment, which, as of June 19, 1998, is expected to aggregate approximately $13,500,000 (in addition to the Lease Payments). Pursuant to the Purchase Agreement, Continental agreed the cost of funding of the Refurbishment would not exceed $12,000,000; however, Continental's arrangements for the Refurbishment currently aggregate approximately $13,500,000 and there be no assurance that the cost will not exceed such sum. The increased cost of the Refurbishment is a breach of the Purchase Agreement, which, pursuant to the terms of the Purchase Agreement, entitles Venture to seek indemnification from Continental and certain Continental Holders or terminate the Purchase Agreement. Notwithstanding the increased cost of the Refurbishment, as of June 19, 1998, management of Venture have indicated Venture will not pursue any remedy available pursuant to the Purchase Agreement as a result of such breach, and will proceed with the Acquisition; although in the future, management of Venture may determine in its discretion to take action, including, without limitation, any remedy available to Venture pursuant to the terms of the Purchase Agreement. See "Proposal No. 1 -- The Acquisition -- The Purchase Agreement -- Amendment and Termination of the Purchase Agreement" and "-- Indemnification."

        The cost of the Refurbishment is expected to be financed by (i) the Venture Advance; (ii) the Titan Loan; and (iii) a combination of (a) resources of Continental (including an estimated $2,000,000 in cash and $1,000,000 in borrowings under its line of credit) and (b) supplier financing of approximately $3,000,000, subject to adjustment, depending upon the financial position of Continental. If the Titan Loan is not advanced, Continental will be required to seek alternative financing to fund that portion of the cost of the Refurbishment, although there can be no assurance that acceptable alternative funds will be available. Further, Continental has agreed to pay for the Bonus Transactions by June 25, 1998. Any cash used by Continental for such payments will reduce the amount available for other purposes, including the Refurbishment, which may require Continental to seek even more financing. Any indebtedness of Continental outstanding after consummation of the Acquisition, if ever, will, on a consolidated basis, be reflected as a liability of Venture. Continental has entered into arrangements to equip the vessel with state-of-the-art instrumentation, navigation systems and energy source systems. The Pacific Titan will initially be outfitted with one streamer, will be capable of performing 2D surveys and is scheduled to be ready for deployment in July 1998. Management of Continental currently anticipates, depending upon customer demands, market conditions and the availability of acceptable financing, to outfit the vessel to conduct 3D surveys within the next twelve months, which would require it to expend an additional approximately $2,000,000.

        Continental currently only conducts 2D surveys. Although major offshore seismic data acquisition companies have more recently focused their efforts on 3D surveys due to high growth in this segment of the market, Continental believes that, due to its lower cost, 2D surveys will remain an important exploratory technique, particularly for acquiring data on regional exploration grids, and has determined to focus the majority of its efforts on the 2D segment of the market, and anticipates, based upon current plans and assumptions, entering the smaller 3D segment of the market within the next twelve months, depending upon customer demand, market conditions and the availability of acceptable financing for the necessary capital improvements to the vessels.

        Results of Operations

        Revenue increased by 13% to $9,609,915 in Continental's fiscal year ended December 31, 1997 ("CHL FY 1997") from $8,485,092 in Continental's fiscal year ended December 31, 1996 ("CHL FY 1996"), which represents a 67% increase over revenue of $5,095,856 in Continental's fiscal year ended December 31, 1995 ("CHL FY 1995"). The increase in revenue between CHL FY 1997 and CHL FY 1996 was primarily due to increased contract rates and improved utilization. The increase in revenue between CHL FY 1996 and CHL FY 1995 resulted from an increase in proprietary seismic surveys for major oil companies and increased operating levels.

        Continental's direct expenses which consist primarily of the vessel lease, labor, fuel and repairs and maintenance decreased by 9% to $5,631,075 in CHL FY 1997 from $6,171,258 in 1996, which represents a 53% increase over direct expenses of $4,047,221 in CHL FY 1995. The decrease in 1997 is primarily due to the operation of the SV Calgary in 1997, which operates more efficiently than Continental's previous vessel used extensively in 1996 and the overlap of two vessels for a short period of time in 1996. The increase in direct expenses between CHL FY 1996 and 1995 is primarily due to the increased operating activity in 1996 and mobilization costs related to the SV Calgary and the demobilization of the M/V Mezen upon its lease expiry in August 1996.

        General and administrative expenses decreased 53% to $908,638 in CHL FY 1997 from $1,938,607 in CHL FY 1996, which represents a 313% increase over general and administrative expenses of $469,800 in CHL FY 1995. The decrease in CHL FY 1997 as compared to CHL FY 1996 is primarily due to the inclusion of management/owner bonus of approximately $720,000 in CHL FY 1997 as compared to approximately $1,010,000 in CHL FY 1996 and the write-off of $600,000 in accounts receivable in 1996 and the subsequent recovery of $158,000 in 1997. The increase in CHL FY 1996 as compared to CHL FY 1995 is primarily due to the management bonus of $1,010,000 in 1996 as compared to $260,000 in CHL FY 1995 and the write-off of $600,000 of accounts receivable in CHL FY 1996. The write-off of the accounts receivable in 1996 was as a result of management's decision to suspend a contract in the North Sea due to weather conditions and the availability of more profitable work in the Middle East. After adjusting general and administrative expenses for the effects of the management/owner bonuses and the write-off of accounts receivable in CHL FY 1996 and the subsequent recovery of a portion of the receivable in CHL FY 1997 general and administrative expenses of CHL FY 1997, 1996 and 1995 were approximately $346,000, $329,000 and $210,000, respectively, which reflect increased activity levels.

        Depreciation increased 30% in CHL FY 1997 to $620,255 from $476,564 in CHL FY 1996, which represents a 1,150% increase over CHL FY 1995 depreciation of $38,134. The significant increase in depreciation in 1996 is concurrent with the mobilization of the SV Calgary in May of 1996 and the investment of approximately $3,000,000 in asset expenditures for use onboard the SV Calgary. The increase in CHL FY 1997 depreciation expenses primarily reflects a full year of depreciation related to the 1996 capital additions.

        Interest expense decreased by 56% to $52,569 in CHL FY 1997 from $118,403 in CHL FY 1996, which represents a 1,282% increase over CHL FY 1995 interest expense of $8,570. The significant increase in interest expense in CHL FY 1996 represents additional debt incurred in conjunction with the outfitting of the SV Calgary. The decrease in interest expense in CHL FY 1997 represents a reduction in debt levels which has reduced financing costs.

        Other income increased by 67% to $293,082 in CHL FY 1997 from $175,378 in CHL FY 1996, which represents a 61% decrease over CHL FY 1995 other income of $450,178. The increase in CHL FY 1997 other income represents a increase in Continental's foreign exchange gain related to the translation of transactions during the year into United States dollars of approximately $143,000, an increase in the gain on disposition of investments of approximately $93,000 and a reduction in gain on disposal of capital assets of approximately $114,000. The decrease in CHL FY 1996 other income as compared to CHL FY 1995 other income is primarily the result of a 1995 gain on the disposition of investments of approximately $406,000.

        The Company's income tax provision increased to approximately $1,077,000 in CHL FY 1997, as compared to an income tax recovery of approximately $128,000 in Continental FY 1996, due to the increased profitability of 1997 operations. The income tax recovery of $128,000 in CHL FY 1996 results from the significant management/owner bonus recorded in CHL FY 1996 which has reduced pretax income to a loss of approximately $44,000. A reconciliation of actual income tax expense as compared to expected income taxes in included in the notes to Continental's financial statements.

        Liquidity and Capital Resources

        As at December 31, 1997 Continental had a working capital deficit of $326,521. Continental maintains a line of credit which provides for borrowings up to an aggregate of approximately $1,500,000. Borrowings under the line are payable on demand and bear interest at the bank's United States prime rate plus 0.5%. Borrowings at June 19, 1998 were nil, although management of Continental has indicated Continental anticipates borrowing, within the next few months, substantially all of the amount available under the line of credit to help finance the Refurbishment.

        In addition to the operating line as at December 31, 1997, Continental had long term debt consisting of a term loan, note payable and a conditional sales agreement aggregating $222,818, the current portion of which is $213,895. Subsequent to December 31, 1997, Continental accepted an offer to finance from a third party for the Titan Loan, with net proceeds to be used to fund a portion of the Refurbishment. This funding would bear interest at 8.75% and would be repayable over a 5 year term in twenty installments of approximately $200,000 (including principal and interest) commencing from the date of funding. Assuming the Closing of the Acquisition, the Titan Loan would, if advanced, increase the long-term debt of Venture, on a consolidated basis. If the Titan Loan is not advanced, Continental will be required to seek alternative financing to fund that portion of the cost of the Refurbishment, although there can be no assurance that acceptable alternative funds will be available. Continental has agreed to pay any amounts due as a result of the Bonus Transactions on or before June 25, 1998. If Continental uses its cash resources to pay such amounts, it will reduce the amount available for other purposes, including the Refurbishment, which may require Continental to seek a greater amount of financing. Any indebtedness of Continental outstanding after consummation of the Acquisition, if ever, will, on a consolidated basis, be reflected as a liability of Venture. Further, in conjunction with the Purchase Agreement, Continental received the Venture Advance in April 1998, which is funding a portion of the cost of the Refurbishment. The Venture Advance bears interest at the prime lending rate of the Royal Bank of Canada plus 1% and is secured by certain assets of Continental, which, upon receipt of the Titan Loan by Continental, are expected to become subordinate to the security interest of the lender of the Titan Loan. Should closing of the Acquisition not occur before August 31, 1998, the Venture Advance, including interest, is payable in quarterly installments commencing December 1, 1999, consisting of principal and accrued interest and is convertible at the option of Venture, without additional consideration, during the period from August 31, 1998 to December 1, 1999, into approximately 26% of the outstanding capital of Continental on a fully-diluted basis at the time of conversion. Assuming Closing of the Acquisition occurs, the Venture Advance will become an intercompany debt, due and payable to Venture.

        Debt service requirements relating to Continental's long term debt at December 31, 1997, the Titan Loan and the Venture Advance (but excluding any additional indebtedness of Continental which may be outstanding during the next twelve months, including any debt related to the possible upgrade of the vessels) are estimated to aggregate approximately $1,100,000 (including principal and interest) during the next twelve months.

        Continental plans to expand its data acquisition capabilities with the operation of the Pacific Titan, which is scheduled to be ready for deployment in July 1998. The Refurbishment of the Pacific Titan is expected, as of June 19, 1998, to cost approximately $13,500,000 with $4,000,000 to be provided by the Venture Advance, $3,000,000 from the Titan Loan and $3,000,000 from cash resources of Continental, including drawings under its line of credit, and $3,000,000 from supplier financing. Any debt incurred to finance the Refurbishment and outstanding upon Closing the Acquisition, if it occurs, would be reflected as a liability of Venture, on a consolidated basis. In connection with the Purchase Agreement, Continental agreed to limit the cost of Refurbishment to $12,000,000, although, as of June 19, 1998, the estimated cost aggregated approximately $13,500,000 and there can be no assurance that the cost of the Refurbishment will not exceed such increased sum. As of June 19, 1998, management of Venture have indicated they will not pursue any remedies available pursuant to the terms of the Purchase Agreement as a result of such increase, and will proceed with the Acquisition, although, in the future, in its discretion, management of Venture may determine to pursue remedies available to Venture, including, without limitation, any remedy available pursuant to the terms of the Purchase Agreement.

        Continental will require satisfactory operating cash flows to continue operations, complete the Bonus Transactions, complete capital expenditures, including expenditures related to the Refurbishment and reconfiguring its vessels to conduct 3D surveys, and meet its principal and interest obligations with respect to its financing arrangements. Continental anticipates, based on its current plans and assumptions, that the funds expected to be generated from operations will be sufficient to satisfy Continental's existing cash requirements for 1998. Management of Continental currently anticipates, depending upon customer demands, market conditions and the availability of acceptable financing, to outfit its vessels to conduct 3D surveys within the next twelve months, at an aggregate cost of approximately $4,000,000. If the Acquisition is consummated, Venture may not be in compliance with certain of its bank covenants (as of the closing date and as of September 30, 1998, the applicable dates of determination pursuant to the terms of each facility) and it may be necessary for Venture to seek a waiver from each of its lenders and to obtain additional financing to fund the upgrade to 3D capability and meet Continental's and Venture's debt service requirements, although there can be no assurance that Venture will be able to obtain such waiver or financing on acceptable terms. Assuming the consummation of the Acquisition, Venture's ability to meet its debt service requirements and other obligations depends on its future performance (including Continental) which is subject to general economic conditions, oil and gas commodity prices and other business factors beyond Venture's control. Assuming consummation of the Acquisition, if Venture is unable to generate sufficient cash flow from its operations or to comply with the terms of its financing arrangements it may be required to refinance all or a portion of its financings or to obtain additional financing, although there can be no assurance that Venture will be able to obtain such refinancing or additional financing.

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                                 PROPOSAL NO. 2
                              ELECTION OF DIRECTOR

        The Venture Board currently consists of five (5) directors, all of whom are elected annually. In connection with the Acquisition, it is proposed that the number of members of the Venture Board until the next annual meeting of shareholders be set at six (6). Venture has agreed to use its best efforts at the Meeting to nominate for election to the Venture Board a nominee of the Continental Holders, collectively (who have selected Mr. Leslie Stinn as their nominee). In addition, Venture has agreed to use its best efforts to ensure that a nominee of the Continental Holders, collectively, is included as a nominee to the Venture Board at each of the next three annual meetings of shareholders of Venture. IT IS THE INTENTION OF THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, TO VOTE FOR THE ELECTION OF MR. LESLIE J. STINN TO THE VENTURE BOARD. MANAGEMENT DOES NOT CONTEMPLATE THAT HE WILL BE UNABLE TO SERVE AS DIRECTOR; HOWEVER, IF FOR ANY REASON THE PROPOSED NOMINEE DOES NOT STAND FOR ELECTION OR IS UNABLE TO SERVE AS SUCH, PROXIES IN FAVOR OF THE MANAGEMENT DESIGNEE WILL BE VOTED FOR ANOTHER NOMINEE IN THEIR DISCRETION UNLESS THE SHAREHOLDER HAS SPECIFIED IN HIS PROXY THAT HIS VENTURE COMMON SHARES ARE TO BE WITHHELD FROM VOTING IN THE ELECTION OF THE DIRECTOR. The five current members of the Venture Board and the additional director, if elected, will hold office until the next annual meeting of shareholders or until a successor is duly elected or appointed pursuant to the by-laws of Venture.

        Nominee for Election to the Venture Board

        Mr. Leslie J. Stinn, the nominee, is not currently a director of Venture, although he is a director and executive officer of Continental. In connection with the Acquisition, Mr. Stinn will receive a portion of the Purchase Price equal to an aggregate of $660,000 and 915,200 Venture Common Shares, or 13.6% of the outstanding Venture Common Shares immediately after the Acquisition. In addition, Mr. Stinn will receive $404,000 as a Management Bonus and approximately $524,000 (including a $489,000 note which Continental has agreed to pay the earlier of (i) June 25, 1998 or (ii) the Closing) from the Preferred Share Redemption. In addition, Mr. Stinn has entered into an Employment Agreement for a period of three years, as President and Chief Executive Officer of Continental. See "Proposal No. 1 --The Acquisition --Interests of Certain Persons in the Acquisition," and "--Other Agreements --Employment Agreements."

        Leslie J. Stinn (47) has been President and Chief Executive Officer of Continental since 1988. Mr. Stinn has over 17 years of experience in offshore marine seismic with international experience in South America, Western Europe, Mediterranean Sea, Persian Gulf and West and East Africa. Prior to co-founding Continental Mr. Stinn held the position of Vessel Manager in London, England with Seismic Exploration Ltd., a seismic data acquisition company based in Dallas, Texas.

        Members of Board of Directors

        The following sets forth the names and ages of the five members of the Venture Board, their respective principal occupations or employments during the past five years and the period during which each has served as a director of Venture.

        Brian W. Kozun (37) has been President and Chief Executive Officer of Venture since April, 1992 and has been a director since 1985. Mr. Kozun was one of the founding shareholders of Venture and served as Venture's Vice President, Field Operations and Vice President, Survey Operations from 1985 to 1992. Mr. Kozun is also Chairman of the Board of each of Boone and Hydrokinetic. Upon consummation of the Acquisition, Mr. Kozun is expected to be a director of Continental. From 1983 to 1985, Mr. Kozun served in various field positions with Sefel Geophysical Ltd., a geophysical company. Mr. Kozun has been involved in the geophysical services industry for more than 16 years.

        P. Daniel McArthur (36) has served as Chief Operating Officer and a director of Venture since August, 1994. From 1989 to 1994, Mr. McArthur served as a marketing manager and operations supervisor for Solid State Geophysical Inc., a geophysical company, and was appointed Vice-President, International Operations of Solid State Geophysical Inc. in June 1992. From 1981 to 1988, he was employed by Sonics Exploration Ltd., a geophysical company, in various field management positions, on-shore and offshore, in Canada, the United States and the Caribbean.

        Stuart Norman (53) was appointed a director of the Corporation in August 1994. He has been co-owner and a director of Paxton Pacific Resources Inc., a pressure treating and speciality wood products company since March, 1994. From 1990 to 1993, Mr. Norman was involved in the acquisition and construction of projects in the United States for Amusements International Inc., an operator of Ripleys Museums and, since 1990 has been a partner in Ripleys Museum of Hollywood, California. From 1987 to 1990, Mr. Norman served as President of Location Leasing Ltd., an oilfield camp rental company with operations in Alberta, British Columbia, Yukon and Northwest Territories. Also from 1972 to 1990, he was President of Diamond Resource Services Ltd., an oilfield services company operating in Western Canada.

        J. Joseph Ciavarra (47) was appointed a director of the Corporation in August 1994. From 1991 until February 1997, he served as President and Chief Executive Officer of Transwest Energy Inc., an oil and gas company. Since February 1997, Mr. Ciavarra has been providing oil and gas consulting services. From 1976 to 1991, Mr. Ciavarra held various positions with Triton Energy Company, an oil and gas company, the most recent of which was Vice-President, Engineering.

        Michael J. Beninger (44) was appointed a director of the Corporation in August 1994. He has been practicing law since 1980 and since August 1993, has operated as a sole practitioner in Alberta and British Columbia. Prior to August 1993, he was a partner with Felesky Flynn, Barristers & Solicitors in Calgary and Edmonton.

MEETINGS OF THE VENTURE BOARD

        The Venture Board held three meetings during Venture FY 1997. Each of the directors attended at least 75% of the meetings of the Venture Board and the committees thereof on which such director served, which were held during Venture FY 1997.

        The Audit Committee consists of Mr. Beninger, Mr. Norman and Mr. Kozun. The Audit Committee is authorized by the Venture Board to review, with Venture's independent auditors, the annual financial statements of Venture and to make annual recommendations to the Venture Board for the appointment of independent auditors for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organizations, internal controls, and related party transactions. The Audit Committee met two times in Venture FY 1997.

        The Compensation Committee, which consists of Mr. Beninger, Mr. Ciavarra and Mr. Norman, reviews and sets on behalf of the Venture Board, the compensation and benefits of all executive officers of Venture, reviews general policy matters relating to compensation and benefits of employees of Venture, administers the 1995 Plan, consults with management on matters concerning compensation and makes recommendations to the Venture Board on compensation where approval of the Venture Board is required. The Compensation Committee met two times during Venture FY 1997.

        Venture does not have a Nominating Committee.

COMPENSATION OF THE VENTURE BOARD

        Other than being reimbursed by Venture for their expenses, the aggregate cash compensation paid to members of the Venture Board for services rendered in their capacities as directors, during Venture FY 1997 was nil.

        In January 1998, each of the following directors received grants of options to purchase 5,000 common shares, subject to vesting restrictions: Mr. Beninger, Mr. Ciavarra and Mr. Norman. On March 20, 1998, each of the following directors received automatic grants of options to purchase 1,000 common shares pursuant to the 1995 Plan, subject to vesting restrictions: Mr. Beninger, Mr. Ciavarra and Mr. Norman. All of such options are exercisable at the fair market value of Venture's Common Shares on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During Venture FY 1994, Mr. Kozun entered into an agreement with Elmdale Trust, of which Mr. Beninger, a director of Venture, is a beneficiary, whereby the trust issued a promissory note in the principal amount of $82,598 to Mr. Kozun in consideration for Mr. Kozun's transfer to the trust of 69,231 of his Venture Common Shares. The promissory note is non-interest bearing. As of June 19, 1998, $9,178 of the amounts due under the promissory note has been repaid.

        All future transactions and/or loans between Venture and its officers, directors and/or 5% shareholders are intended to be on terms no less favorable to Venture than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of Venture.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

        Other than as set forth herein, no director, proposed director or executive officer, nor any of their respective associates or affiliates, is or has been at any time since the beginning of the last fiscal year, indebted to Venture or any of its subsidiaries.

        During Venture FY 1997 three officers of Venture (P. Daniel McArthur, James W. Stenhouse and Gregory B. Wiebe) were indebted to Venture in the aggregate amount of $22,000. These advances, which are non-interest bearing, were made to the officers in September, 1994 for the purchase of Venture Common Shares pursuant to agreements dated September 23, 1994 between Venture and each of these officers (the "Advance Agreements"). Pursuant to the Advance Agreements, during Venture FY 1997, an aggregate of $7,340 of these amounts were repaid and the remaining balance of $14,660 is scheduled to be repaid in two equal annual installments ending September 30, 1999.

        THE VENTURE BOARD HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT VENTURE HOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEE LISTED ABOVE.

                                 PROPOSAL NO. 3
               AMENDMENT TO THE 1995 STOCK OPTION PLAN, AS AMENDED

        In June 1998, the Venture Board adopted an amendment to Venture's 1995 Plan, to increase the authorized number of Venture Common Shares available for option grants pursuant to the 1995 Plan from 450,000 to 750,000 (the "1995 Plan Amendment"). The Venture Board is requesting and recommends to the Venture Holders ratification and approval of the 1995 Plan Amendment to assure that an adequate supply of authorized unissued Venture Common Shares is reserved for issuance for option grants to ensure the attraction of new and retention of existing executive personnel, key employees, directors, consultants and advisors and to provide additional incentive by permitting such individuals to participate in the ownership of Venture.

GENERAL

        The following summary of the 1995 Plan, including the 1995 Plan Amendment, is qualified in its entirety by the specific language of the 1995 Plan, which was adopted by the Venture Board in August 1995, ratified by the Venture Holders in August 1995, and most recently amended by the Venture Board in June 1998, a copy of which is attached as Appendix A to this Proxy Statement.

        The 1995 Plan, which expires in August 2005, is structured to comply with applicable provisions of Rule 16b-3 of the Exchange Act and the Internal Revenue Code of 1986, as amended (the "Code") and is administered by the Venture Board or a committee of the Venture Board (the "Committee"). Pursuant to the 1995 Plan, employees, officers and directors of, and consultants or advisors to, Venture and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of Section 422 of the Code and/or options that do not qualify as incentive options ("non-qualified options"). The number of Venture Common Shares which may be issued pursuant to options granted under the 1995 Plan, prior to the 1995 Plan Amendment, was 450,000 Shares. There have been 401,000 options granted under the 1995 Plan of which, as of June 1, 1998, 393,500 are outstanding. If the 1995 Plan Amendment is approved, the number of Venture Common Shares which may be issued pursuant to option grants under the 1995 Plan will be a maximum of 750,000 Shares. The aggregate number of Venture Common Shares that may be subject to options granted to any person in a calendar year under the 1995 Plan shall not exceed 25% of the maximum number of Venture Common Shares which may be issued from time to time under the 1995 Plan (112,500 Venture Common Shares or 187,500 Venture Common Shares if the 1995 Plan Amendment is approved). The 1995 Plan provides for automatic grants of options to certain directors in the manner set forth below under "Directors' Options."

OPTIONS

        Options granted under the 1995 Plan may be either incentive options or non-qualified options. Incentive options granted under the 1995 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Venture Common Shares on the date of the grant, except that the term of an incentive option granted under the 1995 Plan to a Venture Holder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Venture Common Shares on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the Venture Common Shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Unless otherwise determined by the Venture Board or the Committee, options granted under the 1995 Plan to officers, directors or employees of Venture may be exercised only while the optionee is employed or retained by Venture or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Venture Board or the Committee determines. No option may be granted under the 1995 Plan after August 2005.

        Options may be granted to such employees, officers and directors of, and consultants and advisors to, Venture or any subsidiary of Venture as the Venture Board or the Committee shall select from time to time in its sole discretion, provided that only employees of Venture or a subsidiary of Venture shall be eligible to receive incentive options. As of June 19, 1998, the number of employees, officers and directors of Venture and any subsidiary of Venture eligible to receive grants under the 1995 Plan was approximately 200 persons. The number of consultants and advisors to Venture eligible to receive grants under the 1995 Plan is not determinable. An optionee may be granted more than one option under the 1995 Plan. Subject to the terms of the 1995 Plan and Venture's informal policies regarding the granting of options to senior management, the Venture Board or the Committee will, in its discretion, determine who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of Venture and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the 1995 Plan.

        The 1995 Plan provides for the acceleration of exercisability of outstanding options under certain circumstances including certain transactions which may result in changes in control of Venture.

        Under the 1995 Plan, the optionee has none of the rights of a shareholder with respect to the Venture Common Shares issuable upon the exercise of the option until such Venture Common Shares shall be issued upon such exercise. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the 1995 Plan. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution, except that non-qualified options may be transferred by the optionee during his lifetime to certain permitted transferees, subject to certain conditions.

        The Venture Board may amend or terminate the 1995 Plan, except that shareholder approval is required if required by Rule 16b-3 of the Exchange Act or Section 422 of the Code. No action taken by the Venture Board may adversely affect any outstanding option grant without the consent of the optionee.

DIRECTORS' OPTIONS

        The provisions of the 1995 Plan provide for the automatic grant of non-qualified options to purchase Venture Common Shares ("Director Options") to directors of Venture who are not employees or principal shareholders of Venture ("Eligible Directors"). In accordance with the 1995 Plan, (i) future Eligible Directors of Venture will be granted a Director Option to purchase 5,000 Venture Common Shares on the date that such person is first elected or appointed a director ("Initial Director Options"), and (ii) on the day immediately following the date of each annual meeting of shareholders for each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, will be granted ("Automatic Grants") a Director Option to purchase 1,000 Venture Common Shares, as long as such director is a member of the Venture Board. The exercise price for each Venture Common Share subject to a Director Option shall be equal to the fair market value of the Venture Common Share on the date of grant.

        Through June 19, 1998 options to purchase an aggregate of 401,000 Venture Common Shares have been granted under the 1995 Plan, at exercise prices ranging from $5.00 per Venture Common Share to $6.88 per Venture Common Share.

PARTICIPATION IN THE 1995 PLAN

        Option grants for Venture FY 1997 to the Named Officer are set forth in the table to this Proxy Statement entitled "Securities Underlying Option/SAR Grants in Last Fiscal Year." Since Venture FY 1997, Venture has granted options to purchase (i) 50,000 Venture Common Shares to the Named Officer and (ii) 82,000 Venture Common Shares to employees, officers and directors, of which options are exercisable at prices ranging from $5.69 to $6.88 per Venture Common Share and are subject to annual vesting provisions. Future grants under the 1995 Plan, other than as disclosed above, have not yet been determined.

        THE VENTURE BOARD HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS TO THE 1995 PLAN.

        Venture has submitted the 1995 Plan Amendment for Shareholder Approval in accordance with the requirements of Section 422 of the Code. If Shareholder Approval of the 1995 Plan Amendment is not obtained, the increase in the number of Venture Common Shares will still be effective, however, Venture will not be able to grant incentive stock options from the additional Venture Common Shares.

                    DEADLINE FOR PROPOSALS OF VENTURE HOLDERS

        Venture Holders having proposals that they desire to present at the annual meeting of Venture Holders for Venture's fiscal year ending September 30, 1998, should, if they desire that such proposals be included in Venture's Proxy Statement relating to such meeting, submit such proposals in time to be received by Venture not later than December 30, 1998. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Venture Board directs the close attention of interested Venture Holders to that Rule. Proposals may be mailed to Gregory B. Wiebe, Chief Financial Officer, Venture Seismic Ltd., 3110 80th Avenue, SE, Calgary, Alberta T2C 1J3.

                                  OTHER MATTERS

        The Venture Board knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the Venture Common Shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

                              INDEPENDENT AUDITORS

        Representatives of Ernst & Young, Chartered Accountants are expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                                     GENERAL

         Venture will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of Venture on Form 10-KSB for Venture FY 1997, as amended (as filed with the SEC), including the financial statements attached thereto. All such requests should be directed to Gregory B. Wiebe, Chief Financial Officer, Venture Seismic Ltd., 3110 -- 80th Avenue S.E., Calgary, Alberta, Canada, T2C 1J3.

        The by-laws of Venture provide that two (2) persons present and holding or representing by proxy not less than fifty percent (50%) of the issued Venture Common Shares entitled to vote at the Meeting shall constitute a quorum for the Meeting. Assuming a quorum is present, the affirmative vote of a simple majority of the Venture Common Shares voting, in person or by proxy, is necessary to approve the Purchase Agreement and the Other Special Meeting Matters.

        This information is given as of the 19th day of June, 1998. The contents and sending of this Proxy Statement has been approved by the Venture Board.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made concerning Venture Seismic Ltd.


 /s/ Brian W. Kozun                               /s/ Gregory B. Wiebe
---------------------------                      ---------------------------
BRIAN W.  KOZUN                                  GREGORY B.  WIEBE
Chief Executive Officer                          Chief Financial Officer

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made concerning Continental Holdings Ltd.

 /s/ Leslie J. Stinn
---------------------------
LESLIE J. STINN
Chief Executive Officer

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
VENTURE SEISMIC LTD.

   Auditors' Report.......................................................   F-3

   Consolidated Balance Sheets -- As at September 30, 1997
   and September 30, 1996.................................................   F-4

   Consolidated Statements of Income and Retained Earnings --
   For the years ended September 30, 1997, 1996 and 1995..................   F-5

   Consolidated Statements of Cash Flows -- For the years ended
   September 30, 1997, 1996 and 1995......................................   F-6

   Notes to Consolidated Financial Statements.............................   F-7

   Consolidated Balance Sheets -- As at March 31, 1998 and
   September 30, 1997 (Unaudited).........................................  F-17

   Consolidated Statements of Income -- For the six months ended
   March 31, 1998 and 1997 (Unaudited)....................................  F-18

   Consolidated Statements of Cash Flows -- For the six months ended
   March 31, 1998 and 1997 (Unaudited)....................................  F-19

   Notes to Consolidated Financial Statements (Unaudited).................  F-20


                                                                            Page
CONTINENTAL HOLDINGS LTD.

   Auditors' Reports......................................................  F-24

   Balance Sheet -- As at December 31, 1997 and 1996......................  F-26

   Statement of Income and Retained Earnings -- For the years ended
   December 31, 1997, 1996 and 1995.......................................  F-28

   Statement of Cash Flows -- For the years ended December 31,
   1997, 1996 and 1995....................................................  F-29

   Notes to Financial Statements..........................................  F-30


                                AUDITORS' REPORT

To the Shareholders of
  VENTURE SEISMIC LTD.

     We have audited the consolidated balance sheets of Venture Seismic Ltd. as at September 30, 1997 and 1996 and the consolidated statements of income and retained earnings and cash flows for each of the years in the three year period ended September 30, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 1997 and 1996 and the results of its operations and the changes in its financial position for each of the years in the three year period ended September 30, 1997 in accordance with accounting principles generally accepted in Canada.

Calgary, Canada                                                /s/ Ernst & Young
December 17, 1997                                          Chartered Accountants

                              VENTURE SEISMIC LTD.
          (Incorporated under the Business Corporations Act (Alberta))

                          CONSOLIDATED BALANCE SHEETS
                               (in U.S. Dollars)

                                                                        AS AT SEPTEMBER 30
                                                                    ---------------------------
                                                                       1997            1996
                                                                    -----------     -----------
                                            ASSETS
CURRENT
Cash............................................................    $    68,066     $   --
Accounts receivable [note 4]....................................      2,586,688       2,644,659
Other receivables...............................................        297,707         149,732
Income taxes recoverable........................................        --              430,975
Work-in-progress................................................        521,594         381,273
Prepaid expenses and deposits...................................        204,276         156,678
                                                                    -----------     -----------
                                                                      3,678,331       3,763,317
DEFERRED INCOME TAXES...........................................        --               63,875
CAPITAL ASSETS [notes 2, 5 and 14]..............................     17,383,026       9,614,265
INTANGIBLE ASSETS (NET OF ACCUMULATED AMORTIZATION
  1997 - $217,760; 1996 - $51,440) [note 3].....................      1,554,503       1,491,783
                                                                    -----------     -----------
                                                                    $22,615,860     $14,933,240
                                                                    ===========     ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Bank indebtedness [note 4]......................................    $   --          $   164,630
Accounts payable and accrued liabilities........................      1,036,147       2,764,723
Deferred revenue................................................        800,000         --
Income taxes payable............................................        118,708         --
Current portion of long term debt [notes 5 and 14]..............      6,580,703       1,520,000
                                                                    -----------     -----------
                                                                      8,535,558       4,449,353
                                                                    -----------     -----------
LONG TERM DEBT [notes 5 and 14].................................      3,746,490       2,356,060
                                                                    -----------     -----------
DEFERRED INCOME TAXES...........................................        674,076         --
                                                                    -----------     -----------
COMMITMENTS AND CONTINGENCY [note 6]
SHAREHOLDERS' EQUITY
Share capital [notes 7 and 14]..................................      7,671,366       7,539,902
Retained earnings...............................................      1,949,549         494,843
Cumulative translation adjustment...............................         38,821          93,082
                                                                    -----------     -----------
                                                                      9,659,736       8,127,827
                                                                    -----------     -----------
                                                                    $22,615,860     $14,933,240
                                                                    ===========     ===========

On behalf of the Board:

               /s/ BRIAN KOZUN                               /s/ DAN MCARTHUR
                   Director                                      Director

                             See accompanying notes

                              VENTURE SEISMIC LTD.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                               (in U.S. Dollars)

                                                                YEAR ENDED SEPTEMBER 30
                                                       ------------------------------------------
                                                          1997            1996            1995
                                                       -----------     -----------     ----------
REVENUE............................................    $27,132,227     $14,146,971     $9,458,452
DIRECT EXPENSES....................................     19,796,462      11,991,236      6,713,181
                                                       -----------     -----------     ----------
GROSS MARGIN.......................................      7,335,765       2,155,735      2,745,271
                                                       -----------     -----------     ----------
EXPENSES
General and administrative.........................      1,828,464       1,342,082        825,193
Depreciation.......................................      2,363,398       1,461,807        901,896
Amortization of goodwill...........................        166,320          51,440         --
                                                       -----------     -----------     ----------
                                                         4,358,182       2,855,329      1,727,089
                                                       -----------     -----------     ----------
INCOME (LOSS) FROM OPERATIONS......................      2,977,583        (699,594)     1,018,182
                                                       -----------     -----------     ----------
OTHER INCOME (EXPENSE)
Gain on sale of capital assets.....................         80,372         --               9,466
Interest and other income..........................         42,689         105,367         18,510
Interest expense [note 8]..........................       (669,938)       (327,931)      (290,115)
Write-down for impairment of assets................        --             (100,000)        --
                                                       -----------     -----------     ----------
                                                          (546,877)       (322,564)      (262,139)
                                                       -----------     -----------     ----------
INCOME (LOSS) BEFORE INCOME TAXES..................      2,430,706      (1,022,158)       756,043
                                                       -----------     -----------     ----------
Income taxes [note 9]
  Current (recovery)...............................         90,000        (293,732)       174,317
  Deferred.........................................        886,000         (63,727)       145,420
                                                       -----------     -----------     ----------
                                                           976,000        (357,459)       319,737
                                                       -----------     -----------     ----------
NET INCOME (LOSS) FOR THE YEAR.....................      1,454,706        (664,699)       436,306
RETAINED EARNINGS, BEGINNING OF YEAR...............        494,843       1,159,542        723,236
                                                       -----------     -----------     ----------
RETAINED EARNINGS, END OF YEAR.....................    $ 1,949,549     $   494,843     $1,159,542
                                                       ===========     ===========     ==========
NET INCOME (LOSS) PER COMMON SHARE [notes 7 and 12]
  Basic............................................          $ .47          $ (.23)         $ .31
  Fully diluted....................................          $ .31          $ (.23)         $ .31

                             See accompanying notes

                              VENTURE SEISMIC LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in U.S. Dollars)

                                                               YEAR ENDED SEPTEMBER 30
                                                    ---------------------------------------------
                                                        1997             1996            1995
                                                    ------------     ------------     -----------
OPERATING ACTIVITIES
Net income (loss) for the year..................    $  1,454,706     $   (664,699)    $   436,306
Items not involving cash
  Depreciation and amortization.................       2,529,718        1,513,247         901,896
  Deferred income taxes.........................         886,000          (63,727)        145,420
  Gain on sale of capital assets................         (80,372)         --               (9,466)
  Write-down of capital assets..................         --               100,000         --
Cumulative translation adjustment...............        (170,846)         139,335         --
Net change in non-cash working capital
  [note 11].....................................        (695,224)        (831,864)        486,111
                                                    ------------     ------------     -----------
                                                       3,923,982          192,292       1,960,267
                                                    ------------     ------------     -----------
FINANCING ACTIVITIES
Proceeds on issuance of shares..................         100,000        6,907,507         --
Borrowings of long term debt....................      12,239,474        1,936,277       3,347,187
Repayments of long term debt....................      (5,788,341)      (1,337,586)     (2,304,747)
Decrease in bank indebtedness...................        (164,630)        (208,451)       (309,015)
Net change in non-cash working capital [note
  11]...........................................          38,408          157,570        (224,119)
                                                    ------------     ------------     -----------
                                                       6,424,911        7,455,317         509,306
                                                    ------------     ------------     -----------
INVESTING ACTIVITIES
Purchase of capital assets......................     (10,080,773)      (5,891,181)     (2,479,039)
Acquisitions [note 3]...........................        (313,354)      (1,756,428)        --
Proceeds on sale of capital assets..............         113,300          --                9,466
                                                    ------------     ------------     -----------
                                                     (10,280,827)      (7,647,609)     (2,469,573)
                                                    ------------     ------------     -----------
INCREASE IN CASH FOR THE YEAR...................          68,066          --              --
                                                    ------------     ------------     -----------
CASH, BEGINNING OF YEAR.........................         --               --              --
                                                    ------------     ------------     -----------
CASH, END OF YEAR...............................    $     68,066     $    --          $   --
                                                    ============     ============     ===========

                             See accompanying notes

                              VENTURE SEISMIC LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements of Venture Seismic Ltd. ("Venture" or the "Company") have been prepared in accordance with accounting principles generally accepted in Canada, consistently applied. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates and approximations which have been made using careful judgment. The consolidated financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below. All amounts are in $US unless otherwise stated.

CONSOLIDATION

     The consolidated financial statements include the accounts of Venture and its wholly-owned subsidiaries, Boone Geophysical, Inc., Hydrokinetic Surveys of Canada Inc. and Venture Seismic Inc. (Texas). All significant intercompany transactions have been eliminated.

CAPITAL ASSETS

     Capital assets are recorded at cost. Depreciation is provided on a declining balance basis to amortize the cost of the assets over their estimated economic useful lives as follows:

          Recording equipment.........................................    15%-30%
          Automotive equipment........................................        30%
          Equipment and radios........................................        25%
          Computer equipment..........................................        30%
          Furniture and fixtures......................................        20%

     When capital assets are sold or scrapped, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss on disposal is reflected in income.

INTANGIBLE ASSETS

     Intangible assets consist of the excess purchase price of net assets acquired and is amortized on a straight-line basis over five to ten years from the date of acquisition. A writedown for impairment is recorded in income when the Company assesses the net carrying value to be in excess of net realizable value.

FINANCIAL INSTRUMENTS

     The Company has financial instruments consisting of a bank operating line, capital loans and equipment lease purchase contracts. The carrying value of these instruments approximates fair value unless otherwise stated.

REVENUE RECOGNITION

     The Company recognizes revenue on contracts using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs to be incurred. Changes to total estimated contract costs and full provision for losses, if any, are recognized in the period they are determined. Billings in excess of revenue amounts earned are disclosed on the balance sheet as deferred revenue.

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

INCOME TAXES

     The Company follows the deferral method of tax allocation in accounting for income taxes under which the income tax provision is based on the income reported in the accounts. Under this method, provision is made for income taxes deferred principally as a result of claiming depreciation and recognizing revenue for tax purposes at amounts that differ from those provided in the accounts.

FOREIGN CURRENCY TRANSLATION

     The Company's functional (measurement) currency is the Canadian dollar. It translates foreign currency transactions into Canadian dollars using average exchange rates for the year for items included in the consolidated income statement, year end exchange rates for monetary assets and liabilities and historical rates for non-monetary assets and liabilities. Translation gains or losses are included in income for the year. All $US denominated debt is short term.

     The Company has selected U.S. dollars as its currency for financial reporting and display purposes and accordingly applies the current rate method to translate its accounts measured in Canadian dollars to U.S. dollars. Under this method, average exchange rates are used for items included in the consolidated income statement and year end exchange rates for the assets and liabilities. Any gains or losses are included in a cumulative translation adjustment account as a separate component of shareholders' equity.

2.   CAPITAL ASSETS

                                                     1997                            1996
                                          ---------------------------     ---------------------------
                                                          ACCUMULATED                     ACCUMULATED
                                             COST         DEPRECIATION       COST         DEPRECIATION
                                          -----------     -----------     -----------     -----------
Recording equipment...................    $20,725,799      $4,289,072     $11,124,043      $2,302,653
Automotive equipment..................      1,066,896         547,774         733,338         389,848
Equipment and radios..................        814,325         493,989         778,577         388,862
Computer equipment....................         99,720          50,644          57,929          30,408
Furniture and fixtures................         91,535          33,770          50,502          18,353
                                          -----------      ----------     -----------      ----------
                                           22,798,275       5,415,249      12,744,389       3,130,124
                                          -----------      ----------     -----------      ----------
Net Book Value........................            $17,383,026                     $9,614,265
                                                 ============                     ===========

3.   ACQUISITIONS

     Effective April 1, 1997, the Company acquired all of the outstanding shares of Hydrokinetic Surveys of Canada Inc. for an aggregate cash purchase price of $313,354. Of this amount, $84,314 was allocated to capital assets and $229,040 to intangible assets.

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

     Effective June 1, 1996, the Company acquired all of the outstanding shares of Boone Geophysical, Inc. for an aggregate purchase price of $1,806,428 consisting of $1,250,000 in cash, $500,000 of Venture's common shares from treasury and $56,428 of direct acquisition costs.

Capital assets..................................................................   $  213,205
Excess of cost over net tangible assets acquired, assigned to intangible
  assets........................................................................    1,543,223
                                                                                   ----------
                                                                                    1,756,428
Cash............................................................................       50,000
                                                                                   ----------
                                                                                   $1,806,428
                                                                                   ==========

4.   BANK INDEBTEDNESS

     The bank operating loan is a $1,230,000 ($1,700,000 Canadian) line of credit. The loan is repayable on demand, with interest payable at the Alberta Treasury Branch prime rate plus .75% per annum. The average effective interest rate for the year was 5.52%.

     A general assignment of book debts has been pledged as collateral for the bank operating loan.

     The loan agreement with the bank contains restrictive covenants about the maintenance of certain financial ratios and changes in share ownership. As at September 30, 1997, the Company was not in compliance with the covenant requiring a working capital ratio of not less the 1:1. However, the Company has subsequently requested and received a letter from the bank waiving this covenant requirement until January 31, 1998.

5.   LONG TERM DEBT

                                                                        1997          1996
                                                                     ----------    ----------
Capital loans, bearing interest at the lender's cost of funds plus
  2.75% to 3.00% and repayable in monthly instalments of $124,847
  ($172,583 Canadian) comprised of principal and interest, due in periods through September 15, 2001. The average effective
  interest rates for the years were 6.56% and 6.84%,
  respectively....................................................   $5,244,650    $2,409,094
Equipment lease purchase contracts, bearing interest at 20%, repayable in monthly instalments of $452,810 comprised of
  principal and interest, due from November 30, 1997 to February
  10, 1998........................................................    5,082,543        --
Equipment lease purchase contracts................................       --         1,466,966
                                                                     -----------   ----------
                                                                     10,327,193     3,876,060
Less current portion..............................................   (6,580,703)   (1,520,000)
                                                                     -----------   ----------
                                                                     $3,746,490    $2,356,060
                                                                     ===========   ==========

     A general security agreement on equipment and a fixed charge on certain equipment have been pledged as collateral for the capital loans.

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

     Principal repayments are as follows:

          1998.......................................................   $ 6,580,703
          1999.......................................................     1,498,160
          2000.......................................................     1,498,160
          2001.......................................................       750,170
                                                                        -----------
                                                                        $10,327,193
                                                                        ===========

6.   COMMITMENTS AND CONTINGENCY

     The Company has entered into several operating lease agreements for automotive equipment and office premises, with the following required payments:

          1998.......................................................    $  670,000
          1999.......................................................       508,000
          2000.......................................................       290,000
          2001.......................................................       100,000
          2002.......................................................        74,000
                                                                         ----------
                                                                         $1,642,000
                                                                         ==========

     Operating lease expenses of $462,000, $300,000, and $316,368, were included in income for the years ended September 30, 1997, 1996 and 1995, respectively.

     The Company has recently received notice that the Canadian taxation authorities have disallowed certain expenses related to the 1994, 1995 and 1996 taxation years. The Company has also deducted these expenses for tax purposes in 1997. These reassessments and the potential reassessment for the current year, would result in additional income taxes of approximately $340,000 ($485,000 Canadian). Based on a recent court case, involving another company with a set of similar circumstances to the Company's situation, the Company disagrees with the basis of the reassessment and has filed notices of objection. Should the reassessments be upheld, any resulting loss would be charged to income in the year the outcome was determined.

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

7.   SHARE CAPITAL

(A) AUTHORIZED

     The Company's authorized share capital consists of an unlimited number of common and preferred shares.

(B) ISSUED

                                                                                COMMON
                                                                        -----------------------
                                                                         NUMBER        AMOUNT
                                                                        ---------    ----------
BALANCE AT SEPTEMBER 30, 1994 AND SEPTEMBER 30, 1995 (i).............   1,400,000    $  131,671
Issued for cash(ii)..................................................   1,604,050     7,008,231
Issued on acquisition of Boone Geophysical, Inc. (see note 3)........      93,633       400,000
                                                                        ---------    ----------
BALANCE AT SEPTEMBER 30, 1996........................................   3,097,683     7,539,902
Adjustment for translation of Canadian dollar amounts................      --          (110,189)
Issued on acquisition of Boone Geophysical, Inc. (see note 3)........      23,211       100,000
Recognition of income tax benefit of previous year's share issue
  costs (iii)........................................................      --           141,653
                                                                        ---------    ----------
BALANCE AT SEPTEMBER 30, 1997........................................   3,120,894    $7,671,366
                                                                        =========    ==========

     (i) On August 23, 1995, the Company's shareholders approved a share consolidation of the existing share capital from 4,550,000 common shares to 1,400,000 common shares. These financial statements give effect to the share reorganization as at September 30, 1994.

     (ii) As part of the Company's initial public offering 1,610,000 warrants were issued. The warrants, which expire on November 7, 2000, unless redeemed earlier by the Company, entitle the holder to purchase one common share at a price of $6.00 [Note 14(b)]. The Company also granted the Underwriter an option to purchase 140,000 common shares at $8.25 per share and 140,000 warrants ("Underwriter Warrants") at $0.165 per warrant. The Underwriter Warrants expire on November 7, 2000 and entitle the holder to purchase one common share at $7.00. As part of an investor relations service agreement, the Company has agreed to issue 100,000 warrants to purchase 100,000 common shares at an exercise price of $5.25 per share. Of these warrants 60,000 are exercisable over a four year period commencing October 27, 1996 and 40,000 are exercisable over a three year period commencing October 27, 1997.

     (iii) The shares issued for cash are net of share issue costs totaling $1,640,148. Of the $731,500 of income tax benefit associated with these share issue costs, $642,377 (1996 -- $500,724) has been recorded in the share capital account. The remaining benefit of $89,123 (1996 -- $230,776) will be recognized in the accounts when realized.

(C) STOCK OPTIONS

     Under the Company's 1995 Stock Option Plan, as amended (the "Option Plan"), up to 450,000 common shares are available for purchase by directors, officers, employees and consultants. Options granted under the Option Plan are contingent upon continued employment and are exercisable on a cumulative basis over a vesting period of three years. There are 264,500 options outstanding to purchase common shares at an exercise prices varying from $3.38 to $5.88, of which 178,250 options are fully vested. These options expire at varying dates from September 2005 to July 2007.

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

     In October, 1995, FASB Statement No. 123 "Accounting for Stock Based Compensation" was issued requiring companies to recognize a compensation expense for grants of stock options or other equity investments based on their fair value or provide pro forma disclosure of the effect on net income in the notes to the financial statements. The following pro forma information presents a summary of the results of operations had the company accounted for its employee stock options under the fair value method of FASB Statement No. 123:

                                                              1997          1996          1995
                                                           ----------     ---------     --------
Net income (loss) as reported..........................    $1,454,706     $(664,699)    $436,306
Compensation expense on issuance of stock options......      (185,520)     (158,136)       --
                                                           ----------     ---------     --------
Pro Forma net income (loss)............................    $1,269,186     $(822,835)    $436,306
                                                           ==========     =========     ========
Pro Forma net income (loss) per common share
  Primary and fully-diluted............................         $ .35        $ (.29)       $ .31
                                                                =====        ======        =====

8.   INTEREST EXPENSE

                                                               1997          1996         1995
                                                             --------      --------     --------
Bank indebtedness......................................      $ 58,374      $ 72,965     $ 68,940
Long-term debt.........................................       611,564       254,966      221,175
                                                             --------      --------     --------
                                                             $669,938      $327,931     $290,115
                                                             ========      ========     ========

     The Company paid interest of $669,938, $331,970 and $290,607 in the years ended September 30, 1997, 1996 and 1995, respectively.

9.   INCOME TAXES

     Income tax expense varies from the amounts that would be computed by applying the combined Canadian federal and provincial income tax rate for each of the periods due to the following differences:

                                                             1997          1996          1995
                                                           ---------     ---------     --------
Corporate tax rate.....................................         44.6%         44.6%       44.48%
                                                           ==========    =========     ========
Provision for income taxes at statutory tax rate.......    $1,084,100    $(455,882)    $336,290
Increase (decrease) in income taxes due to:
  Small business deduction.............................       --            --          (37,000)
  Loss of subsidiary company (recognized)/not
     recognized........................................      (47,000)       47,000        --
  Subsidiary income taxed at lower rate................     (100,000)       --            --
  Non-taxable portion of capital gain..................       (9,000)       --            --
  Non-deductible expenses..............................       90,000        39,000       22,000
  Other................................................      (42,100)       12,423       (1,553)
                                                           ----------    ---------     --------
                                                           $ 976,000     $(357,459)    $319,737
                                                           ==========    =========     ========

     The Company paid income taxes of $Nil, $Nil, and $400,270 in the years ended September 30, 1997, 1996 and 1995, respectively.

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

10. MAJOR CUSTOMERS AND GEOGRAPHIC INFORMATION

     The Company operates in only one business segment, contract seismic data acquisition services. Revenue from individual customers representing 10% or more of revenue were:

                                                                         1997     1996     1995
                                                                         ----     ----     ----
Customer A...........................................................     32%      54%      43%
Customer B...........................................................     --       11%      --
Customer C...........................................................     --       --       15%
Customer D...........................................................     --       --       13%
Customer E...........................................................     13%      --       --
                                                                         ----     ----     ----
                                                                          45%      65%      71%
                                                                         ====     ====     ====

     The Company's sales are to customers in the oil and gas industry for the acquisition of seismic data, which results in a concentration of credit risk. The Company generally extends unsecured credit to these customers and, therefore, the collection of these receivables may be affected by changes in economic or other conditions and may accordingly impact the Company's overall credit risk. Management believes the risk is mitigated by the size, reputation and diversified nature of the companies to which they extend credit. The Company has not previously experienced any material credit losses on the collection of receivables.

     Approximately 35% and 84% of accounts receivable at September 30, 1997 and 1996, respectively, were represented by three customers.

     The following table provides information by geographic area as at and for the years ended September 30, 1997 and 1996. Prior to the year ended September 30, 1996 primarily all the Company's operations were conducted in Canada.

                                                                     1997
                                    ----------------------------------------------------------------------
                                      CANADA      UNITED STATES   INTERNATIONAL   CORPORATE       TOTAL
                                    -----------   -------------   -------------   ----------   -----------
Revenue...........................  $16,077,318    $ 11,054,909     $ --          $   --       $27,132,227
                                    -----------     -----------   -----------     -----------  -----------
Gross margin......................    4,480,795       2,854,970       --              --         7,335,765
General and administrative
  costs...........................      --             --             --              --        (1,828,464)
Depreciation and amortization.....      --             --             --              --        (2,529,718)
Interest expense..................      --             --             --              --          (669,938)
Other.............................      --             --             --              --           123,061
Income taxes......................      --             --             --              --          (976,000)
                                                                                               -----------
Net income for the year...........      --             --             --              --         1,454,706
                                    -----------     -----------   -----------     -----------  -----------
Identifiable assets...............  $10,396,171    $ 10,665,186     $ --          $1,554,503   $22,615,860
                                    ===========     ===========   ===========     ===========  ===========

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

                                                                 1996
                                -----------------------------------------------------------------------
                                  CANADA       UNITED STATES    INTERNATIONAL CORPORATE        TOTAL
                                -----------    -------------    ----------    ----------    -----------
Revenue......................   $11,024,777     $ 1,528,369     $1,593,825    $   --        $14,146,971
                                -----------      ----------     ----------    ----------    -----------
Gross margin.................     2,506,193         353,393       (703,851)       --          2,155,735
General and administrative
  costs......................       --              --              --            --         (1,342,082)
Depreciation and
  amortization...............       --              --              --            --         (1,513,247)
Interest expense.............       --              --              --            --           (327,931)
Other........................       --              --              --            --              5,367
Income taxes.................       --              --              --            --            357,459
                                                                                            -----------
Net loss for the year........       --              --              --            --           (664,699)
                                -----------      ----------     ----------    ----------    -----------
Identifiable assets..........   $ 9,234,928     $ 3,597,148     $  609,381    $1,491,783    $14,933,240
                                ===========      ==========     ==========    ==========    ===========

11. NET CHANGE IN NON-CASH WORKING CAPITAL

                                                          1997            1996           1995
                                                       -----------     -----------     ---------
Accounts receivable................................    $    57,971     $(1,224,060)    $  69,094
Other receivables..................................       (147,975)        (84,424)      232,515
Income taxes recoverable...........................        430,975        (430,975)       --
Work-in-progress...................................       (140,321)       (322,513)       85,988
Prepaid expenses and deposits......................        (47,598)        228,764      (214,020)
Accounts payable and accrued liabilities...........     (1,728,576)      1,166,288       314,368
Deferred revenue...................................        800,000         --             --
Income taxes payable...............................        118,708          (7,374)     (225,953)
                                                       -----------     -----------     ---------
                                                          (656,816)       (674,294)      261,992
                                                       -----------     -----------     ---------
Comprised of:
Operating..........................................       (695,224)       (831,864)      486,111
Financing..........................................         38,408         157,570      (224,119)
                                                       -----------     -----------     ---------
                                                       $  (656,816)    $  (674,294)    $ 261,992
                                                       ===========     ===========     =========

12. DIFFERENCES BETWEEN CANADA AND UNITED STATES ACCOUNTING PRINCIPLES

                                                          1997            1996           1995
                                                       -----------     -----------     ---------
Net income (loss) using Canadian GAAP..............    $ 1,454,706     $  (664,699)    $ 436,306
Compensation expense...............................        --              --            212,692
                                                        ----------       ---------      --------
Net income (loss) using U.S. GAAP..................    $ 1,454,706     $  (664,699)    $ 223,614
                                                        ==========       =========      ========

     Compensation expense represents the estimated fair market value at $3.50 per share for shares given for nominal consideration from a principal shareholder to a member of senior management as part of an employment contract.

     For the United States basis of accounting the Company has adopted FAS 109 "Accounting for Income Taxes" on a prospective basis, effective September 1, 1993. FAS 109 requires companies to recognize deferred tax assets and liabilities for the expected future tax consequences, based on enacted rates, of existing differences between financial reporting and tax reporting basis of assets and liabilities. These provisions also

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

require the Company to establish a valuation allowance for deferred tax assets where the recovery of these assets are uncertain.

     The deferred tax liabilities (assets) relate to the following:

                                                                         1997          1996
                                                                       ---------     ---------
Capital assets.....................................................    $ 897,000     $ 133,800
Current assets/liabilities.........................................      522,000       103,200
Share issue costs..................................................     (408,000)     (480,975)
Benefit of unrecognized loss carryforward..........................     (336,924)      (40,000)
                                                                       ---------     ---------
                                                                         674,076      (283,975)
Valuation allowance................................................           --       220,100
                                                                       ---------     ---------
                                                                       $ 674,076     $ (63,875)
                                                                       =========     =========

     The Company's net income (loss) per share amounts using United States generally accepted accounting principles, after giving affect to the share reorganization, are:

                                                                      1997      1996      1995
                                                                      -----     -----     -----
Net income (loss) per common share using U.S. basis
  Primary and fully diluted.......................................    $ .39     $(.23)    $ .16
                                                                      =====     =====     =====

     Under U.S. generally accepted accounting principles the calculation of primary income per share is based on the number of issued and outstanding shares plus common share equivalents, including stock options, if they would have a dilutive effect. Under U.S. GAAP outstanding shares would be 3,111,000 for 1997, 2,857,000 for 1996 and 1,400,000 for 1995.

13. COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to conform with the current year's presentation.

14. SUBSEQUENT EVENTS

(A) CAPITAL LOAN

     Subsequent to September 30, 1997, the Company was advanced $1.0 million ($1.4 million Canadian) by Roynat Inc. with the proceeds used to fund the acquisition of certain capital assets. The loan bears interest at the lender's cost of funds plus 2.75% and is repayable in monthly principal installments of $21,000 ($29,167 Canadian), commencing October 1997.

(B) WARRANT REDEMPTION

     Subsequent to September 30, 1997, the Company announced it had called all of its outstanding Redeemable Warrants ("Warrants") for redemption on January 6, 1998. Each warrant is exercisable prior to January 6, 1998, for one of the Company's Common Shares at an exercise price of $6.00. As at December 17, 1997, 784,912 warrants had been exercised and approximately $4,700,000 of cash has been received upon exercise of these warrants.

                              VENTURE SEISMIC LTD.

                               (in U.S. Dollars)

                               SEPTEMBER 30, 1997

(C) ACQUISITION

     On December 2, 1997, the Company announced it had signed a letter of intent to acquire 100% of the outstanding capital stock of Continental Holdings Ltd. ("Continental") for consideration in cash and shares of the Company with an aggregate value of approximately $14,525,000. Continental is a privately held marine seismic data acquisition company.

                              VENTURE SEISMIC LTD.
                          CONSOLIDATED BALANCE SHEETS
                               (IN U.S. DOLLARS)



                                           March 31, 1998   September 30, 1997
                                             (Unaudited)
ASSETS
CURRENT
 Cash                                         $ 5,229,339      $    68,066
 Accounts receivable                           10,624,200        2,586,688
 Work-in-progress                                 290,000          521,594
 Other receivables                                223,809          297,707
 Prepaid expenses and deposits                    367,829          204,276
                                              -----------      -----------
                                               16,735,177        3,678,331

 CAPITAL ASSETS                                20,140,126       17,383,026
 INTANGIBLE ASSETS                              1,465,343        1,554,503
                                              -----------      -----------
                                              $38,340,646      $22,615,860
                                              ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Bank indebtedness                           $    350,000      $     --
 Accounts payable and accrued liabilities       6,976,242        1,036,147
 Deferred revenue                                 560,000          800,000
 Income taxes payable                             611,610          118,708
 Current portion of long term debt (note 4)     2,693,300        6,580,703
                                              -----------      -----------
                                               11,191,152        8,535,558
                                              -----------      -----------
LONG TERM DEBT (NOTE 4)                         5,891,548        3,746,490
                                              -----------      -----------
DEFERRED INCOME TAXES                             969,171          674,076
                                              -----------      -----------
SHAREHOLDERS' EQUITY
Share capital (note 5)                         16,807,290        7,671,366
Retained earnings                               3,499,129        1,949,549
Foreign currency translation                      (17,644)          38,821
                                              -----------      -----------
                                               20,288,775        9,659,736
                                              -----------      -----------
                                              $38,340,646      $22,615,860
                                              ===========      ===========

                              VENTURE SEISMIC LTD.
                       CONSOLIDATED STATEMENTS OF INCOME
                               (IN U.S. DOLLARS)
                                  (Unaudited)

                                          SIX MONTHS ENDED
                                              MARCH 31,
                                  ---------------------------
                                      1998            1997
                                  -----------     -----------
REVENUE                           $21,706,425     $15,683,001
DIRECT EXPENSES                    15,906,769      11,150,221
                                  -----------     -----------
GROSS MARGIN                        5,799,656       4,532,780
                                  -----------     -----------
EXPENSES
 General and administrative         1,100,621         886,290
 Depreciation                       1,540,928       1,085,949
 Amortization                          89,160          77,160
                                   ----------      ----------
                                    2,730,709       2,049,399
                                   ----------      ----------
INCOME FROM OPERATIONS              3,068,947       2,483,381

OTHER INCOME (EXPENSE)
 Interest and other income            121,470           6,550
 Interest expense                    (589,322)       (273,338)
                                  -----------     -----------
                                     (467,852)       (266,788)
                                  -----------     -----------
INCOME BEFORE INCOME TAXES          2,601,095       2,216,593
                                  -----------     -----------
INCOME TAXES
 Current                              616,834         703,616
 Deferred                             434,681         267,162
                                  -----------     -----------
                                    1,051,515         970,778
                                  -----------     -----------
NET INCOME                        $ 1,549,580     $ 1,245,815
                                  ===========     ===========
EARNINGS PER COMMON SHARE
 (NOTE 3)
 Basic                                  $0.36           $0.40
 Diluted (U.S. GAAP)                    $0.35           $0.40
 Fully diluted (CDN GAAP)               $0.25           $0.25
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING
 Basic                              4,312,000       3,105,000
 Diluted (U.S. GAAP)                4,456,000       3,105,000
 Fully diluted (CDN GAAP)           6,190,000       5,346,000

                              VENTURE SEISMIC LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (IN U.S. DOLLARS)
                                  (Unaudited)

                                               SIX MONTHS ENDED
                                                  MARCH 31,
                                        -------------------------------
                                            1998                1997
                                        -----------         -----------
OPERATING ACTIVITIES:
 Net income                             $ 1,549,580         $ 1,245,815
 Items not involving cash:
   Depreciation and amortization          1,630,088           1,163,109
   Deferred income taxes                    434,681             267,162
   Gain on sale of capital assets           (32,870)               --
Cumulative translation adjustment          (196,051)            (54,151)
Net change in non-cash working capital   (1,702,576)         (1,913,446)
                                        -----------         -----------
                                          1,682,852             708,489
                                        -----------         -----------
FINANCING ACTIVITIES:
 Proceeds on issuance of common shares    9,135,924              50,000
 Increase in bank indebtedness              350,000             675,856
 Proceeds from long term debt             4,915,580           3,820,411
 Principal payments on long term debt    (6,657,925)         (2,277,274)
 Net change in non-cash working capital        --              (100,000)
                                        -----------         -----------
                                          7,743,579           2,168,993
                                        -----------         -----------
INVESTING ACTIVITIES:
 Purchase of capital assets              (4,321,150)         (2,614,994)
  Proceeds on sale of capital assets         55,992                --
                                        -----------         -----------
                                         (4,265,158)         (2,614,994)
                                        -----------         -----------
INCREASE IN CASH FOR THE PERIOD           5,161,273             262,488
CASH, BEGINNING OF PERIOD                    68,066                --
                                        -----------         -----------
CASH, END OF PERIOD                     $ 5,229,339         $   262,488
                                        ===========         ===========

                              VENTURE SEISMIC LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
                               (in U.S. Dollars)
                                  (Unaudited)

1.  Basis of Financial Statement Presentation

The consolidated financial statements of Venture Seismic Ltd. (the "Company") are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as at March 31, 1998, operating results for the six months ended March 31, 1998 and 1997 and statements of cash flows for the six months ended March 31, 1998 and 1997. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report on Form 10-KSB for its fiscal year ended September 30, 1997. The foregoing interim results for the six months ended March 31, 1998 are not necessarily indicative of the results for the fiscal year ending September 30, 1998 or any other period.

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("Cdn GAAP"). Certain of these principles differ from those applicable in the United States ("U.S. GAAP"). Differences, if material, are disclosed in note 3 - Reconciliation to United States Accounting Principles.

2.  Currency Presentation and Exchange Rates

All dollar amounts, unless otherwise stated, are expressed in U.S. dollars. Since the completion of its initial public offering in November 1995, the Company has selected U.S. dollars as its currency for financial reporting and display purposes on the basis that the securities of the Company are listed for trading on the Nasdaq National Market ("Nasdaq") and the primary users of the financial statements of the Company are U.S. residents. Accordingly, the Company applies the "current rate" method to translate its accounts measured in Canadian ("Cdn") dollars to U.S. dollars. Under this method, average exchange rates are used for items included in the consolidated income statement and period end exchange rates are used for the assets and liabilities. Any significant gains or losses are included as a separate component of shareholders' equity.

For translation purposes, the exchange rates of Cdn dollars to U.S. dollars, is calculated using the exchange rates reported by the Federal Reserve Bank of New York, as the noon buying rate in New York for cable transfers in Cdn dollars, as certified for custom purposes. The average exchange rates for the six months ended March 31, 1998 and 1997 are US $0.7044 = $1.00 Cdn and US $0.7382 = $1.00
Cdn, respectively. The period end exchange rates at March 31, 1998 and September 30, 1997 are US $0.7033 = $1.00 Cdn and US $0.7234 = $1.00 Cdn, respectively.

3.  Reconciliation to United States Accounting Principles

For the periods ended March 31, 1998 and 1997 there were no material differences in net income as calculated in accordance with Cdn GAAP and U.S. GAAP.

The Company adopted the Financial Accounting Statements Board Statement of Financial Accounting Standards No. 128 "Earnings per Share" in the first quarter of fiscal 1998. In accordance with this pronouncement, for purposes of U.S. GAAP, basic earnings per share ("EPS") is computed by dividing net earnings by the weighted average number of common shares of the Company ("Shares") outstanding during the period. Diluted EPS is determined on the assumption that outstanding dilutive stock options and warrants have been exercised and the aggregate proceeds were used to reacquire Shares using the average price of such Shares for the period.

                                     Six months ended March 31, 1998
                                 ----------------------------------------
                                   Income         Shares        Per Share
                                 (Numerator)   (Denominator)     Amount
                                 -----------   -------------    ---------
Basic EPS:
  Net income                     $1,549,580      4,312,000        $0.36
Effect of dilutive securities:
  Redeemable warrants                               45,000
  Employee stock options                            75,000
  Warrants                                          24,000
                                 ----------      ---------        -----
Diluted EPS                      $1,549,580      4,456,000        $0.35
                                 ==========      =========        =====

During the six months ended March 31, 1998, the average closing price of the Shares, as reported on Nasdaq, was $6.96 per share. Underwriter Warrants to purchase 280,000 Shares at exercise prices ranging from $7.00 to $8.25 per share were not included in the calculation of diluted EPS for the six month period ended March 31, 1998 since the exercise prices were greater than $6.96 per share. The warrants, which expire in November 2000, were still outstanding at March 31, 1998.

4.  Long term debt


                                                            March 31,          September 30,
                                                              1998                 1997
                                                            ---------          -------------
Capital loans, bearing interest at the lender's cost
of funds plus 2.75%, payable in monthly principal
installments of $141,205 ($201,750 Cdn) due February,
September and November 2001.                             $ 5,268,900            $ 5,244,650

Equipment lease purchase contract, bearing interest
at 20%, payable in monthly installments of $130,600
comprised of principal and interest, due May 1998
(see note 6).                                              1,388,637                   --

Equipment lease, bearing interest at 9%, payable
in quarterly installments of $196,290 comprised of
principal and interest, due January 2001.                  1,927,311                   --

Equipment lease purchase contracts                              --                5,082,543
                                                         -----------            -----------
                                                           8,584,848             10,327,193
Less current portion                                      (2,693,300)            (6,580,703)
                                                         -----------            -----------
                                                         $ 5,891,548            $ 3,746,490
                                                         ===========            ===========

A general security agreement on all equipment and a fixed charge on certain equipment have been pledged as collateral for the long term debt. Aggregate principal payments on a fiscal year basis for long term debt are as follows:


 1998, remainder of fiscal year          $1,298,485
 1999                                     2,652,516
 2000                                     2,716,309
 2001                                     1,681,988
 2002                                       235,550
                                         ----------
                                         $8,584,848
                                         ==========


5.  Share capital

On November 10, 1997, the Company called for redemption, at a redemption price of $0.10 per Warrant, all of the Company's 1,610,000 outstanding redeemable Warrants ("Warrants") which were not exercised prior to 5:00 p.m. on January 5, 1998 (the "Redemption Date"). During the six month period ended March 31, 1998, 1,513,690 Warrants were exercised, at an exercise price of $6.00 per Warrant to purchase one Share, resulting in the issuance of 1,513,690 Shares and aggregate proceeds of $9,082,140. The Company incurred costs of $25,978 related to the exercise of the Warrants. The 96,310 Warrants outstanding after the Redemption Date were redeemed by the Company for an aggregate of $9,631.

During the six months ended March 31, 1998 the Company recorded in the share capital account an income tax benefit of $89,123 associated with expenses related to the issuance of Shares in the fiscal year ended September 30, 1996.


6.  Subsequent events

Subsequent to March 31, 1998:

      i) the Company entered into a capital loan agreement whereby the lender loaned approximately $1,400,000 ($2,000,000 Cdn) to refinance an existing lease purchase contract of an aggregate principal amount of approximately $1,400,000. This lease bears interest at the lender's cost of funds plus 2.75%, payable in monthly installments of approximately $28,000 ($40,000
      Cdn) plus interest and matures in July 2002. A fixed charge on the leased equipment has been pledged as collateral for the financing.

      ii) the Company loaned $4,000,000 to Continental Holdings Ltd. ("Continental") in conjunction with a definitive Securities Purchase Agreement to acquire 100% of the outstanding capital stock of Continental (the "Continental Acquisition") entered into in March 1998. The loan is being used by Continental to fund a portion of the cost, estimated to aggregate approximately $10,000,000, of equipping and refurbishing (the "Refurbishment") a second marine vessel. The loan is payable in quarterly installments of principal and interest commencing December 1, 1999 and bears interest at the prime lending rate of the Royal Bank of Canada, plus 1%. Certain assets of Continental have been pledged in favor of the Company as collateral. Should closing of the Continental Acquisition not occur prior to August 31, 1998, the loan, including interest, is payable in quarterly installments commencing December 1, 1999, consisting of principal and accrued interest, and is convertible into approximately 26% of the outstanding capital of Continental. Assuming the Continental Acquisition closes, the loan will become intercompany debt, due and payable to Venture.

                                AUDITORS' REPORT



To the Shareholders of
CONTINENTAL HOLDINGS LTD.

We have audited the balance sheet of CONTINENTAL HOLDINGS LTD. as at December 31, 1997 and the statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1997 and the results of its operations and the changes in its financial position for the year then ended in accordance with accounting principles generally accepted in Canada.

The financial statements as at December 31, 1996 and for each of the years in the two year period ended December 31, 1996 were audited by other auditors who expressed an opinion without reservation on those financial statements in their report dated February 19, 1997.





Calgary, Canada                        /s/ ERNST & YOUNG
March 26, 1998                         Chartered Accountants
(except for note
13 which is as
of May 26, 1998)

                                AUDITORS' REPORT


To the Shareholders of
CONTINENTAL HOLDINGS LTD.


We have audited the balance sheet of CONTINENTAL HOLDINGS LTD. as at December 31, 1996 and the statements of income and retained earnings and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1996 and the results of its operations and the changes in financial position for each of the years in the two year period then ended in accordance with accounting principles generally accepted in Canada.



Calgary, Canada                               /s/ Meyers Norris Penny & Co.
February 19, 1997                                 Chartered Accountants

                           CONTINENTAL HOLDINGS LTD.

                                 BALANCE SHEET
                               (in U.S. Dollars)

As at December 31

                                     ASSETS

                                                             1997       1996
                                                               $          $
                                                           ---------  ---------
CURRENT [NOTE 5]
Cash                                                       1,690,102    230,400
Accounts receivable                                        1,256,029  1,311,004
Inventory                                                    344,047    161,561
Prepaid expenses and deposits                                 56,013      6,149
                                                           ---------  ---------
                                                           3,346,191  1,709,114

INVESTMENT [NOTE 2]                                           72,966     72,966

DEFERRED INCOME TAXES [NOTE 9]                               100,052         --

CAPITAL ASSETS [NOTES 3 AND 5]                             2,226,983  3,433,231
                                                           ---------  ---------














                                                           5,746,192  5,215,311
                                                           =========  =========

                           CONTINENTAL HOLDINGS LTD.






                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                               1997       1996
                                                                $          $
                                                            ---------  ---------
CURRENT
Accounts payable and accrued liabilities                    1,828,424  3,528,761
Income taxes payable                                        1,141,858         --
Due to shareholders, non-interest bearing with
 no fixed terms of repayment                                  488,535     97,066
Current portion of long term debt [note 5]                    213,895  1,029,558
                                                            ---------  ---------
                                                            3,672,712  4,655,385
                                                            ---------  ---------

DUE TO RELATED COMPANY [NOTE 4]                                    --    269,661
                                                            ---------  ---------

DEFERRED LEASE EXPENSE [NOTE 8]                               337,939         --
                                                            ---------  ---------

LONG TERM DEBT [NOTE 5]                                         8,923    176,670
                                                            ---------  ---------

COMMITMENTS [NOTE 8]

SHAREHOLDERS' EQUITY
Share capital [note 6]                                         14,914     14,914
Retained earnings                                           1,711,704     98,681
                                                            ---------  ---------
                                                            1,726,618    113,595
                                                            ---------  ---------

                                                            5,746,192  5,215,311
                                                            =========  =========


See accompanying notes

On behalf of the Board:

                                     /s/ ROY SELF    /s/ LES STINN
                                         Director        Director

                           CONTINENTAL HOLDINGS LTD.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                               (in U.S. Dollars)

For the year ended December 31

                                                  1997        1996       1995
                                                   $           $           $
                                               ---------   ---------   ---------
REVENUE                                        9,609,915   8,485,092   5,095,856

DIRECT EXPENSES                                5,631,075   6,171,258   4,047,221
                                               ---------   ---------   ---------
                                               3,978,840   2,313,834   1,048,635
                                               ---------   ---------   ---------
EXPENSES
General and administration                       908,638   1,938,607     469,800
Depreciation                                     620,255     476,564      38,134
Interest - other                                   9,809      62,146          --
Interest - long term                              42,760      56,257       8,570
                                               ---------   ---------   ---------
                                               1,581,462   2,533,574     516,504
                                               ---------   ---------   ---------
INCOME (LOSS) FROM OPERATIONS                  2,397,378    (219,740)    532,131
                                               ---------   ---------   ---------
OTHER INCOME
Interest                                          26,759      28,541      44,311
Foreign exchange gain                            143,249       1,823          --
Gain on disposal of capital assets                30,000     144,136          --
Gain on sale of investments                       93,074         878     405,867
                                               ---------   ---------   ---------
                                                 293,082     175,378     450,178
                                               ---------   ---------   ---------

INCOME (LOSS) BEFORE INCOME TAXES              2,690,460     (44,362)    982,309
                                               ---------   ---------   ---------
INCOME TAXES [NOTE 7]
Current                                        1,177,489      (4,401)    277,783
Deferred                                        (100,052)   (124,042)    124,042
                                               ---------   ---------   ---------
                                               1,077,437    (128,443)    401,825
                                               ---------   ---------   ---------

NET INCOME FOR THE YEAR                        1,613,023      84,081     580,484

RETAINED EARNINGS, BEGINNING OF YEAR              98,681     907,776     327,292

DIVIDENDS                                             --    (125,493)         --

PREMIUM ON REDEMPTION OF SHARES [NOTE 6]              --    (767,683)         --
                                               ---------   ---------   ---------

RETAINED EARNINGS, END OF YEAR                 1,711,704      98,681     907,776
                                               =========   =========   =========

See accompanying notes

                           CONTINENTAL HOLDINGS LTD.

                            STATEMENT OF CASH FLOWS
                               (in U.S. Dollars)

For the year ended December 31

                                                1997         1996        1995
                                                 $            $           $
                                             ----------   ----------   --------

CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net income for the year                       1,613,023       84,081    580,484
Items not involving cash
  Depreciation                                  620,255      476,564     38,134
  Deferred lease expense                        337,939           --         --
  Deferred income taxes                        (100,052)    (124,042)   124,042
  Gain on disposal of capital assets            (30,000)    (144,136)        --
  Gain on sale of investments                   (93,074)        (878)  (405,867)
                                             ----------   ----------   --------
                                              2,348,091      291,589    336,793
Net change in non-cash working capital
 [note 10]                                     (735,854)   1,173,971    558,854
                                             ----------   ----------   --------
                                              1,612,237    1,465,560    895,647
                                             ----------   ----------   --------

FINANCING ACTIVITIES
Repayment of long term debt                  (1,031,634)    (384,363)  (116,706)
Issuance of long term debt                       48,224    1,538,320         --
Repayment of shareholders' advances             (97,066)          --     (5,742)
Advances from shareholders                      488,535       97,066         --
Advances from (to) related company             (269,661)     269,661         --
Issuance of share capital                       523,519           --         --
Redemption of share capital                    (523,519)         (26)        --
Premium on redemption of common shares               --     (767,683)        --
                                             ----------   ----------   --------
                                               (861,602)     752,975   (122,448)
                                             ----------   ----------   --------

INVESTING ACTIVITIES
Additions to capital assets                    (369,100)  (3,743,724)  (196,179)
Proceeds on disposal of capital assets          985,093      270,417         --
Increase in investments                              --           --   (603,312)
Proceeds on disposal of investments              93,074      639,202    649,470
                                             ----------   ----------   --------
                                                709,067   (2,834,105)  (150,021)
                                             ----------   ----------   --------

DIVIDENDS                                            --     (125,493)        --
                                             ----------   ----------   --------

INCREASE (DECREASE) IN CASH                   1,459,702     (741,063)   623,178
CASH, BEGINNING OF YEAR                         230,400      971,463    348,285
                                             ----------   ----------   --------

CASH, END OF YEAR                             1,690,102      230,400    971,463
                                             ==========   ==========   ========

See accompanying notes

                           CONTINENTAL HOLDINGS LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               (in U.S. Dollars)



December 31, 1997



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements of Continental Holdings Ltd. ("Continental" or the "Company") have been prepared in accordance with accounting principles generally accepted in Canada, consistently applied. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates and approximations which have been made using careful judgment. The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below.

REVENUE RECOGNITION AND WORK-IN-PROGRESS

The percentage of completion method is followed to recognize revenue on contracts. Under this method, revenue is recognized over the period of the contract in the proportion that costs incurred to date bear to total estimated costs. When a loss is foreseen on completion of a contract, an allowance for the loss is provided in the accounts. Unbilled work-in-progress on contracts not sufficiently underway to warrant revenue recognition is carried at the lower of cost and net realizable value.

The Company recognizes revenue from the sale of non-exclusive seismic data when sale of the data to third parties has occurred.

INVENTORY

Inventory of fuel, supplies and consumables are valued at the lower of cost, determined on a first in, first out basis, and net realizable value.

CAPITAL ASSETS AND DEPRECIATION

Capital assets are recorded at cost. Depreciation is applied on a declining balance basis at rates designed to amortize the cost of the assets over their estimated economic useful lives as follows:

          Computer equipment       30%
          Office equipment         20%
          Seismic equipment        20% - 30%

                           CONTINENTAL HOLDINGS LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               (in U.S. Dollars)



December 31, 1997



INCOME TAXES

The Company follows the deferral method of tax allocation in accounting for income taxes under which the income tax provision is based on the income reported in the accounts. Under this method, provision is made for income taxes deferred principally as a result of accruing lease expenses which are not deductible for income tax purposes until paid, claiming depreciation for tax purposes which differs from that provided in the accounts and the deferral of profits for income tax purposes where a portion of the selling price of seismic property is due after the end of the period.

FOREIGN CURRENCY TRANSLATION

The Company's functional (measurement) currency is the U.S. dollar. It translates foreign currency transactions into U.S. dollars using the average exchange rates for the year for items included in the income statement, year end exchange rates for monetary assets and liabilities and historical rates for non-monetary assets and liabilities. Translation gains or losses are included in income for the year.

FINANCIAL INSTRUMENTS

The Company has financial instruments consisting of cash, accounts receivable, accounts payable and accrued liabilities, long term debt and due to shareholders. The carrying value of these instruments approximates fair value unless otherwise stated.

INVESTMENTS

Investments are carried at the lower of cost and market. Write downs occur when there has been a permanent decline in value.

                           CONTINENTAL HOLDINGS LTD.

                         NOTES TO FINANCIAL STATEMENTS


                               (in U.S. Dollars)

December 31, 1997



2.  INVESTMENT

                                                                   1997    1996
                                                                    $       $
                                                                  ------  ------
ICE Drilling Enterprises Inc., 200,000 common shares, at cost     72,966  72,966
                                                                  ======  ======

3.  CAPITAL ASSETS

                                                         1997
                                       -----------------------------------------
                                                     ACCUMULATED         NET
                                          COST       DEPRECIATION     BOOK VALUE
                                           $              $                $
                                       ---------     ------------     ----------
Computer equipment                        18,246         10,644            7,602
Office equipment                          10,632          6,501            4,131
Seismic equipment                      3,186,000        970,750        2,215,250
                                       ---------       --------       ----------
                                       3,214,878        987,895        2,226,983
                                       =========       ========       ==========

                                                         1996
                                       -----------------------------------------
                                                     ACCUMULATED         NET
                                          COST       DEPRECIATION     BOOK VALUE
                                           $              $                $
                                       ---------     ------------     ----------
Computer equipment                        15,660          8,174            7,486
Office equipment                          11,101          6,294            4,807
Seismic equipment                      3,921,334        500,396        3,420,938
                                       ---------       --------       ----------
                                       3,948,095        514,864        3,433,231
                                       =========       ========       ==========

4.  DUE TO RELATED COMPANY

Amounts due to a related company were non-interest bearing and had no specific terms of repayment. The companies are related through common shareholdings. Management had determined that no significant amounts would be repaid on these accounts in 1996 and accordingly, the amounts were classified as a long term liability.

                           CONTINENTAL HOLDINGS LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               (in U.S. Dollars)



December 31, 1997



5.  LONG TERM DEBT


                                                            1997        1996
                                                             $           $
                                                          --------   ----------
Term loan bearing interest at 9%, repayable in monthly
  instalments of $13,800 including interest, due April
  1998.  A general security agreement and certain
  property owned by a related company, have been
  pledged as collateral.                                    54,724      206,169
Note payable bearing interest at 9%, repayable in
  monthly instalments of $30,602 plus interest, due
  April 1998. Certain seismic equipment has been
  pledged as collateral.                                   130,792      490,230
Conditional sales agreement bearing interest at 6.7%,
  repayable in monthly instalments of $2,465 including
  interest, due April 1999.                                 37,302           --
Note payable                                                    --      509,829
                                                          --------   ----------
                                                           222,818    1,206,228
Less current portion                                      (213,895)  (1,029,558)
                                                          --------   ----------

                                                             8,923      176,670
                                                          ========   ==========

Principal repayments are as follows:


                                                                           $
                                                                        -------
1998                                                                    213,895
1999                                                                      8,923
                                                                        -------
                                                                        222,818
                                                                        =======

                           CONTINENTAL HOLDINGS LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               (in U.S. Dollars)



December 31, 1997



6.  SHARE CAPITAL


                                                                   1997    1996
                                                                    $       $
                                                                  ------  ------
AUTHORIZED
  Unlimited number of Classes "A" and "B" voting common shares and an unlimited number of Class "C" and Class "C II"
    non-voting preferred shares.

ISSUED:
  502 Class "B" common shares                                        366     366
  538 Class "C" preferred shares                                  14,548  14,548
                                                                  ------  ------
                                                                  14,914  14,914
                                                                  ======  ======

During 1996, 36 Class "B" common shares were transferred to 684733 Alberta Ltd., a related company and redeemed for $767,709. This transaction was completed under Section 85(1) of the Canadian Income Tax Act and resulted in a premium paid on the redemption in the amount of $767,683.

In 1997, the Company issued 748 Class C II preferred shares for cash consideration of $523,519 and redeemed the shares during the year for an aggregate redemption price of $523,519 consisting of cash of $34,984 and a $488,535 note payable to the shareholders.

                           Continental Holdings Ltd.

                         NOTES TO FINANCIAL STATEMENTS
                               (in U.S. Dollars)



December 31, 1997



7.  INCOME TAXES

Income tax expense varies from the amounts that would be computed by applying the combined Canadian federal and provincial income tax rate for each of the periods due to the following differences:

                                                    1997       1996       1995
                                                     $          $          $
                                                 ---------   --------   -------
Corporate tax rate                                    44.6%      44.6%    44.48%
                                                 =========   ========   =======

Provision for (recovery of) income taxes at
 statutory tax rate                              1,199,945    (19,786)  436,931

Increase (decrease) in income taxes due to:
  Small business deduction                         (36,903)        --   (36,483)
  Non-taxable portion of
   capital gain                                    (41,245)   (16,056)       --
  Other                                            (44,360)   (92,601)    1,377
                                                 ---------   --------   -------
                                                 1,077,437   (128,443)  401,825
                                                 =========   =========  =======

8.  COMMITMENTS

The Company has entered into several operating lease agreements for a vessel, seismic equipment and office premises. The annual minimum lease payments are as follows:


                                                                          $
                                                                      ---------
1998                                                                  1,590,345
1999                                                                  1,672,205
2000                                                                    563,932
                                                                      ---------
                                                                      3,826,482
                                                                      =========

In addition, there is a $250,000 lien on certain of the seismic equipment on the vessel.

Under the vessel lease, the Company is responsible for restoring the vessel to its original condition at the end of the lease. The Company is accruing deferred lease expense of $16,092 per month based on management's current estimate of the expected restoration costs of approximately $1.0 million.

                           Continental Holdings Ltd.

                         NOTES TO FINANCIAL STATEMENTS
                               (in U.S. Dollars)



December 31, 1997



9.  DIFFERENCES BETWEEN CANADA AND UNITED STATES ACCOUNTING PRINCIPLES

There were no significant differences in net income for the years ended December 31, 1997, 1996 and 1995 and in retained earnings as at December 31, 1997, 1996 and 1995 under Canadian and United States accounting principles.

The Company paid interest of $52,569, $118,403 and $9,521 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company paid income taxes of $Nil, $275,358, and $20,743 for the years ended December 31, 1997, 1996 and 1995, respectively.

Operating lease expenses of $1,706,797, $3,194,239, and $1,346,520, were included in income for the years ended December 31, 1997, 1996 and 1995, respectively.

Included in accounts payable and accrued liabilities is accrued liabilities in the amounts of $844,106, $1,413,347 and $219,177 as at December 31, 1997, 1996
and 1995, respectively.

Included in the 1997 redemption of share capital on the Statement of Cash Flows is $488,535 relating to the issuance of a note payable to shareholders.

For the United States basis of accounting, the Company has adopted FAS 109 "Accounting for Income Taxes" on a prospective basis, effective September 1, 1993. FAS 109 requires companies to recognize deferred tax assets and liabilities for the expected future tax consequences, based on enacted rates, of existing differences between financial reporting and tax reporting basis of assets and liabilities. These provisions also require the Company to establish a valuation allowance for deferred tax assets where the recovery of these assets is uncertain.

The deferred tax asset (liability) relates to the following:

                                                                   1997     1996
                                                                     $        $
                                                                  -------   ----
Deferred lease expense                                            150,429     --
Capital assets                                                    (50,377)    --
                                                                  -------   ----
                                                                  100,052     --
Valuation allowance                                                    --     --
                                                                  -------   ----
                                                                  100,052     --
                                                                  =======   ====

                           Continental Holdings Ltd.

                         NOTES TO FINANCIAL STATEMENTS
                               (in U.S. Dollars)



December 31, 1997



10.  NET CHANGE IN NON-CASH WORKING CAPITAL

                                                1997         1996        1995
                                                  $           $           $
                                             ----------   ---------   ---------
Accounts receivable                              54,975    (791,677)   (507,724)
Inventory                                      (182,486)   (161,562)         --
Prepaid expenses and deposits                   (49,864)     93,869      25,711
Accounts payable and accrued liabilities     (1,700,337)  2,311,854     783,827
Income taxes payable                          1,141,858    (278,513)    257,040
                                             ----------   ---------   ---------
                                               (735,854)  1,173,971     558,854
                                             ==========   =========   =========

11.  COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the current year's presentation.

12.  MAJOR CUSTOMER INFORMATION

The Company operates in only one business segment, marine seismic data acquisition services. Revenue from individual customers representing 10% or more of revenue was:

                                                                1997  1996  1995
                                                                  %      %     %
                                                                ----  ----  ----
Customer A                                                        28    15    --
Customer B                                                        17    --    --
Customer C                                                        15    60    31
Customer D                                                        14    --    --
Customer E                                                        11    25    24
Customer F                                                        11    --    --
Customer G                                                        --    --    15
Customer H                                                        --    --    30
                                                                ----  ----  ----
                                                                  96   100   100
                                                                ====  ====  ====

                           Continental Holdings Ltd.

                         NOTES TO FINANCIAL STATEMENTS
                               (in U.S. Dollars)



December 31, 1997



The Company's sales are to customers in the oil and gas industry for the acquisition of marine seismic data, which results in a concentration of credit risk. The Company generally extends unsecured credit to these customers and, therefore, the collection of these receivables may be affected by changes in economic or other conditions and may accordingly impact the Company's overall credit risk. Management believes the risk is mitigated by the size, reputation and diversified nature of the companies to which they extend credit.

Approximately 100%, 99% and 99% of accounts receivable at December 31, 1997, 1996 and 1995, respectively, were represented by two, one and one customer, respectively.

13.   SUBSEQUENT EVENTS

Subsequent to December 31, 1997, the Company:

(i) entered into an agreement in principal to lease a second vessel for a five year term at an initial annual cost of $2.7 million and increasing to $3.1 million by the end of the lease term. In addition, the Company will be required to purchase capital assets at an estimated cost of $10 million to equip and refurbish the vessel;

(ii) entered into a credit agreement with Venture Seismic Ltd. whereby $4 million was loaned to the Company, payable in quarterly installments of principal and interest commencing December 1, 1999 and bearing interest at the prime lending rate of the Royal Bank of Canada plus 1%; and

(iii) entered into an agreement in principal for a loan of $3 million payable in quarterly installments of principal and interest over five years and bearing interest at 8.75%.

                                            ANNEX A

                                 SECURITIES PURCHASE AGREEMENT

                       SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the "AGREEMENT") is made and entered into on the 27th day of March, 1998 among CONTINENTAL HOLDINGS LTD., an Alberta corporation ("CONTINENTAL") LESLIE J. STINN, SANDRA KELLY, ELAINE B. MCCARTHY, GREGORY A. STINN AND ROY D. SELF (individually, each a "SECURITYHOLDER", and collectively, the "SECURITYHOLDERS"), being the owners of all of the issued and outstanding shares of capital stock of Continental and VENTURE SEISMIC LTD., an Alberta corporation (the "BUYER").

The Securityholders collectively own all of the issued and outstanding shares of capital stock of Continental (the "SHARES"), with each Securityholder owning the number and type of Shares set forth opposite such Securityholder's name in column A of Exhibit A hereto. The Buyer desires to purchase from the Securityholders, and the Securityholders desire to sell to the Buyer, all of the Shares in accordance with the provisions of this Agreement. References in this Agreement to "SECTION A" refer to a section in Appendix A hereto.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.1 SALE AND PURCHASE OF THE SHARES. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as defined in Section 2(a) hereof), each Securityholder shall sell to the Buyer and the Buyer shall purchase from each Securityholder the following:

         (a) all of those Class "B" Shares owned by such Securityholder in exchange for the aggregate share purchase price (the "SHARE CONSIDERATION") allocated among and payable to each individual Securityholder by issuing on the Closing Date an aggregate of 2,080,000 fully paid and non-assessable common shares in the capital of the Buyer (the "VENTURE STOCK"), issuable to each Securityholder in accordance with that number of the Venture Stock set forth after such Securityholder's name in column B of Exhibit A registered in the respective names of the Securityholders and bearing the legend set forth in A.1.5(g) of Appendix A; and

         (b) all of those Class "C", Series I Shares owned by such Securityholder in exchange for the aggregate cash purchase price of $1,500,000.00 (U.S.) (the "CASH CONSIDERATION"), allocated among and payable to each individual Securityholder in such amounts or percentages as set forth after such Securityholder's name in columns C, D and E of Exhibit A, payable as follows:

                  (i)      $500,000.00 (U.S.) on the Closing Date; and

                  (ii)     $1,000,000.00 (U.S.) on or before January 1, 1999
                           with simple interest to accrue and be payable on such amount at the prime rate of the Main Downtown Branch of the Royal Bank of Canada in Calgary, Alberta, plus 1.0%, such interest to be due and payable on the outstanding principal amount from the Closing Date up to and including the date upon which such amount, together with all interest payable thereon in accordance with this sub-paragraph 1.1(b)(ii), is paid in full to the Securityholders, all to be evidenced by promissory notes to be delivered by the Buyer to the Securityholders on the Closing Date, in negotiable form and in the form and content reasonably satisfactory to the Securityholders, in such principal amounts with respect to each Securityholder as is set forth after such Securityholder's name in column E of Exhibit A,

such Class "B" Shares and Class "C" Shares together representing 100% of the issued and outstanding Shares of Continental as of the Closing Date (the Share Consideration and the Cash Consideration hereinafter collectively called the "PURCHASE PRICE" for the Shares).

1.2 METHOD OF PAYMENT OF CASH CONSIDERATION. The Cash Consideration, when paid by the Buyer to the Securityholders, shall be paid by way of trust cheques drawn from the trust account of Burstall Ward, Alberta legal counsel for the Buyer, or bank drafts drawn from the Buyer's account with Alberta Treasury Branches ("ATB").

2.       CLOSING.

         (a) The closing (the "CLOSING") of the sale and purchase of the Shares described in Section 1.1 hereof shall take place at the offices of the Buyer's Alberta solicitors, Burstall Ward, commencing at 10:00 a.m., local time, on the third (3rd) business day after satisfaction or waiver of all closing conditions specified in Sections 8 and 9 or at such other date as the parties hereto agree, with the date on which the Closing takes place being referred to herein as the "CLOSING DATE". Notwithstanding anything herein contained, the parties agree that in the event the transactions contemplated by this Agreement are not completed on or before August 31, 1998, the parties shall be released from all obligations under this Agreement, other than those pursuant to Section 5 and Section 8.1.

         (b) At the Closing, each Securityholder shall deliver to the Buyer, free and clear of all security interests, pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, the certificates for the Shares to be sold by such Securityholder in negotiable form, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, representing in the aggregate all of the issued and outstanding Shares of Continental, in exchange for delivery by the Buyer of the following documents to the Securityholders on
                  Closing:

                  (i) Burstall Ward trust cheque or ATB bank draft in the amount of $500,000.00 (U.S.), made payable to Tharp Sinclair Watson Quigley Taylor, in trust for the Securityholders;

                  (ii) the promissory notes, duly executed, sealed and delivered by the Buyer, which are referred to in sub-paragraph 1.1(b)(ii) above; and

                  (iii) share certificates for the Venture Stock, duly issued from the Buyer's capital stock, free and clear of all security interests, pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind and nature whatsoever, and issued to the individual Securityholders as specified in sub-paragraph 1.1(a) of this Agreement.

         (c) At the Closing, the Securityholders shall make available to the Buyer the written resignations of all the directors and officers of Continental effective as of the Closing Date except for such directors and officers as the Buyer shall designate in writing, and shall cause to be made available to the Buyer and any continuing directors and officers of Continental (the "POST-CLOSING CONTINENTAL DIRECTORS AND OFFICERS") all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer and subscriber lists, files and other documents, instruments and papers belonging to Continental and shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of Continental and of all other things and matters pertaining to the operation of the business of Continental to be transferred and delivered to the post-Closing Continental directors and officers. At the Closing, the Securityholders shall also deliver to the Buyer, and the Buyer shall deliver to the Securityholders, the agreements, certificates and other instruments and documents referred to in Sections 8 and 9 hereof, respectively.

         (d) After the Closing, the Buyer shall make all agreements, documents, information and other items referred to in Section 2(c) hereof available to the Securityholders for inspection, in each case upon reasonable prior notice to the Buyer, during normal business hours, at no expense to the Buyer and only for a proper purpose, including without limitation the use thereof in connection with (i) the indemnification and other obligations of the Securityholders hereunder and (ii) the payment of any liability to any third party which is owed by any Securityholder.

3.       PRE-CLOSING BALANCE SHEET ADJUSTMENTS.

         (a) The Buyer acknowledges the declaration by Continental, effective December 31, 1997, of a bonus of up to $1,000,000.00 (Cdn.) in the aggregate payable to the Securityholders, and the redemption and cancellation of its outstanding 748 Class "C", Series II Shares from the Securityholders for up to an aggregate of $748,239.00 (Cdn.) (collectively, the "BONUS TRANSACTIONS"). Continental shall pay for such redemptions on or before the earlier of (i) June 25, 1998, or (ii) the Closing Date. Each of the Securityholders hereby agree to the terms and conditions of the redemption, including the consideration payable to each in exchange for the 748 Class "C", Series II Shares described herein.

         (b) Continental shall pay the entire $1,000,000.00 (Cdn.) bonus portion of the Bonus Transactions to the Securityholders, as declared, on or before the earlier of (i) the Closing Date or
                  (ii) June 25, 1998, after payment of which there shall be no outstanding loans, notes, payables or other indebtedness owed by Continental to the Securityholders, either individually or in the aggregate, except pursuant to the Employment Agreements (as defined in Section 8.5).

4.       EXAMINATION OF BUSINESS AND ASSETS.

         (a) For the purpose of allowing the Buyer to analyze the business and affairs of Continental to determine if there are any facts relating to the Shares or to the business of Continental which, if known to the Buyer, would cause the Buyer to elect not to proceed with the purchase of the Shares, all information relative to the Shares, the business of Continental and the assets of Continental shall be open to inspection by the Buyer, the Buyer's financial advisors and the Buyer's solicitors, Burstall Ward, and Bachner, Tally, Polevoy and Misher LLP at any reasonable time up to and including the date hereof, as the Buyer may deem reasonably necessary or advisable in order to ensure that each of the representations, warranties, covenants and agreements of the Securityholders and Continental herein contained shall be true and correct on the Closing Date (the "BUYER'S DUE DILIGENCE").

         (b) For the purpose of allowing the Securityholders to analyze the business and affairs of the Buyer to determine if there are any facts relating to the Venture Stock or to the business of the Buyer which, if known to the Securityholders or to any one of the Securityholders, would cause any one of such Securityholders to elect not to proceed with the purchase and sale of the Shares, all information in the possession of the Buyer, subject to any confidentiality provisions, or as otherwise may be limited by regulatory authorities or the rules and regulations of the Securities and Exchange Commission (the "S.E.C.") or the Nasdaq Stock Market ("NASDAQ") relative to the Venture Stock, to the listing of the Venture Stock for trading on Nasdaq, to the regulatory filings of the Buyer, to the publicly filed financial statements of the Buyer, to the business and affairs of the Buyer and to the assets of the Buyer, shall be open to inspection by any one of the Securityholders, the financial advisors of any one of the Securityholders, and to the solicitors of the Securityholders, at any reasonable time up to and including the date hereof, as any one of the Securityholders may deem reasonably necessary or advisable in order to ensure that each of the representations, warranties, covenants and agreements of the Buyer contained in this Agreement shall be true and correct on the Closing Date (the "SECURITYHOLDERS' DUE DILIGENCE").

         (c) For the purpose of allowing the Buyer, Continental and the Securityholders to monitor compliance by each of Continental, the Securityholders and the Buyer with their respective covenants, representations and warranties made herein up to and including the Closing Date, each of Continental, the Securityholders and the Buyer shall continue to have access to the information and materials described in Section 4(a) and
                  (b) for such purpose.

5. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, each of the Buyer, Continental and the Securityholders shall and shall cause their respective affiliates and officers and directors, and shall use reasonable efforts to cause all their other respective employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, and after prior written notice to the other party, all confidential information of the Securityholders and Continental, or the Buyer, as the case may be, furnished to the Buyer by the Securityholders and Continental or to the Securityholders and Continental by the Buyer, as the case may be, or any of their respective representatives in connection with the Contemplated Transactions (as defined in Section 8.11) and will not release or disclose such confidential information to any other person, except their respective auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the Contemplated Transactions, except as may be required by the rules of the Alberta Securities Commission, the S.E.C. or Nasdaq, including without limitation, the issuance of a press release and the filing of a report on Form 8-K by the Buyer upon execution of this Agreement. If the Closing does not occur (i) such confidence shall be maintained by the Securityholders and Continental, or the Buyer, as the case may be, and each party shall cause its officers and directors and affiliates and shall use reasonable efforts to cause such other persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such party, its officers, directors or such other persons in contravention of this Agreement), (ii) each party shall and shall cause its officers and directors and affiliates and shall use reasonable efforts to cause such other persons to refrain from using any of such confidential information except in connection with the Agreement, and (iii) upon the request of any party, the other party shall promptly return to the requesting party any written materials remaining in its possession, which materials it has received from the requesting party, or their respective representatives.

6. REPRESENTATIONS AND WARRANTIES OF CONTINENTAL AND THE SECURITYHOLDERS. Each Securityholder represents and warrants as of the date hereof, and as of the Closing Date to the Buyer as set forth in Section A.1 of Appendix A hereto and Continental and each of Leslie J. Stinn and Roy Self represents and warrants as of the date hereof, and as of the Closing Date to the Buyer as set forth in Section A.2 of Appendix A hereto, which Sections are incorporated in this
Section 6 by reference and are deemed to be a part of this Agreement.

7. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants as of the date hereof, and as of the Closing Date, to the Securityholders and to each of them as set forth in Section A.3 of Appendix A hereto, which Section is incorporated in this Section 7 by reference and is deemed to be a part of this Agreement.

8. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS. Except for the obligations of the Buyer contained in Section 5 and Section 8.1 of this Agreement, all obligations of the Buyer under this Agreement are subject to the fulfilment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

8.1 BUYER LOAN. The Buyer shall, upon execution hereof, forthwith advance to Continental $4,000,000.00 (U.S.) pursuant to the credit agreement between the Buyer, as lender, and Continental, as borrower, in substantially the form of Exhibit B attached hereto (the "CREDIT AGREEMENT"), to be secured with a security interest in certain of the assets of Continental pursuant to the security agreement to be granted by Continental pursuant to the Credit Agreement in substantially the form annexed hereto as Exhibit C (the "SECURITY AGREEMENT"), subject to a priority agreement with Royal Bank of Canada, if necessary, with the funds advanced pursuant to the Credit Agreement to be used solely to assist with the equipping of a marine seismic vessel described as the "Pacific Titan".

8.2 APPROVAL OF DUE DILIGENCE. The Buyer shall have received the requisite approval from its board of directors of the Contemplated Transactions and of the Due Diligence.

8.3 AUDITED FINANCIAL STATEMENTS OF THE COMPANY. Continental shall have provided such audited financial statements for such periods, in such form as may be required by the applicable regulatory authorities in connection with the consummation of the Contemplated Transactions, together with any other audited financial statements (as necessary) of Continental up to and including the Closing Date as may be required by the applicable regulatory authorities, with all costs of all such audits and financial statements to be paid by Continental.

8.4 SHAREHOLDER APPROVAL. The Buyer shall have received the requisite approval from its shareholders of the Contemplated Transactions in accordance with applicable law.

8.5 EMPLOYMENT AGREEMENTS. Each of Leslie J. Stinn and Roy D. Self shall have executed and delivered employment agreements (the "EMPLOYMENT AGREEMENTS") with Continental providing for a 3 year employment term, which will include appropriate non-competition provisions, in the form annexed hereto as Exhibit D.

8.6 REGULATORY, CONTRACTUAL APPROVALS. The Buyer, Continental and each of the Securityholders shall have obtained all third party consents and approvals and all applicable governmental, regulatory, stock exchange, shareholder and contractual approvals necessary in connection with the execution, delivery and performance of this Agreement and to complete the Contemplated Transactions, including, without limitation, those consents set forth on Schedule A.2.14 (regarding Continental) and Schedule A.3.5 (regarding the Buyer).

8.7 RELEASES. The Securityholders shall have executed and delivered releases in favour of Continental in their capacities as directors, officers, shareholders and employees of Continental, in such form as reasonably required by the Buyer and as reasonably acceptable to the Securityholders.

8.8 THIRD PARTY CONSENTS AND APPROVALS. The Securityholders and Continental shall have obtained all third party consents or approvals required by Continental or by the Securityholders in order to complete the Contemplated Transactions.

8.9 APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents (including those required to complete the Bonus Transactions) required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on or before the Closing Date by Burstall Ward, counsel for the Buyer, in the exercise of their reasonable judgment. The Securityholders shall also have delivered to the Buyer on or before the Closing Date such other documents, instruments, certifications and further assurances as such counsel for the Buyer may reasonably require, as more particularly described in the draft form of closing agenda attached hereto and marked Exhibit E, with such additional documents to be added thereto as mutually agreed to by the parties prior to the Closing Date, acting in a commercially reasonable manner for transactions similar to the Completed Transactions (the "CLOSING AGENDA").

8.10 LEGAL OPINIONS. The Buyer shall have received the opinions of Reesor Martin, Barristers and Solicitors, and Tharp Sinclair Watson Quigley Taylor, Barristers and Solicitors, counsel to Continental and to the Securityholders, dated the Closing Date and addressed to the Buyer, in form and content agreed to on or before Closing, acting in a commercially reasonable manner for transactions similar to the Contemplated Transactions.

8.11 NO INJUNCTION. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of the transactions contemplated by this Agreement (the "CONTEMPLATED TRANSACTIONS"), or that will require any divestiture by the Buyer as a result of the Buyer's acquisition of the Shares.

8.12 REPRESENTATIONS, WARRANTIES AND AGREEMENTS. (a) The representations and warranties of Continental and the Securityholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date with the same effect as though made on the Closing Date, (b) the Securityholders and Continental shall have performed and complied in all material respects with the agreements, covenants and conditions contained in this Agreement required by this Agreement to be performed or complied with by them prior to or at the Closing, and (c) the Buyer shall have received a certificate to the foregoing effect signed by the Chief Executive Officer and Chief Financial Officer of Continental and by the Securityholders.

8.13 LITIGATION. There shall not have been instituted any (a) investigation or other inquiry by any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (each, a "GOVERNMENTAL BODY"), (b) action, suit, proceeding, claim, demand, citation, summons, subpoena or inquiry of any kind or nature whatsoever, civil, criminal, regulatory or otherwise, at law or equity (each, a "PROCEEDING"), by any Governmental Body or by any other person or entity and, at what would otherwise have been the Closing Date, remain pending to delay, restrain or prohibit the Contemplated Transactions or to seek any divestiture or to revoke or suspend any consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (i) any Governmental Body and (ii) any other person required or obtained in connection with the Contemplated Transactions (collectively, the "APPROVALS") by reason of any or all of the Contemplated Transactions; nor shall any Governmental Body have notified any of the parties hereto or any of their respective affiliates that consummation of any part of the Contemplated Transactions would constitute a violation of any law or that it intends to commence a Proceeding to restrain or prohibit any part of the Contemplated Transactions or to require such divestiture, revocation or suspension; unless, in either such case, such Governmental Body or other person shall have withdrawn such notice and abandoned such Proceeding.

8.14 NO MATERIAL ADVERSE EFFECT. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, in the reasonable judgment of an experienced, prudent business person (a) a reduction in the value of the business of Continental, or (b) a decision not to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement (a "MATERIAL ADVERSE EFFECT").

8.15 PAYMENT OF SECURITYHOLDER TRANSACTION EXPENSES. Continental shall have paid, or made all necessary arrangements with respect to payment of, all costs, liabilities and expenses incurred by or for the benefit of Continental and the Securityholders (including without limitation all legal and accounting fees and expenses) in connection with the negotiation and execution of this Agreement and the consummation of the Contemplated Transactions, in each case at no cost or obligation to the Buyer following the Closing; and Continental and the Securityholders shall have provided the Buyer with evidence reasonably satisfactory to the Buyer of such payments or other arrangements.

8.16 PROCEEDINGS SATISFACTORY. All certificates, opinions and other documents to be delivered by the Securityholders and Continental and all other matters to be accomplished by the Securityholders or Continental prior to or at the Closing shall be satisfactory in the reasonable judgment of the Buyer and its counsel.

8.17 CANCELLATION OF INDEBTEDNESS TO SECURITYHOLDERS. Except for reimbursement for expenses and payments due under the Employment Agreements (the "PERMITTED INDEBTEDNESS"), on the Closing Date (a) the Securityholders shall have cancelled any notes payable by Continental to the Securityholders as of the Closing Date; and (b) any indebtedness owed by Continental to the Securityholders as of the Closing Date shall, without further consideration, have been repaid, discharged or contributed to the capital of Continental, which payment, contribution or discharge shall be evidenced in a form reasonably satisfactory to the Buyer. Except for the Permitted Indebtedness, as of the Closing Date, there shall be no outstanding notes, loans, payables or other indebtedness owed by Continental to any of the Securityholders.

9. CONDITIONS PRECEDENT TO THE SECURITYHOLDERS' OBLIGATIONS. Except for the obligations of Continental and the Securityholders contained in Sections 5 and
8.1 of this Agreement, all the obligations of the Securityholders under this Agreement are subject to the fulfilment or satisfaction, prior to or at the

Closing, of each of the following conditions precedent:

9.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS. (a) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date with the same effect as though made on the Closing Date, (b) the Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing, and
(c) the Securityholders shall have received a certificate to the foregoing effect signed by the Chief Executive Officer and Chief Financial Officer of the Buyer.

9.2 EMPLOYMENT AGREEMENTS. Continental shall have executed and delivered the Employment Agreements and the Employment Agreements shall be in full force and effect, unamended.

9.3 NOMINEE DIRECTOR. The Securityholders shall provide the name of one nominee director of the Buyer on behalf of the Securityholders acceptable to the Buyer and the Buyer shall use its best efforts to nominate such nominee director to stand for election as a director of the Buyer at the special meeting of the Shareholders of the Buyer to be held prior to the Closing Date; provided that the nomination of such director shall be conditional upon receipt of the requisite shareholder approval necessary for the Contemplated Transactions and the election of such director shall be subject to the Closing of the Contemplated Transactions.

9.4 CREDIT AGREEMENT, SECURITY AGREEMENT. The Credit Agreement shall have been duly executed and delivered by the parties thereto on the date hereof, and the Buyer, contemporaneously therewith, shall have advanced the funds contemplated by the Credit Agreement for the purposes specified therein.

9.5 APPROVAL OF SECURITYHOLDERS' COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents (including those required to complete the Bonus Transactions) required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Reesor Martin and Tharp Sinclair Watson Quigley Taylor, counsel for the Securityholders, in the exercise of their reasonable judgment. The Buyer shall also have delivered to the Securityholders such other documents, instruments, certifications and further assurances as such counsel for the Securityholders may reasonably require, as more particularly described in the Closing Agenda.

9.6 DIRECTOR AND SHAREHOLDER APPROVALS.

         (a) Continental shall have received the approval of its board of directors and the unanimous approval of all of its shareholders, both to the Agreement and to the Contemplated Transactions, and certified copies of the resolutions containing these approvals shall be delivered by Continental to the Securityholders and the Buyer on the Closing Date.

         (b) The Buyer shall have received the required approval of its board of directors and of its shareholders, both to the Agreement and to the Contemplated Transactions, and certified copies of the resolutions or minutes containing these approvals shall be delivered by the Buyer to the Securityholders on the Closing Date.

9.7 RELEASES. On the Closing Date, Continental shall have executed and delivered to each of the Securityholders a general release in favour of each such Securityholder in his or her, as the case may be, respective capacity as a director, officer, employee and independent contractor of Continental, in such form as mutually acceptable to the parties.

9.8 DIRECTORS' APPROVAL - EMPLOYMENT AGREEMENTS - CONTEMPLATED TRANSACTIONS.

         (a) Continental, by way of written resolution made effective March 1, 1998 shall have received the approval of its board of directors and the unanimous approval of its shareholders to the Employment Agreements and certified copies of the resolutions containing these approvals shall be delivered by Continental to Roy Self and Leslie A. Stinn on the Closing Date.

         (b) Continental, by way of written resolution shall have received the approval of its board of directors and the unanimous approval of its shareholders to the Contemplated Transactions, and certified copies of the resolutions containing these approvals shall be delivered by Continental to the Securityholders on the Closing Date.

9.9 THIRD PARTY CONSENTS AND APPROVALS. The Buyer shall have obtained all third party consents and approvals necessary in connection with the execution, delivery and performance of this Agreement and as required by the Buyer in order to complete the Contemplated Transactions, including without limitation, those set forth on Schedule A.3.5. hereof and all applicable and required governmental, legal, regulatory, stock exchange and contractual approvals.

9.10 APPROVAL OF DUE DILIGENCE. The Securityholders shall have approved the results of the Securityholders' Due Diligence.

9.11 REGULATORY, CONTRACTUAL APPROVALS. The Buyer, Continental and each of the Securityholders shall have obtained all third party consents and approvals and all applicable governmental, regulatory, stock exchange, shareholder and contractual approvals necessary in connection with the execution, delivery and performance of this Agreement and to properly complete the Contemplated Transactions, including, without limitation, those consents set forth in Schedule A.2.14 (regarding Continental) and Schedule A.3.5 (regarding the Buyer).

9.12 NO MATERIAL ADVERSE EFFECT. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, in the reasonable judgment of an experienced, prudent business person (a) a reduction in the value of the business of the Buyer, or (b) a decision not to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement (a "VENTURE MATERIAL ADVERSE EFFECT").

9.13 PROCEEDINGS SATISFACTORY. All certificates, opinions and other documents to be delivered by the Buyer and all other matters to be accomplished by the Buyer prior to or at the Closing shall be satisfactory in the reasonable judgment of the Securityholders, Continental and their counsel.

9.14 ADDITIONAL CLOSING DOCUMENTS. The Buyer shall provide to the
Securityholders on the Closing Date the following:

         (a) a certified copy of the directors' resolution of the Buyer, approving the Agreement and all transactions contemplated by the Agreement, including without limitation the approval and due authorization of the issuance and delivery of the Venture Stock to the Securityholders on the Closing Date, and authorizing and directing the execution and delivery of the

                  Agreement by the Buyer, together with all other documents required pursuant to the Closing Agenda;

         (b) the legal opinion of Burstall Ward addressed to the Securityholders, made effective as of the Closing Date, in form and content as agreed to on or before the Closing, acting in a commercially reasonable manner for transactions similar to the Contemplated Transactions, confirming that the Agreement and all of the Contemplated Transactions have been duly approved by the Buyer's shareholders and the Buyer's board of directors, that the Venture Stock has been duly and properly issued by the Buyer, from treasury, as fully paid and non-assessable shares, and, to the best of their knowledge, information and belief, having made reasonable and adequate inquiry in that regard, is free and clear of all security interests, pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind and nature whatsoever, and further, confirming that the Agreement and all of the Contemplated Transactions, including, without limitation, the issuance of the Venture Stock to the Securityholders has been made and done in compliance with all applicable corporate and securities laws, regulations, and policies, including without limitation the rules, regulations and policies of the Alberta Securities Commission, and that the required Form 20 has been duly filed with the Alberta Securities Commission and to the best of their knowledge, information and belief, having made reasonable inquiry in that regard, and in reliance upon an opinion of Bachner, Tally, Polevoy and Misher LLP and (A) assuming (i) the accuracy of the representations and warranties provided by the Securityholders in this Agreement and (ii) that the Buyer has complied in all material respects with the requirements of section 4(2) of the Act, the offer and sale of the Venture Stock by the Buyer is exempt from registration under the Act; and (B) under the federal securities laws of the United States as currently in effect, and assuming the accuracy of the representations and warranties made by the Securityholders in this Agreement, except to the extent that the Venture Stock issued to the Securityholders constitute "restricted securities" as such term is defined under Rule 144 of the Act, or that any of the Securityholders may be deemed an "affiliate" of the Buyer, as such term is defined under Rule 144 of the Act, as of the date of issuance, the Venture Stock will have no prohibition on transfer; and

         (c) a true copy of the written verification from Nasdaq referred to in Section 13.7, if obtainable.

10.      INDEMNIFICATION.

10.1     INDIVIDUAL INDEMNIFICATION BY THE SECURITYHOLDERS AND CONTINENTAL.

         (a) From and after the Closing, each Securityholder shall reimburse, indemnify and hold harmless the Buyer and its affiliates (including, without limitation, Continental) (each such person and its successors and assigns is referred to herein as a "BUYER INDEMNIFIED PARTY") against and in respect of any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party because of or that result from, relate to or arise out of the untruth, inaccuracy or breach of, any representation or warranty of such Securityholder in whole or in part contained in Section A.1 of this Agreement and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.

         (b) Each Securityholder and Continental shall indemnify and hold harmless the Buyer and each person, if any, who controls the Buyer within the meaning of the Act (as defined) against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all attorneys' fees), to which the Buyer or such controlling person may become subject, under the Act or otherwise, and will reimburse, as incurred, the Buyer and such controlling persons for any legal or other expenses reasonably incurred in connection with investigating, defending against or appearing as a third party witness in connection with any losses, claims, damages or liabilities, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement (as defined in Section 13.6) or any amendment or supplement thereto, but only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Buyer by or on behalf of such Securityholder or Continental, as the case may be, specifically for use in the preparation of the Proxy Statement or any such amendment or supplement thereof. This indemnity will be in addition to any liability which the Securityholders and Continental may otherwise have.

10.2 SEVERAL INDEMNIFICATION BY STINN AND SELF. From and after the Closing, each of Leslie J. Stinn and Roy D. Self shall reimburse, indemnify any Buyer Indemnified Party against and in respect of fifty percent (50%) of:

         (a) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party because of or that result from, relate to or arise out of:

                  (i) the untruth, inaccuracy or breach of, or the failure to fulfil, any representation, warranty (other than a representation or warranty contained in Section A.1 of this Agreement), agreement, covenant or statement of any Securityholder contained in this Agreement or in any certificate or other writing furnished to the Buyer by or on behalf of any Securityholder or Continental in connection herewith;

                  (ii) any claim by any former shareholder of Continental involving the Contemplated Transactions or any prior transaction involving any shares of capital stock of Continental or any predecessor corporation (including, without limitation, claims relating to any and all decisions and determinations made with respect to amounts or allocations of purchase price or other consideration) and not already provided for in the Financials (as defined in Section A.2.4); or

                  (iii) any liability or obligation relating to or arising out of the business, operations or assets of Continental or the actions or omissions of Continental's directors, officers, shareholders, employees or agents; and prior to the Closing Date and not already provided for in the Financials (as defined in Section A.2.4), including without limitation any liability or obligation relating to, and any claim which arises out of or is based upon,
                           (1) negligence, (2) strict liability, (3) any Environmental Claim (as defined in Section A.2.19 hereof) or which otherwise relates to, or involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law (as defined in Section A.2.19 hereof) to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date, (4) any other statute, rule or regulation or (5) any express or implied representation, warranty, agreement or guarantee made by or on behalf of Continental, or any liability or obligation which is imposed on Continental or any successor corporation by operation of law, in connection with any product designed, used, rented, sold, manufactured, shipped or installed by or on behalf of Continental, or for any service performed by or on behalf of Continental, including without limitation any acts, omissions, workmanship or material performed or sold by Continental, in any case prior to the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against Continental or any successor corporation (with all references to Continental in this Section 10.2(a)(iii) also deemed to be references to any predecessor in business of Continental); provided, however, that the foregoing shall not apply to liabilities and obligations of Continental described in Section A.2.7(a) hereof; and

         (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.

10.3     INDEMNIFICATION BY THE BUYER.

         (a) From and after the Closing, the Buyer shall reimburse, indemnify and hold harmless each Securityholder (each such person and his or her heirs, administrators, personal representatives and assigns is referred to herein as a "SECURITYHOLDER INDEMNIFIED PARTY") against and in respect of:

                  (i) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by such Securityholder Indemnified Party because of or that result from, relate to or arise out of:

                           A. the untruth, inaccuracy or breach of, or the failure to fulfil, any representation, warranty, agreement, covenant or statement of the Buyer contained in this Agreement or in any certificate or other writing furnished to the Securityholders by or on behalf of the Buyer in connection herewith; or

                           B. any liability or obligation relating to or arising out of the business, operations or assets of Continental conducted after the Closing Date or the actions or omissions of Continental's directors, officers, shareholders, employees or agents after the Closing Date (other than the
                                    Securityholders) including, without
                                    limitation, any liability or obligation
                                    relating to, and any claim which arises out of or is based upon, (i) negligence, (ii) strict liability, (ii) any Environmental Claim (as defined in Section A.2.19 hereof) or which otherwise relates to, or involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law (as defined in Section A.2.19 hereof) to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing subsequent to the Closing Date
                                    (iii) any other statute, rule or regulation or (iv) any express or implied representation, warranty, agreement or guarantee made or on behalf of Continental, or any liability or obligation which is imposed on Continental or any successor corporation by operation of law, in connection with any product designed, used, rented, sold, manufactured, shipped or installed by or on behalf of Continental, or for any service performed by or on behalf of Continental, including, without limitation, any acts, omissions, workmanship or material performed or sold by Continental, in any case subsequent to the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against Continental or any successor corporation (with all references to Continental in this Section 10.3(a)(B) also deemed to be references to any predecessor in business of Continental); and

                  (ii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.3.

         (b) The Buyer shall indemnify and hold harmless the Securityholders and Continental, each of its directors, and each person, if any, who controls Continental within the meaning of the Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees) to which the Securityholders and Continental or any such director, nominee, officer or controlling person may become subject, under the Act or otherwise, and will reimburse, as incurred, the Securityholders, Continental and such controlling persons for any legal or other expenses reasonably incurred in connection with investigating, defending against or appearing as a third party witness in connection with any losses, claims, damages or liabilities, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Proxy Statement or any amendment or supplement thereto other than in reliance upon and in conformity with written information furnished by the Securityholders and Continental to the Buyer specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability which the Buyer may otherwise have.

10.4     LIMITATIONS ON LIABILITY.

         (a) Except as otherwise provided in Section 10.6 hereof and except that this limitation shall not apply to any indemnification claims arising under or with respect to Sections 10.1 and 11(a) hereof, Leslie J. Stinn and Roy D. Self shall not be liable to any Buyer Indemnified Party under Section 10.2 for any misrepresentation or breach of warranty until the aggregate amount for which they would otherwise (but for this provision) be liable to any or all Buyer Indemnified Parties for all such misrepresentations and breaches of warranty exceeds in the aggregate the sum (the "DEDUCTIBLE") of $25,000.00.

         (b) Except as otherwise provided in Section 10.6 hereof and except that this limitation shall not apply to any indemnification claims arising under or with respect to Sections 10.1 and 11(a) hereto, the indemnification liability of each of Leslie
                  J. Stinn and Roy Self to any Buyer Indemnified Party under
                  Section 10.2 for any misrepresentation or breach of warranty shall be limited to fifty percent (50%) of any claim or demand made thereunder.

         (c) Except as otherwise provided in Section 10.6 hereof and except that this limitation shall not apply to any indemnification claims arising under or with respect to Sections 10.1 and 11(a) hereto, the indemnification liability of each Securityholder to any Buyer Indemnified Party under Section
                  10.2 for any misrepresentation or breach of warranty shall be limited to the percentage of any claim or demand made thereunder equal to the percentage set forth after such Securityholder's name in column C on Exhibit A.

         (d) Except as otherwise provided in Section 10.6 hereof and except that this limitation shall not apply to any indemnification claim arising under or with respect to Section 11(b) hereof, the Buyer shall not be liable to any Securityholder Indemnified Party under Section 10.3 hereof for any misrepresentation or breach of warranty until the aggregate amount for which it would otherwise (but for this provision) be liable to any or all Securityholder Indemnified Parties for all such misrepresentations and breaches of warranty exceeds in the aggregate the Deductible.

10.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided in Section
10.6 hereof, the representations and warranties given or made by the Securityholders or the Buyer in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of two years after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns (each as defined in Section A.2.10 hereof) and to Environmental Claims (as defined in Section A.2.19 hereof) shall survive the Closing for the period of the applicable statutes of limitation plus any extensions, (b) all representations and warranties set forth in Sections A.1 and 11(a) hereof shall survive the Closing without limitation and (c) any representation or warranty as to which a claim shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.

10.6 EXCEPTIONS TO LIMITATIONS. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any Buyer Indemnified Party has, or might have, at law, in equity or otherwise, against the Securityholders, or which any Securityholder Indemnified Party has, or might have, at law, in equity or otherwise, against the Buyer, based on any willful misrepresentation, willful breach of warranty or willful failure to fulfil any agreement or covenant.

10.7 PAYMENT OF INDEMNIFICATION OBLIGATIONS. In the event that any Securityholder or the Buyer is required to make any payment under this Section 10, such party shall promptly pay the Buyer Indemnified Party or the Securityholder Indemnified Party, as the case may be, the amount of such indemnity obligation. If there should be a dispute as to such amount, such Securityholder or the Buyer, as the case may be, shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 10 and the portion, if any, theretofore paid shall bear interest for the period from the date the amount was demanded by the Buyer Indemnified Party or the Securityholder Indemnified Party, as the case may be, until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be 1.0 percentage point in excess of the rate which is publicly announced from time to time by The Royal Bank of Canada as its "PRIME RATE".

10.8 INDEMNIFICATION PROCEDURE. All claims for indemnification under this
Section 10 shall be asserted and resolved as follows:

         (a) In the event that any claim or demand for which a party (the "INDEMNIFYING PARTY") would be liable to any Buyer Indemnified Party or Securityholder Indemnified Party (in either case, the "INDEMNIFIED PARTY") hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall take immediate steps to notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand in as much detail as possible and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand), together with all documentation required by the Indemnifying Party and which the Indemnified Party has the power to obtain or is able to obtain, and detailing such claim or demand sufficiently to permit a decision regarding indemnification to be made by the Indemnifying Party (collectively called the "CLAIM NOTICE"). The Indemnifying Party shall have 20 days from the receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may defend against any such claim in the Indemnified

                  Party's sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this
                  Section 10, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any judgment and, subject to Section 10.8(c) hereof, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including without limitation interest as provided in
                  Section 10.7 hereof.

         (b) If the Indemnified Party elects to defend any such claim or demand or the Indemnifying Party elects not to defend such claim or demand, then the Indemnified Party covenants to diligently defend any such claim or demand to the full extent an experienced, prudent businessperson would in the circumstances. The Indemnified Party shall, prior to entering into any settlement of any such claim or demand, provide the Indemnifying Party with full particulars of such proposed settlement and obtain in writing the approval of such Indemnifying Party to such settlement, such approval to not be unreasonably withheld. The Indemnified Party shall have the right to control the defense of any such claim or demand and the amount of any judgment and, subject to Section 10.8(c) hereof, the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall be consulted by the Indemnified Party on an ongoing basis with respect to all material issues related to the defense of such claim or demand, and have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

         (c) Notwithstanding any other provisions of Section 10 of this Agreement, the Indemnifying Party's obligation to indemnify the Indemnified Party with respect to the reasonable costs and expenses incurred by the Indemnified Party in defending any particular claim or demand, is subject to the following qualifications and limitations:

                  (i) all such costs and expenses must be reasonable given the nature and extent of such claim or demand ; and given the nature and extent of the relevant defense,

                  (ii) prior to retaining any professional services in connection with the defense of such claim or demand, the Indemnified Party shall first advise the Indemnifying Party of the need for such professional services, shall consult with the Indemnifying Party regarding the identity and the expected fees of the professional to be retained and shall, to the extent possible, acting reasonably, come to a mutual agreement with the Indemnifying Party regarding the professional to be retained, and

                  (iii) all such costs and expenses incurred with respect to the provision of legal services shall be subject to taxation.

         (d) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall take immediate steps to send a Claim Notice with respect to such claim to the Indemnifying Party.

         (e) Subject to the provisions of Sections 10.8(b) and 10.8(c) hereof, the Indemnified Party's failure to give immediate notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

11.      NO BROKERS' OR FINDERS' FEES.

         (a) Each of the Securityholders represents and warrants that all discussions, activities and negotiations relative to this Agreement have been carried on by such Securityholder directly without the intervention of any person who may be entitled to, or has claimed entitlement to, any brokerage or finder's fee or other commission in respect hereof or the consummation of the Completed Transactions, irrespective of the validity of such claim, other than as disclosed in the December 8, 1997 letter from Canaccord Capital Corporation to the Buyer, and each Securityholder agrees to indemnify and hold harmless the Buyer Indemnified Parties against any and all claims, losses, liabilities and expenses (including without limitation reasonable legal fees and expenses) which may be incurred or paid by the Buyer as a result of such Securityholder's dealings, arrangements or agreements with any such person contrary to the representation and warranty contained in this sub-paragraph 11(a).

         (b) The Buyer represents and warrants that all discussions, activities and negotiations relative to this Agreement have been carried on by the Buyer and its affiliates directly without the intervention of any person who may be entitled to, or has claimed entitlement to, any brokerage or finder's fee or other commission in respect hereof or the consummation of the Contemplated Transactions, irrespective of the validity of such claim, other than as disclosed in the December 8, 1997 letter from Canaccord Capital Corporation to the Buyer and the Buyer agrees to indemnify and hold harmless each Securityholder against any and all claims, losses, liabilities and expenses (including without limitation reasonable legal fees and expenses) which may be incurred or paid by such Securityholder as a result of the Buyer's or any of the Buyer's affiliates' or associates' dealings, arrangements or agreements with any such person contrary to the representation and warranty contained in this sub-paragraph 11(b).

12.      COVENANT NOT TO COMPETE.

         (a) From the date of this Agreement until the third anniversary of the Closing, each of the Securityholders agrees that he or she, as the case may be, will not, anywhere in North America, unless acting for the Buyer or its affiliates (including without limitation Continental) or in accordance with the Buyer's prior written consent, (i) (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, any business or enterprise engaged anywhere in North America by Continental on the Closing Date or during the three-year non-compete period stated above or at the time of its termination, (ii) call on or solicit any person who or which during such non-compete period is a customer of Continental with respect to any business covered by clause (i) above or (iii) solicit the employment of any person who during such non-compete period is employed by Continental on a full or part-time basis.

         (b) The restriction provided in Section 12(a) above shall not be construed to prohibit the ownership by the Securityholders (as a group) of not more than 5% of any class of securities of any corporation (other than the Buyer) which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Act (Alberta), or which are publicly traded on a recognized securities exchange, provided that such ownership represents a passive investment and that neither the Securityholders nor any group of persons including the Securityholders in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other any exercising his or her rights as a shareholder, or seeks to do any of the forgoing.

         (c) Each of the Securityholders acknowledges that (i) the provisions of this Section 12 are reasonable and necessary to protect the legitimate interests of the Buyer and its affiliates (including, without limitation, Continental), (ii) any violation of this Section 12 will result in irreparable injury to the Buyer and its affiliates (including, without limitation, Continental) and that damages at law would not be reasonable or adequate compensation to the Buyer and its affiliates (including, without limitation Continental,) for a violation of this Section 12 and (iii) the Buyer and its affiliates (including, without limitation, Continental) shall be entitled to have the provisions of this Section 12 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting from the violating Securityholder of all earnings, profits and other benefits arising out of any violation of this Section 12 by such Securityholder, including without limitation estimated future earnings related to any such violation by such Securityholder. In the event that the provisions of this Section 12 should ever be deemed or held by a court of competent jurisdiction to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

         (d) The Buyer and each of the Securityholders intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 12 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to
                  Section 15.8 hereof and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of the Buyer and each covenanting Securityholder that such determination not bar or in any way adversely affect the right of the Buyer and its affiliates (including without limitation Continental) to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 12 only, such covenants being, for this purpose, severable into diverse and independent covenants.

13. FURTHER AGREEMENTS OF THE PARTIES.

13.1 CONDUCT OF BUSINESS OF CONTINENTAL. Except as expressly permitted by or contemplated by this Agreement, the Credit Agreement, the Employment Agreements and except as otherwise agreed to or required in connection with the leasing, outfitting and operation of the "Pacific Titan" in an aggregate amount not to exceed $12,000,000.00 (U.S.) (hereinafter collectively called the "EXTRAORDINARY EXPENDITURES") between the date of this Agreement and the Closing Date, Continental shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization, and to preserve the goodwill of persons having business relations with Continental. Without limiting the generality of the foregoing, except as otherwise expressly permitted or contemplated in this Agreement, and except for the Extraordinary Expenditures, between the date of this Agreement and the Closing Date, Continental shall pay accounts payable and pay and perform other obligations of the business of Continental when they become due and payable in the ordinary course of business consistent with prior practice, or when required to be performed, as the case may be, and shall not:

         (a)      amend its articles or certificate of incorporation or by-laws;

         (b) declare or pay any dividend or make any other payment or distribution in respect of its capital stock, other than the Bonus Transactions;

         (c) purchase, redeem, issue, sell or otherwise acquire or dispose of, either directly or indirectly, any of its capital stock, or reclassify, split or otherwise change any of its capital stock or grant or enter into any options, warrants, puts or calls or other rights to purchase, sell or convert any obligation into any of, its capital stock, other than the Bonus Transactions;

         (d) organize any subsidiary or acquire any capital stock or other equity securities of any person or any equity or ownership interest in any business;

         (e) borrow any funds or incur, assume or acquire any obligation or liability (whether fixed, accrued, contingent or otherwise, whether due or to become due) or in the aggregate amount of more than $25,000.00 except for current liabilities incurred in the ordinary course of business in connection with the purchase of goods or services consistent with prior practice;

         (f) utilize its existing credit facility with Royal Bank of Canada other than in the ordinary course of business and other than to effect payment in accordance with Section 3(b) of the $1,000,000.00 (Cdn.) bonus;

         (g) enter into any commitment letter, offer to finance or loan agreement regarding the leasing, outfitting or operation of the "Pacific Titan" with any of Export Development Corporation, Northstar Trade Finance Inc. or their respective agents or affiliates without the prior express written consent of the Buyer (collectively, the "EDC FINANCING");

         (h) pay, discharge or satisfy any encumbrance (other than an encumbrance then required to be paid, discharged or satisfied), claim, liability or obligation (whether fixed, accrued, contingent or otherwise, whether due or to become due), except for payment, discharge or satisfaction for cash of a claim, liability or obligation that is a current liability either shown on the most recent financial statement of Continental provided to Buyer, or incurred since the date of such financial statement in the ordinary course of business consistent with prior practice;

         (i) make or grant any material increase in the compensation (whether salary, commission, bonus, benefits (retirement, severance or other) or other direct or indirect remuneration) of any employees of Continental, or enter into any employment contract with any employee of Continental other than the Employment Agreements;

         (j) sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any of its assets or properties (real or personal, tangible or intangible) or any other material right, other than in the ordinary course of business;

         (k) enter into any instrument which would constitute a material lease or contract or enter into any material amendment, supplement or waiver in respect of any material lease or contract;

         (l) incur any severance pay obligation by reason of this Agreement or the Contemplated Transactions;

         (m) grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of Continental's business or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person other than through endorsements of negotiable instrument in the ordinary course of business;

         (n) cancel or compromise any material debt or claim, or waive or release any material right, other than adjustments in the ordinary course of business for goods or services sold and received which, in the aggregate, are not material;

         (o) make any capital expenditures or capital additions or improvements in excess of an aggregate of $25,000.00, other than pursuant to capital expenditure commitments disclosed on any Schedule hereto or not required to be disclosed thereon;

         (p) enter into or amend any collective bargaining or union contract or agreement;

         (q)      institute or settle any Proceeding;

         (r) incur any tax liability other than in the ordinary course of business;

         (s) in any other manner, modify, change or otherwise alter in a material way the fundamental nature of the business of Continental as presently conducted; or

         (t) agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing, without the prior express written consent of the Buyer.

13.2 FURTHER ASSURANCES. Following the Closing, the Securityholders, Continental and the Buyer shall, and shall cause each of their affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions.

13.3 TAX MATTERS.

         (a) Between the date of this Agreement and the Closing Date, Continental shall (i) file on a timely basis all tax returns required to be filed by or with respect to Continental within such time period and pay all taxes shown to be due thereon; provided that A. all such tax returns will be true, correct, and complete when filed by Continental and B. submit each of such tax returns to the Buyer for the Buyer's review and approval prior to filing, and (ii) shall not make or cause to be made any election, or file any tax return or amended tax return reflecting any position, that could result in adverse tax consequences to the Buyer or to Continental for any period, except for elections made in accordance with historical practices of Continental.

         (b) Each of the Buyer, Continental and the Securityholders will provide the other parties with such assistance as may reasonable be requested by any of them in connection with the preparation of any tax return, any audit or other examination by any taxing authority, any Proceedings relating to liability for taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any of their respective records or information that may be relevant to any such tax return, audit or examination, Proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax returns and supporting work schedules.

13.4 EXCLUSIVITY. From the date hereof until the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 14 hereof, neither any of the Securityholders nor Continental shall (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person relating to A. any business combination with Continental or B. the sale of a material portion of the assets and/or capital stock of Continental (a "TRANSACTION"), (ii) enter into or participate in any negotiations, nor initiate any discussions or continue any discussions initiated by others, regarding any Transaction, or furnish to any other person any information with respect to the assets or business of Continental for the purposes of pursuing a possible Transaction with any other party, or (iii) otherwise participate in, assist, facilitate, or encourage any effort or attempt by any other person to do any of the foregoing. Neither the Securityholders nor Continental shall authorize their investment bankers or other advisors to violate the provisions of this paragraph and shall use reasonable efforts to prevent their investment bankers or other advisors from violating the provisions of this paragraph.

13.5 RETRIEVAL OF CONFIDENTIAL INFORMATION. At the Closing, the Securityholders and Continental shall deliver to the Buyer a list of all persons (other than directors, officers, employees, legal advisors and accountants of Continental) who received confidential information concerning Continental and copies of all confidentiality agreements entered into by such persons in connection with the solicitation of prospective acquirors of Continental. Following the Closing, the Securityholders and Continental shall, with respect to confidential information given to such persons pursuant to or in connection with confidentiality agreements that do not run directly to Continental, authorize the Buyer to retrieve or cause its agents to retrieve all such confidential information from such persons. The Securityholders and Continental shall provide their full cooperation in connection with the foregoing. In addition the Securityholders and Continental shall assign to the Buyer all rights of the Securityholders and Continental, if any, to enforce the confidentiality agreements entered into by such persons.

13.6 REGULATORY COMPLIANCE. The Securityholders shall, and shall cause Continental to, fully cooperate, and take all such actions as may be requested, with respect to any and all requirements to facilitate the preparation and filing of the proxy statement (the "PROXY STATEMENT"), or any other documents, required to be filed by Buyer with the S.E.C. in connection with the solicitation of the approval of the shareholders of the Buyer of the Contemplated Transactions, or as otherwise necessary in connection with the Contemplated Transactions, including, without limitation, furnishing the Buyer with any information concerning Continental and its Securityholders, the preparation of its audited financial statements by Ernst & Young, Chartered Accountants, for the three years ended December 31, 1997, and for such other periods as otherwise may be requested by the S.E.C., assistance with respect to Buyer's preparation of pro forma financial statements and unaudited interim financial statement information, preparation of amendments and/or responses to comments from the S.E.C. in relation to any of the foregoing and other matters incidental to the Contemplated Transactions. Whenever an event occurs which should be set forth in an amendment to the Proxy Statement or otherwise disclosed by Continental or any of the Securityholders on the Schedules hereto, or by the Buyer in any filing required to made by it pursuant to the rules and regulations of the S.E.C., Continental or the Securityholders, as the case may be, shall promptly inform the Buyer and will cooperate with the Buyer in preparing such amendment or filing. With respect to the preparation of the Proxy Statement, Continental shall be responsible for all costs incurred in connection with the preparation of its audited and unaudited financial statements as necessary for the preparation of the Proxy Statement in accordance with the applicable rules and regulations of the S.E.C. and the Buyer shall be responsible, and shall reimburse Continental or the Securityholders, as the case may be, for all other costs incurred in connection with the preparation of the Proxy Statement, including, without limitation, the preparation of pro forma financial statements.

13.7 NASDAQ LISTING. Prior to the Closing Date, the Buyer shall prepare and file with the Nasdaq Stock Market, or such other exchange or market upon which the Buyer's shares are then primarily listed for trading, a notification of listing (the "NASDAQ LISTING") of the additional shares of Venture Stock to be issued to the Securityholders pursuant to the terms hereof, and to the extent obtainable and prior to the Closing Date, shall obtain written verification of such listing. For a period equal to the lesser of (i) five years from the Closing Date or (ii) after an aggregate of 95% of the Venture Stock being acquired by the Securityholders pursuant to the terms hereof have been transferred or otherwise disposed of by the Securityholders, the Buyer shall use its best efforts to maintain the listing of its securities on Nasdaq, or such other exchange or market as the securities of the Buyer may then be listed for trading.

13.8 RULE 144 REPORTING AND ALBERTA COMPLIANCE. For a period equal to the lesser of (i) five years from the Closing Date or (ii) after an aggregate of 95% of the Venture Stock being acquired by the Securityholders pursuant to the terms hereof have been transferred or otherwise disposed of by the Securityholders, the Buyer agrees to:

         (a) Make and keep available adequate current public information regarding the Buyer as such is understood and defined in Rule 144 under the Securities Act;

         (b) Comply in all material respects with the reporting requirements of the Exchange Act applicable to it;

         (c) Use its best efforts to otherwise comply with the provisions of Rule 144 as then in effect and which may be applicable to it; and

         (d) Use its best efforts to comply with the rules and regulations of the Securities Act (Alberta) in all material respects (the "ALBERTA ACT").

13.9 REMOVAL OF LEGENDS AND TRANSFER RESTRICTIONS. The legend endorsed on each certificate for the Venture Stock pursuant to Section A.1.5(g) shall be removed and the Buyer shall issue a certificate without such legend to the Securityholders and will instruct the Buyer's transfer agent to remove any stop-transfer instructions to the extent that (i) the Venture Stock issued to such Securityholder is registered for resale under the Act and a prospectus meeting the requirements of section 10 of the Act is available, (ii) there is available an exemption from registration under the Act and, if the Buyer reasonably requests, the Securityholder (or a valid transferee) provides to the Buyer an opinion of counsel for the Securityholder (or such transferee) reasonably satisfactory to the Buyer, or a no-action letter or interpretive opinion of the staff of the SEC to the effect that a public sale, transfer or assignment of such Venture Stock may be made without registration under the Act or (iii) Rule 144 (k) under the Act is applicable to such Venture Stock and the applicable conditions have been met, and the Buyer receives an opinion of counsel of such Securityholders to such effect. Notwithstanding the previous sentence, the legend endorsed on each certificate for the Venture Stock pursuant to Section A.1.5(g) shall be removed and the Buyer shall issue a certificate without such legend to the Securityholder or a valid transferee, two years after the Closing Date, provided however, that the holding period as set forth in Rule 144(k) under the Act, and as calculated in accordance with the provisions of Rule 144(d) under the Act, has been met by either the Securityholder or a valid transferee, and the Buyer receives a representation letter from such Securityholder to such effect.

13.10 NOMINEE DIRECTOR OF THE BUYER. The Buyer agrees to use its best efforts to ensure that a nominee selected by the Securityholders, collectively, is included on the board of directors' list of nominee directors for each of the next three annual shareholder meetings of the Buyer.

14.  TERMINATION

14.1 TERMINATION PROCEDURES. This Agreement may be terminated before the Closing Date only as follows:

         (a) by written agreement of the Securityholders, Continental and the Buyer at any time;

         (b) by the Buyer, by notice to the Securityholders and Continental, if satisfaction of any of the conditions to the Buyer's obligations set forth in Section 8 becomes impossible and such condition has not been waived by the Securityholders and Continental; or

         (c) by the Securityholders, by notice to the Buyer, if satisfaction of any of the conditions to the Securityholders' obligations set forth in Section 9 becomes impossible and such condition has not been waived by the Buyer.

14.2 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to Section 14, this Agreement shall terminate without any liability or further obligation of any party to another, except for the obligations of the Buyer, Continental and the Securityholders under Sections 5 and 8.1.

15.  MISCELLANEOUS.

15.1 ACCOUNTS RECEIVABLE. In the event that all accounts receivable of Continental as of January 1, 1998 are not collected in full within 90 days after the Closing, then at the request of the Buyer the Securityholders shall become obligated to pay the Buyer or Continental, as specified by the Buyer, an amount equal to the accounts receivable not so collected, less an allowance for doubtful accounts equal to $25,000.00. Upon receipt of such payment Continental shall assign to the Securityholders all of its rights with respect to such uncollected accounts receivable.

15.2 EXPENSES. Except as otherwise indicated in this Agreement, the Buyer and Continental shall pay their own expenses incidental to the preparation hereof and, through the Closing, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby. The Buyer and Continental shall pay their own expenses incidental to the carrying out of the provisions hereof after the Closing. Continental shall pay all expenses of the Securityholders, and each of them, incidental to the preparation hereof, and, through the Closing, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby, including without limitation, the Securityholders' legal fees and expenses, and incidental to the carrying out of the provisions hereof after the Closing.

15.3 CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

15.4 ASSIGNMENT AND BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon and enure to the benefit of and be enforceable by the heirs, administrators, personal representatives and successors of the parties hereto. This Agreement shall be non-assignable and non-transferable without the prior written consent of all parties.

15.5 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

15.6 PUBLICITY. Between the date of this Agreement and the Closing Date, except to the extent required by law, neither the Buyer nor any of the Securityholders nor Continental shall, and none of them shall permit any affiliate to, issue any press release or public announcement of any kind concerning, or otherwise publicly disclose, the Contemplated Transactions without the consent of the other; and in the event any such public announcement, release or disclosure is required by law, the parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text; provided that the Securityholders hereby acknowledge that upon execution of this Agreement, the Buyer shall prepare and issue a press release and file a report on Form 8-K, the form and substance of which shall be reviewed by Continental, but be satisfactory to the Buyer and its counsel.

15.7 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telecopier or other telecommunications, by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to the Buyer, to:

         Venture Seismic Ltd.
         3110 80th Avenue S.E.
         Calgary, Alberta T2C 1T3
         Telecopier: (403) 777-9080
         Attention:  Brian W. Kozun

         With a required copy to:

         Burstall Ward

         Barristers & Solicitors
         3100, 324 8th Avenue S.W.
         Calgary, Alberta T2P 2Z2
         Telecopier: (403) 266-6016
         Attention:  Scott W. Sangster

         and to:

         Bachner, Tally, Polevoy & Misher LLP
         380 Madison Avenue
         New York, New York 10017-2590
         Telecopier: (212) 682-5729
         Attention:  Nellie Gilligan

         If to the Securityholders, to:

         Leslie J. Stinn
         612 24th Avenue N.E.
         Calgary, Alberta T2E 1X8
         Telephone: (403) 230-1698

         Gregory A. Stinn
         7411 Hunterhaven Place N.E.
         Calgary, Alberta T2K 4K7
         Telephone: (403) 275-1188

         Roy D. Self
         69 31st Avenue S.W.
         Calgary, Alberta T2S 2Y7
         Telephone: (403) 234-8627

         Sandra Kelly
         3712 3rd Avenue S.W.
         Calgary, Alberta T3C 0A6
         Telephone: (403) 249-4922

         Elaine McCarthy
         504 36th Street S.W.
         Calgary, Alberta T3C 0A6
         Telephone: (403) 242-6118

         With a required copy to:

         Tharp Sinclair Watson Quigley Taylor
         Barristers & Solicitors
         800, 933 17th Avenue S.W.
         Calgary, Alberta T2P 5R6
         Telecopier: (403) 245-3777

         Attention:  David H. Sinclair, Q.C.

         If to Continental to:

         Continental Holdings Ltd.
         210, 3030 3rd Avenue N.E.
         Calgary, Alberta T2A 6T7
         Telecopier:  (403) 273-6729
         Attention:  Les J. Stinn, President

         With a required copy to:

         Tharp Sinclair Watson Quigley Taylor
         Barristers & Solicitors
         800, 933 17th Avenue S.W.
         Calgary, Alberta T2P 5R6
         Telecopier: (403) 245-3777
         Attention:  David H. Sinclair, Q.C.

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered or telecopied, or if mailed, on the seventh calendar day following the date of mailing, and if given by any other means shall be deemed given only when actually received by the addressees.

15.8 ALBERTA LAW TO GOVERN; CONSENT TO JURISDICTION. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta. Each of the Buyer and the Securityholders irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding (collectively, "SUIT") instituted by the Securityholders and arising out of this Agreement shall be brought and adjudicated only in the Province of Alberta, (b) agrees that any Suit instituted by the Buyer arising out of this Agreement shall be brought and adjudicated only in the Province of Alberta, and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it, he or she is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

15.9 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Section 10 hereof, the other Buyer Indemnified Parties and Securityholder Indemnified Parties, and their heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

15.10 HEADINGS; GENDER; PERSON; SECURITYHOLDERS; DOLLARS; $. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "PERSON" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. Any reference to an "AFFILIATE" or an "AFFILIATED

CORPORATION" herein shall have the meaning ascribed to such terms in the Business Corporations Act (Alberta), as amended from time to time, except as otherwise provided for herein. Any reference to "DOLLARS" or "$" shall refer to dollars of the United States of America.

15.11 TAX TREATMENT.

         (a) The Buyer makes no representations regarding the tax consequences to the Securityholders of the transactions contemplated by this Agreement. The Securityholders acknowledge that they have been advised of the tax consequences of the transactions contemplated by this Agreement by their own tax advisers, and that they are relying on their tax advisers in determining their respective tax consequences in connection with the transactions contemplated in this Agreement.

         (b) None of Continental or any Securityholder makes any representation regarding the tax consequences to the Buyer of the transactions contemplated by this Agreement. The Buyer acknowledges that it has been advised of the tax consequences of the transactions contemplated by this Agreement by its own tax advisers, and that it is relying on its tax advisers in determining its tax consequences in connection with the transactions contemplated in this Agreement.

15.12 EXHIBITS; APPENDIX; SCHEDULES.

         (a) Appendix A hereto and the Schedules referred to herein and therein are intended to be and hereby are specifically made a part of this Agreement.

         (b) The following Exhibits are intended to be and hereby are specifically made a part of this Agreement:

                  Exhibits

                  A - Allocation of Shares, Venture Stock, Cash Consideration B - Form of Credit Agreement
                  C - Form of Security Agreement to the Buyer
                  D - Form of Employment Agreement
                  E - Form of Closing Agenda

15.13 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

15.14 COUNTERPARTS; TELECOPIER EXECUTION. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Execution and delivery of counterparts of this Agreement by telecopier by any party shall be binding on all parties to this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the date first written.

                                                  VENTURE SEISMIC LTD.

                                                  Per:     /s/ Brian Kozun
                                                           ----------------
                                                           Name:  Brian W. Kozun
                                                           Title:   President

                                                  THE SECURITYHOLDERS


/s/ D. H. Sinclair                                /s/ L.J. Stinn
------------------                                --------------------
WITNESS                                           LESLIE J. STINN

/s/ D. H. Sinclair                                /s/ Sandra Kelly
------------------                                --------------------
WITNESS                                           SANDRA KELLY

/s/ D. H. Sinclair                                /s/ Elaine McCarthy
------------------                                --------------------
WITNESS                                           ELAINE B. MCCARTHY



                        (signatures continued on page 29)

                       (signatures continued from page 28)



/s/ D.H. Sinclair         /s/ Gregory Stinn
-----------------         ---------------------
WITNESS                   GREGORY A. STINN

/s/ D. H. Sinclair        /s/ R.D. Self
-----------------         ---------------------
WITNESS                   ROY SELF

                          CONTINENTAL HOLDINGS LTD.

                          Per:     /s/ L. J. Stinn
                                   -----------------------
                                   Name:  Leslie J. Stinn
                                   Title:   President

                          Per:     /s/ R. D. Self
                                   -----------------------
                                   Name:  Roy D. Self
                                   Title: Vice-President, Geophysical Operations

                                            ANNEX B

                              1995 STOCK OPTION PLAN, AS AMENDED

                              VENTURE SEISMIC LTD.

                       1995 STOCK OPTION PLAN, AS AMENDED

1. PURPOSE.

     The purpose of this plan (the "Plan") is to secure for VENTURE SEISMIC LTD. (the "Company") and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to, the Company and its subsidiary corporations who are expected to contribute to the Company's future growth and success. Those provisions of the Plan which make express reference to Section 422 shall apply only to Incentive Stock Options (as that term is defined in the Plan).

2. TYPE OF OPTIONS AND ADMINISTRATION.

   (a) Types of Options. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (or a committee designated by the Board of Directors, the "Committee") and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the United States Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code") or non-statutory options which are not intended to meet the requirements of Section 422 of the Code.

   (b) Administration. The Plan will be administered by the Board of Directors or the Committee, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive.
        The delegation of powers to the Committee shall be consistent with applicable laws or regulations (including, without limitation, applicable state law and Rule 16b-3 promulgated under the United States Securities Exchange Act of 1934 (the "Exchange Act"), or any successor rule ("Rule 16b-3")). The Board of Directors or the Committee may in its sole discretion grant options to purchase the Company's Common Shares, no par value ("Common Shares"), and issue shares upon exercise of such options as provided in the Plan. The Board of Directors or the Committee shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements, which need not be identical, and to make all other determinations in the judgment of the Board of Directors or the Committee necessary or desirable for the administration of the Plan. The Board of Directors or the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board of Directors or the Committee shall be liable for any action or determination under the Plan made in good faith. Subject to adjustment as provided in Section 15 below, the aggregate number of shares of Common Stock that may be subject to Options granted to any person in a calendar year shall not exceed 225,000 shares or 30% of the maximum number of shares which may be issued and sold under the Plan, as set forth in Section 4 hereof, as such section may be amended from time to time.

   (c) Applicability of Rule 16b-3. Those provisions of the Plan which make express reference to Rule 16b-3 shall apply to the Company only at such time as the Company's Common Stock is registered under the Exchange Act, subject to the last sentence of Section 3(b), and then only to such persons as are required to file reports under Section 16
        (a) of the Exchange Act (a "Reporting Person").

3. ELIGIBILITY.

   (a) General. Options may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company or any subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Code ("Participants") provided, that Incentive Stock Options may only be granted to individuals who are employees of the Company (within the meaning of Section 3401 (c) of the Code). A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Board of Directors or the Committee shall so determine.

   (b) Grant of Options to Reporting Persons. The selection of a director or an officer who is a Reporting Person (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined either (i) by the Board of Directors, (ii) by a committee consisting of two or more directors having full authority to act in the matter, or (iii) pursuant to provisions for automatic grants set forth in Section 3 (c) below.

   (c) Directors' Options. Directors of the Company who are not employees of the Company ("Eligible Directors") will receive an option ("Director Option") to purchase 5,000 Common Shares on the date that such person is first elected or appointed a director ("Initial Director Option"). Commencing on the day immediately following the date of the annual meeting of stockholders for the Company's fiscal year ending September 30, 1996, each Eligible Director will receive an automatic grant ("Automatic Grant") of a Director Option to purchase 1,000 Common Shares, other than Eligible Directors who received an Initial Director Option since the most recent Automatic Grant, on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the Common Shares on the date of grant. Director Options shall become exercisable in four equal annual installments commencing one year from the date the option is granted and will expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board.

4. STOCK SUBJECT TO PLAN.

     The stock subject to options granted under the Plan shall be authorized but unissued or reacquired Common Shares. Subject to adjustment as provided in
Section 15 below, the maximum number Common Shares of the Company which may be issued and sold under the Plan is 750,000 shares. If an option granted under the Plan shall expire, terminate or is canceled for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan.

5. FORMS OF OPTION AGREEMENTS.

     As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement in such form not inconsistent with the Plan as may be approved by the Board of Directors. Such option agreements may differ among recipients.

6. PURCHASE PRICE.

   (a) General. The purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Board of Directors or the Committee at the time of grant of such option; provided, however, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such stock, at the time of grant of such option, or less than 110% of such Fair Market Value in the case of options described in Section 11 (b). "Fair Market Value" of a share of Common Stock of the Company as of a specified date for the purposes of the Plan shall mean the closing price of a Common Share on the principal securities exchange (including the Nasdaq National Market) on which such shares are traded on the day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the day immediately preceding the date as of which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a Common Share (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Board of Directors or the Committee. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse.

   (b) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or by any other means which the Board of Directors or the Committee determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board if applicable).

7. OPTION PERIOD.

     Subject to earlier termination as provided in the Plan, each option and all rights thereunder shall expire on such date as determined by the Board of Directors or the Committee and set forth in the applicable option agreement, provided, that such date shall not be later than (10) ten years after the date on which the option is granted.

8. EXERCISE OF OPTIONS.

     Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be set forth in the option agreement evidencing such option, subject to the provisions of the Plan. Subject to the requirements in the immediately preceding sentence, if an option is not at the time of grant immediately exercisable, the Board of Directors may (i) in the agreement evidencing such option, provide for the acceleration of the exercise date or dates of the subject option upon the occurrence of specified events, and/or (ii) at any time prior to the complete termination of an option, accelerate the exercise date or dates of such option.

9. NONTRANSFERABILITY OF OPTIONS.

     No option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act, or the rules thereunder, if applicable. An option may be exercised during the lifetime of the optionee only by the optionee. In the event an optionee dies during his employment by the Company or any of its subsidiaries, or during the three-month period following the date of termination of such employment, his option shall thereafter be exercisable, during the period specified in the option agreement, by his executors or administrators to the full extent to which such option was exercisable by the optionee at the time of his death during the periods set forth in Section 10 or 11 (d).

10. EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP.

     Except as provided in Section 11 (d) with respect to Incentive Stock Options and except as otherwise determined by the Committee at the date of grant of an Option, and subject to the provisions of the Plan, an optionee may exercise an option at any time within three months following the termination of the optionee's employment or other relationship with the Company or within one
(1) year if such termination was due to the death or disability of the optionee but, except in the case of the optionee's death, in no event later than the expiration date of the Option. If the termination of the optionee's employment is for cause or is otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, the option shall expire immediately upon such termination. The Board of Directors shall have the power to determine what constitutes a termination for cause or a breach of an employment or confidentiality or non-disclosure agreement, whether an optionee has been terminated for cause or has breached such an agreement, and the date upon which such termination for cause or breach occurs. Any such determinations shall be final and conclusive and binding upon the optionee.

11. INCENTIVE STOCK OPTIONS.

     Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

   (a) Express Designation. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

   (b) 10% Shareholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

      (i)  The purchase price per Common Share subject to such Incentive
           Stock Option shall not be less than 110% of the Fair Market Value of one Common Share at the time of grant; and

      (ii) the option exercise period shall not exceed five years from the date of grant.

   (c) Dollar Limitation. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for Common Shares with an aggregate Fair Market Value, as of the respective date or dates of grant, of more than $100,000.

   (d) Termination of Employment, Death or Disability. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

      (i) an Incentive Stock Option may be exercised within the period of three months after the date the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement), provided, that the agreement with respect to such option may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a non-statutory option under the Plan;

      (ii) if the optionee dies while in the employ of the Company, or within three months after the optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable option agreement); and

      (iii) if the optionee becomes disabled (within the meaning of Section 22(e) (3) of the Code or any successor provisions thereto) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement).

     For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7 (h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

12. ADDITIONAL PROVISIONS.

   (a)  Additional Option Provisions.  The Board of Directors or the
        Committee may, in its sole discretion, include additional provisions in option agreements covering options granted under the Plan, including without limitation restrictions on transfer, repurchase rights, rights of first refusal, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Board of Directors or the Committee; provided, that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

   (b)  Acceleration, Extension, Etc.  The Board of Directors or the
        Committee may, in its sole discretion, (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 (if applicable).

13. GENERAL RESTRICTIONS.

   (a) Investment Representations. The Company may require any person to whom an Option is granted, as a condition of exercising such option or award, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Shares subject to the option, for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Shares, including any "lock-up" or other restriction on transferability.

   (b) Compliance With Securities Law. Each Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option or award upon any securities exchange or automated quotation system or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with the issuance or purchase of shares thereunder, such option or award may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

14. RIGHTS AS A SHAREHOLDER.

     The holder of an option shall have no rights as a shareholder with respect to any shares covered by the option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15. ADJUSTMENT PROVISIONS FOR RECAPITALIZATIONS, REORGANIZATIONS AND RELATED TRANSACTIONS.

   (a) Recapitalizations and Related Transactions. If, through or as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding Common Shares are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other non-cash assets are distributed with respect to such Common Shares or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under or otherwise referred to in the Plan, (y) the number and kind of shares or other securities subject to any then outstanding options under the Plan, and (z) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 15 if such adjustment (i) would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 or (ii) would be considered as the adoption of a new plan requiring stockholder approval.

   (b) Reorganization, Merger and Related Transactions. All outstanding Options under the Plan shall become fully exercisable for a period of sixty (60) days following the occurrence of any Trigger Event, whether or not such Options are then exercisable under the provisions of the applicable agreements relating thereto. For purposes of the Plan, a "Trigger Event" is any one of the following events :

      (i)  the date on which Common Shares are first purchased pursuant to a tender offer or exchange offer (other than such an offer by the Company, any Subsidiary, any employee benefit plan of the Company or of any Subsidiary or any entity holding shares or other
           securities of the Company for or pursuant to   the terms of such
           plan), whether or not such offer is approved or opposed by the Company and regardless of the number of shares purchased pursuant to such offer;

      (ii) the date the Company acquires knowledge that any person or group deemed a person under Section 13(d)-3 of the Exchange Act (other than the Company, any Subsidiary, any employee benefit plan of the Company or of any Subsidiary or any entity holding Common Shares or other securities of the Company for or pursuant to the terms of any such plan or any individual or entity or group or affiliate thereof which acquired its beneficial ownership interest prior to the date the Plan was adopted by the Board), in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange
           Act), of securities of the Company entitling the person or group to 30% or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all shareholders of the Company would be entitled in the election of the Board of Directors were an election held on such date;

      (iii) the date, during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareholders of the Company, of each new director was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period; and

      (iv) the date of approval by the shareholders of the Company of an agreement (a "reorganization agreement") providing for:

          (A) The merger of consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to 65% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of such corporation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation; or

          (B) The sale or other disposition of all or substantially all the assets of the Company.

   (c)  Board Authority to Make Adjustments.  Any adjustments under this
        Section 15 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

16. MERGER, CONSOLIDATION, ASSET SALE, LIQUIDATION, ETC.

   (a) General. In the event of a consolidation or merger sale of all or substantially all of the assets of the Company in which outstanding Common Shares are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options: (i) in the event of a merger under the terms of which holders of the Common Shares of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of Common Shares subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and
      (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, and (ii) in the event the provisions of Section 15 are not applicable, provide that all or any outstanding options shall become exercisable in full immediately prior to such event and upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice.

   (b) Substitute Options. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board of Directors considers appropriate in the circumstances.

17. NO SPECIAL EMPLOYMENT RIGHTS.

     Nothing contained in the Plan or in any option shall confer upon any optionee any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

18. OTHER EMPLOYEE BENEFITS.

     Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

19. AMENDMENT OF THE PLAN.

   (a) The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided, however, that if at any time the approval of the shareholders of the Company is required under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, or under Rule 16b-3 or by the Alberta Business Corporation Act, the Board of Directors may not effect such modification or amendment without such approval; and provided, further, that the provisions of Section 3 (c) hereof shall not be amended more than once every six months, other than to comport with changes in the Code, the Employer Retirement Income Security Act of 1974, as amended, or the rules thereunder.

   (b) The modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code and (ii) the terms and provisions of the Plan and of any outstanding option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

20. WITHHOLDING.

   (a) The Company shall have the right to deduct from payments of any kind otherwise due to the optionee any federal, provincial or state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold Common Shares otherwise issuable pursuant to the exercise of an option or (ii) by delivering to the Company Common Shares already owned by the optionee. The shares so delivered or withheld shall have a Fair Market Value equal to such withholding obligation as of the date that the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 20(a) may only satisfy his or her withholding obligation with Common Shares which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

   (b) The acceptance of Common Shares upon exercise of an Incentive Stock Option shall constitute an agreement by the optionee (i) to notify the Company if any or all of such shares are disposed of by the optionee within two years from the date the option was granted or within one year from the date the shares were issued to the optionee pursuant to the exercise of the option, and (ii) if required by law, to remit to the Company, at the time of and in the case of any such disposition, an amount sufficient to satisfy the Company's federal, state and local withholding tax obligations with respect to such disposition, whether or not, as to both (i) and (ii), the optionee is in the employ of the Company at the time of such disposition.

    (c) Notwithstanding the foregoing, in the case of a Reporting Person whose options have been granted in accordance with the provisions of Section 3 (b) herein, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3.

21. CANCELLATION AND NEW GRANT OF OPTIONS, ETC.

     The Board of Directors shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, (i) the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of Common Shares and having an option exercise price per share which may be lower or higher than the exercise price per share of the canceled options or (ii) the amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding options.


22. EFFECTIVE DATE AND DURATION OF THE PLAN.

   (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, no options previously granted under the Plan shall be deemed to be Incentive Stock Options and no Incentive Stock Options shall be granted thereafter. Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval (as provided in Section 19) shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months of the Board's adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

   (b)  Termination.  Unless sooner terminated in accordance with Section
        16, the Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

23. PROVISION FOR FOREIGN PARTICIPANTS.

     The Board of Directors may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

24. GOVERNING LAW.

     The provisions of this Plan shall be governed and construed in accordance with the laws of the province of Alberta, Canada without regard to the principles of conflicts of laws.

     Adopted by the Board of Directors on September 14, 1995, as most recently amended by the Board of Directors on June 3, 1998.

                                     ANNEX C
                              VENTURE SEISMIC LTD.
                               INSTRUMENT OF PROXY

                         THIS PROXY IS SOLICITED BY THE
                       MANAGEMENT AND WILL BE USED AT THE
                         SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 20, 1998

               The undersigned shareholder of Venture Seismic Ltd. (the "Corporation") hereby nominates, constitutes and appoints Brian W. Kozun, Chairman of the Corporation, or failing him, P. Daniel McArthur, Chief Operating Officer of the Corporation, or in the place and stead of the foregoing ________________ the true and lawful attorney and proxy of the undersigned to attend, act and vote in respect of all common shares, no par value, of the Corporation (the "Common Shares") held by the undersigned at the annual meeting of the shareholders of the Corporation to be held at 3100, 324 -- 8th Avenue S.W., Calgary, Alberta, Canada, T2P 2Z2 on July 20, 1998, 10:00 a.m. local time, and at any adjournment or adjournments thereof. The undersigned hereby instructs the said proxy to vote the Common Shares represented by this instrument of proxy in the following manner:


1.      TO VOTE FOR [ ] OR AGAINST [ ] OR ABSTAIN FROM VOTING [ ]

               The approval and ratification of the Securities Purchase Agreement by and among the Corporation, Continental Holdings Ltd. and the shareholders of Continental named therein, dated March 27, 1998.

2.      TO VOTE FOR [ ] OR AGAINST [ ] OR ABSTAIN FROM VOTING [ ]

               A resolution fixing the number of directors of the Corporation at six (6) until the next annual meeting of its shareholders.

3.      TO VOTE FOR [ ] OR WITHHOLD FROM VOTING [ ]

               A resolution electing Leslie J. Stinn as director of the Corporation until the next annual meeting of its shareholders.

4.      TO VOTE FOR [ ] OR AGAINST [ ]  OR ABSTAIN FROM VOTING [ ]

               The approval and ratification of an amendment to the Corporation's 1995 Stock Option Plan, as amended, increasing the number of Common Shares reserved for issuance thereunder from 450,000 to 750,000.

5. To vote in the discretion of the proxy nominee on any amendments to or variations of matters identified in the notice of meeting and on any other matters which may properly come before the meeting.

 DATED this ______ day of ________________ , 1998.


_____________________________________________
        (Signature of Shareholder)

_____________________________________________
        (Name of Shareholder -- Please Print)

               Please date, sign as name appears at the left and return promptly. If the common shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears in the proxy.

               NOTE: If the shareholder is a corporation, the instrument of proxy must be under its corporate seal or under the hand of an officer duly authorized in that behalf. All Common Shares represented at the meeting by properly executed proxies will be voted, and where a choice with respect to any matter to be acted upon has been specified in the instrument of proxy, the common shares represented by the proxy will be voted in accordance with such specifications. IN THE ABSENCE OF ANY SUCH SPECIFICATIONS, THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, WILL VOTE FOR THE APPROVAL OF THE SECURITIES PURCHASE AGREEMENT, FOR THE RESOLUTION FIXING THE NUMBER OF MEMBERS OF THE VENTURE BOARD OF DIRECTORS AT SIX (6), FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, AND FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN, AS AMENDED. A blank space has been provided to date the instrument of proxy. If the instrument of proxy is undated, it will be deemed to bear the date on which it is mailed by the person making the solicitation.